Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288658
PROSPECTUS
Exicure, Inc.
5,164,595 Shares of Common Stock Offered by the Selling Stockholders

This Prospectus (this “Prospectus”) relates to the proposed resale or other disposition by the selling stockholders identified herein (the “Selling Stockholders”) of up to 5,164,595 shares of our common stock of Exicure, Inc. (the “Company,” “Exicure,” “we,” “our,” or “us”), par value $0.0001 per share (“Common Stock”). The shares of Common Stock registered by the registration statement of which this Prospectus forms a part are referred to herein as the “Resale Shares.”

The Resale Shares were issued and sold to accredited investors in private placements (the “Private Placements”), which closed on February 24, 2023, September 12, 2024, November 21, 2024, December 12, 2024, December 24, 2024, and February 14, 2025. We are not selling any Resale Shares under this Prospectus and will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Selling Stockholders.

The Selling Stockholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this Prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Resale Shares hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this Prospectus and we do not know when or in what amount the Selling Stockholders may sell their Resale Shares hereunder following the effective date of the registration statement of which this Prospectus forms a part.

You should carefully read this Prospectus and any applicable Prospectus supplement before you invest in any of the securities of the Company.

Our Common Stock is currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XCUR”. On July 21, 2025, the last reported sales price of our Common Stock, as reported on Nasdaq, was $8.86 per share.

We are a “smaller reporting company” as defined under the federal securities laws and have elected to comply with certain reduced public company reporting requirements in this Prospectus and may elect to do so in future filings. See “Prospectus Summary- Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this Prospectus, and under similar headings in any amendments or supplements to this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 22, 2025.

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ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this Prospectus in one or more offerings.

This Prospectus contains information that you should consider when making your investment decision. Neither we, nor the Selling Stockholders, have authorized anyone to give any information or to make any representation other than those contained in this Prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This Prospectus and any accompanying Prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying Prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this Prospectus, any Prospectus supplement and any related free writing Prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This Prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this Prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Except where the context otherwise requires, in this Prospectus, the “Company,” “Exicure,” “we,” “us” and “our” refers to Exicure, Inc., a Delaware corporation, and, where appropriate, our subsidiaries.

All trademarks, service marks and trade names appearing in this Prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this Prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus contains express or implied “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact contained in this Prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing” or the negative of these terms or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to such statements.

Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, such expectations or any of the forward-looking statements may prove to be incorrect and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors set forth in “Risk Factors” below and for the reasons described elsewhere in this Prospectus. All forward-looking statements and reasons why results may differ included in this Prospectus are made as of the date hereof and we do not intend to update any forward-looking statements except as required by law. While certain risk may be within our ability to control, some risks are entirely outside of our control, and we are not in real time able to determine in which risks are within our control and which are not. We may initially determine in good faith the degree to which a certain set of risks are within our control and later learn such determinations were incorrected or incomplete.

These forward-looking statements include, but are not limited to, statements concerning the following:

•substantial uncertainties regarding our exploration of strategic alternatives to maximize stockholder value, including whether we are able to identify potential partners and consummate transactions, in a timely manner or at all, whether we would be able to obtain sufficient funding to complete this process and whether any such transactions would generate value for stockholders;

•our ability to raise the additional capital that is needed to fund our operations and our pursuit of strategic alternatives, particularly given our current lack of a revenue source and the substantial doubt about our ability to continue as a going concern;

•our ability to remain listed on The Nasdaq Capital Market (“Nasdaq”), including the ability to maintain minimum stockholders’ equity and stock price, and comply with applicable governance requirements, for continued listing on Nasdaq;

•any strategic plan or alternative that we may identify and pursue may involve unexpected costs, liabilities and/or delays and may not deliver anticipated benefits to our stockholders;

•our estimates of expenses, use of cash, timing of future cash needs, ongoing losses and capital requirements may prove to be inaccurate;

•uncertainty about reaction from investors and potential business partners to our recent changes of control and board of directors (the “Board”) and management composition and the future direction of the Company, and the ability of our controlling stockholders and new Board members and management to earn the confidence of investors and potential partners despite limited experience with U.S. public companies, and how these factors may impact our ability to obtain funding and execute any strategic alternatives that we may identify;

•potential turnover of senior management in the near term, and any inability to attract and retain qualified management and other key personnel, could create significant continuity risk and could impair our ability to raise capital and execute on our exploration of strategic alternatives;

•our ability to comply with all applicable laws, which may be particularly challenging given the recent turnover in our Board and management, significant reductions in force, limited resources and the potential to enter into new business areas with which we have no past experience;

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•the ability of investors to assess our operations, which are primarily within subsidiaries whose performance are stated in our financial statements on a consolidated basis;

•our ability to obtain and maintain intellectual property protection for our technologies and our ability to operate our business without infringing the intellectual property rights of others;

•the impact of macroeconomic conditions, including global inflation, actions taken by central banks to counter inflation, capital market and bank instability, exchange rate fluctuations, supply chain disruptions and energy and fuel prices;

•the impact of government laws and regulations, including but not limited to taxes and tariffs; and

•other factors that may impact our financial results and condition and our ongoing strategic efforts.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in this Prospectus under the section titled “Risk Factors” and elsewhere in this Prospectus.

Any forward-looking statement in this Prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this Prospectus and the documents that we reference herein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no, and specifically decline any, obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This Prospectus also contains or may contain estimates, projections and other information concerning our industry, our business and the markets for certain therapeutics, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

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PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this Prospectus. You should carefully read this summary together with the more detailed information contained elsewhere in this Prospectus before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this Prospectus. Unless otherwise stated or the context otherwise indicates, references to “Exicure,” the “Company,” “we,” “our,” “us,” or similar terms refer to Exicure, Inc. and our wholly-owned subsidiaries, Exicure Operating Company, GPCR Therapeutics USA Inc. and KC Creation Co., Ltd. Exicure Operating Company, which we refer to as “Exicure OpCo,” is currently dormant. KC Creation Co., Ltd., which we refer to as “KC Creation,” is a new subsidiary of the Company registered in Korea that plans to engage in KCC Business, as discussed below. GPCR Therapeutics USA Inc., which we refer to as “GPCR USA” conducts all business activities and operations of the Company.

Overview
Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. In September 2022, the Company announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that the Company was exploring strategic alternatives to maximize stockholder value. In 2024, the Company entered into a licensing agreement for patents related to one of our historical drug candidates, and received a small, one-time payment and an entitlement to only modest royalties on future sales of the licensed technology that was not material. The Company then sold some of its samples related to the licensed product. Also, on September 27, 2024, the Company entered into and closed the sale of certain assets pursuant to an Asset Purchase Agreement (the “Purchase Agreement”). We continue to engage in a broader exploration of strategic alternatives, including but not limited to private company acquisitions, raising additional capital, strategic partnerships, some combination of these, and other arrangements that are in management’s view worth exploring. We obtained significant financing late in 2024 in order to continue operations and our exploration of strategic alternatives and consummate any transactions that we may identify.

Following the Purchase Agreement, any value we may generate from our historical biotechnology intellectual property and other assets will be primarily through royalties and license fees that we may receive in the future under the Purchase Agreement. However, whether we receive any royalties or licenses fees, and the amounts and timing thereof, are uncertain and out of our control.

On January 19, 2025, the Company entered into a Share Purchase Agreement (“Share Purchase Agreement“) to acquire from GPCR Therapeutics Inc., a Korean corporation (“GPCR”) 100% of issued and outstanding equity securities of GPCR USA, comprised of 6,000,000 common shares for $1.6 million. GPCR USA was, until immediately prior to closing, a wholly-owned subsidiary of GPCR.

In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into the License and Collaboration Agreement (the “License & Collaboration Agreement”) to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents. The License and Collaboration Agreement requires the Company to make milestone payments to GPCR upon the achievement of specific milestone events relating to clinical trials, marketing authorizations, and net sales, as well as for the Company to pay a recurring royalty payments, as set forth in the agreement.

GPCR USA has an ongoing Phase 2 clinical trial focused on blood cancer patients, particularly those eligible for hematopoietic stem cell transplantation, commonly referred to as bone marrow transplant. Its current clinical trial involves the combined administration of GPC-100 and propranolol for mobilization of stem cells in Multiple Myeloma patients. GPCR USA plans to complete the administration of GPC-100 to 20 patients in the second quarter of 2025 and aims to announce the clinical trial results during the fourth quarter of 2025.

On March 26, 2025, the Company formed KC Creation, a wholly-owned South Korean subsidiary. It was established based on the future growth strategies, such as a collaboration with GPCR USA and Korean bio-platform companies, response to ESG trends by development of infrastructure based on eco-friendly renewable energy, and diversification of business and utilization of global growth potential of Korean entertainment content ("KCC Business"). These business lines are designed to enhance the Company’s mid- and long-term value through investment recovery potential and brand synergy.

Corporate Information

As discussed below, we currently have three wholly-owned subsidiaries: (1) Exicure OpCo, a Delaware corporation, (2) GPCR Therapeutics USA Inc., a California corporation, and (3) KC Creation Co., Ltd., a South Korean company.

We were originally incorporated in the State of Delaware on February 6, 2017 under the name “Max-1 Acquisition Corporation” (“Max-1”). On September 26, 2017, Max-1’s subsidiary merged with and into the company named Exicure, Inc. (“Former OpCo”) with Former OpCo surviving and becoming Max-1’s wholly-owned subsidiary. Former OpCo then changed its name to “Exicure Operating Company” (“Exicure OpCo”), and Max-1 changing its name to “Exicure, Inc.” (the “Merger”). Exicure OpCo’s stock converted into Max-1’s stock.

Prior to the Merger, Max-1 was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Exicure OpCo.

Exicure OpCo was originally formed as a limited liability company under the name AuraSense Therapeutics, LLC in the State of Delaware in June 2011 and was a clinical-stage biotechnology company developing gene regulatory and immuno-oncology therapeutics based on its proprietary SNA technology. AuraSense Therapeutics, LLC was subsequently converted into AuraSense Therapeutics, Inc., a Delaware corporation, on July 9, 2015, and changed its name on the same date to Exicure, Inc. Immediately after giving effect to the Merger and the initial closing of a private placement transaction on September 26, 2017, the business of Exicure OpCo became our business.

In January 2025, we acquired 100% stock in GPCR USA for $1.6 million and entered into the License and Collaboration Agreement, according to which we received the license to intellectual property and technology for research and development of the main GPCR USA’s drug, GPC-100 (Burixafor) (“GPC-100”).

In March 2025, we established a wholly-owned subsidiary in Republic of Korea, KC Creation, with the future growth strategy including K-Roof (a global initiative focused on the expansion of Korean content and lifestyle sectors) and Construction Business (infrastructure development based on environmentally friendly, renewable energy technologies).

Our corporate headquarters are located at 400 Seaport Court, Suite 102, Redwood City, California 94063, and our telephone number is (847) 673-1700. Our website address is www.exicuretx.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this Prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.

The Private Placements

Below is information regarding our sales of unregistered securities since September 26, 2022, which were not registered under the Securities Act. There were other sales of unregistered securities that were not or no longer are subject to registration rights.

In connection with the unregistered sales of Common Stock described below, we entered into similar Registration Rights Agreements with all buyers indicated as such above, other than Miyoung Lee and DGP, with respect to 237,223 shares of Common Stock acquired on September 12, 2024 (each, a “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the shares subject to such Registration Rights Agreements and file registration statements covering the resale of the Shares no later than the 60th day following the applicable closing. This registration statement is being filed to satisfy the Registration Rights Agreement obligations.

On February 24, 2023, the Company issued a total of 3,400,000 shares of Common Stock to CBI USA, Inc. , a Delaware corporation (“CBI”), at a purchase price of $1.60 per share, resulting in approximately $5,400,000 in gross proceeds (“September 2022 PIPE”). CBI funded the September 2022 PIPE through a loan from its affiliate, DGP Co., Ltd. (“DGP”). After a one-for-five reverse stock split that came into effect on August 27, 2024 (the “Reverse Stock Split”), the number of shares decreased to 680,000. On June 23, 2023, DGP exercised its option pursuant to the loan and acquired the 680,000 shares of Common Stock from CBI. DGP then agreed to sell 68,000 shares to a third party on February 29, 2024 and 424,611 shares to Voyager Investment Fund (“Voyager”) on February 24, 2025.

On September 12, 2024, the Company entered into debt-for-equity exchange agreements with two holders of its promissory notes, DGP and Miyoung Lee. Under the Company’s agreement with DGP, in exchange for satisfaction in full of the principal amount plus accrued and unpaid interest on that certain the $700,000 promissory note dated May 28, 2024, the Company agreed to issue 237,223 shares of its Common Stock to DGP (representing a conversion price of $3.00 per share).

Under the Company’s agreement with Ms. Lee, in exchange for satisfaction in full of the principal amount plus accrued and unpaid interest on that certain the $300,000 promissory note issued by the Company to Ms. Lee on May 3, 2024, the Company issued 101,991 shares of its Common Stock to Ms. Lee (also representing a conversion price of $3.00 per share).

Effective as of November 12, 2024, we entered into the Initial Common Stock Purchase Agreement (the “Initial Common Stock Purchase Agreement”) with HiTron Systems Inc. (“HiTron”), pursuant to which we agreed to issue and sell to HiTron 433,333 shares of Common Stock, for an aggregate purchase price of $1.3 million, at a purchase price per share of $3.00. On November 13, 2024, we entered into the Subsequent Common Stock Purchase Agreement (“Subsequent Common Stock Purchase Agreement”), pursuant to which we agreed to sell and issue to HiTron 2,900,000 additional shares of Common Stock for an aggregate purchase price of $8.7 million, at a purchase price per share of $3.00. The issuance of such shares under the Subsequent Common Stock Purchase Agreement closed on December 24, 2024.

On December 9, 2024, we entered into a common stock purchase agreement (the “SangSangIn Purchase Agreement”) with SangSangIn Investment & Securities Co., Ltd. (“SangSangIn”), pursuant to which we agreed to issue and sell to SangSangIn 433,332 shares of Common Stock for an aggregate purchase price of approximately $2 million, at a purchase price per share of $4.61. The transactions under the SangSangIn Purchase Agreement closed on December 12, 2024. If a registration statement has not been filed by March 12, 2025, subject to certain limited exceptions, then the Company has agreed to pay liquidated damages in an amount equal to 0.5% of the aggregate amount invested by SangSangIn in the Shares for every 30 days the delay continues (prorated for shorter periods), subject to an overall cap of 4% ($79,906).

On December 12, 2024, the Company entered into a Common Stock Purchase Agreement with MIRTO Co., LTD. (“MIRTO”), pursuant to which the Company agreed to issue and sell to MIRTO 87,808 shares of Common Stock for an aggregate purchase price of $404,795, at a purchase price of $4.61 per share, which closed on December 24, 2024. If a registration statement has not been filed by March 24, 2025, subject to certain limited exceptions, then the Company has agreed to make pro rata payments to MIRTO as liquidated damages in an amount equal to 0.5% of the aggregate amount invested by MIRTO in the Shares for every 30 days the delay continues (prorated for shorter periods), subject to an overall cap of 4% ($16,192).

On February 14, 2025, the Company entered into a Common Stock Purchase Agreement with Shin Chang Partners and RMS0718 Co., Ltd. (the “Purchasers”), pursuant to which the Company agreed to issue and sell to each of the Purchasers 145,454 Shares at a purchase price of $5.50 per share. The Company received aggregate gross proceeds of approximately $1.6 million. If a registration statement has not been filed by May 15, 2025, subject to certain limited exceptions, then the Company has agreed to make pro rata payments to the Purchasers as liquidated damages in an amount equal to 0.5% of the aggregate amount invested by the Purchasers in the Shares for every 30 days the delay continues (prorated for shorter periods), subject to an overall cap of 4% ($64,000).

The proceeds from the sale of shares of Common Stock to HiTron, SangSangIn, MIRTO and the Purchasers discussed above were used to fund operations and purchase the stock in GPCR USA in January 2025.

Implications of Being a Smaller Reporting Company

Even though we no longer qualify as an emerging growth company, we still qualify as a “smaller reporting company” and a “non-accelerated filer” which allows us to continue to take advantage of many of the same or similar exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the last business day of our most recently completed second fiscal quarter, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates did not equal or exceed $700.0 million as of the last business day of our most recently completed second fiscal quarter. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Shares Offered by the Selling Stockholders	Up to 5,164,595 shares of Common Stock.
Terms of the Offering	The Selling Stockholders will determine when and how they will dispose of the shares of Common Stock registered under this Prospectus for resale.
Shares of Common Stock Outstanding
Prior to the effectiveness of the registration contemplated hereby, there are 6,317,793 shares of Common Stock issued and outstanding, which will not be impacted by giving effect to the registration of shares hereunder because no additional shares will be issued in connection herewith.

Use of Proceeds	We will not receive any proceeds from the resale of shares of Common Stock included in this Prospectus by the Selling Stockholders. The net proceeds from the sale of the shares offered by this Prospectus will be received by the Selling Stockholders. See the section titled “Use of Proceeds.”
Risk Factors	See the section titled “Risk Factors” and other information included in this Prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.
Nasdaq Capital Market symbol for our Common Stock	“XCUR”

RISK FACTORS
The risks and uncertainties described below are not the only ones we face. If any of the following risks and uncertainties develops into actual events, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, the price of our common stock could decline, and you may lose some or all of your investment in the Company.

Risks Related to Our Business

Our exploration of strategic alternatives may not be successful.

Given the Company’s current focus to explore growth through strategic transactions with potential partners, the Company’s ability to execute its current business plan depends on its ability to obtain additional funding via a strategic transaction or a series of strategic transactions, or to obtain funding to support such a transaction. We currently have no source of significant, ongoing revenues or committed financing, and our financial resources are limited to our cash and cash equivalents. Substantial additional funding is needed in the very near term, which may not be timely available on acceptable terms.

The Company plans to continue actively pursuing strategic alternatives. Strategic transactions are complex and time-consuming to identify, evaluate, negotiate and consummate in compliance with applicable laws and Nasdaq requirements. Our board and management do not have meaningful experience executing this type of endeavor in the U.S. public markets. Even if we are successful in entering into a strategic transaction, the terms and conditions of that transaction may restrict us from entering into future agreements with other potential collaborators. Additionally, such strategic transactions may not be favorable to investors or deliver any anticipated benefits by the time of business integration.

We need to obtain substantial funding in order to continue operations and our exploration of strategic alternatives.

We require significant capital resources in order to continue to operate our business and conduct our exploration of strategic alternatives, and our very limited liquidity could materially and adversely affect our business operations. Because we have no current source of significant, ongoing revenue or committed financing, our current available cash and cash equivalents provide us with very limited liquidity. Our existing cash and cash equivalents are not sufficient for us to continue to fund our business operations. Substantial additional funding is needed in the very near term. Any such required additional capital may not be available on reasonable terms, if at all, due to a variety of factors, including uncertainty about the future direction of the Company and investor reaction to our controlling stockholders and board and management composition, as well as broader conditions in the economy and capital markets, including recent volatility caused by inflation and other factors. The Company has already engaged in significant cost reductions, and so our ability to further cut costs and extend our operating runway is limited. Without sufficient additional capital funding in the very near term, we may be required, among other things, to seek bankruptcy protection or cease operations.

There may be limited ability for investors to assess our operations because such operations are conducted within private subsidiaries, and our financial statements are prepared on a consolidated basis.

We currently conduct all material operations through our subsidiaries, which are not directly subject to reporting requirements under the securities laws. The financial condition and results of operations of such subsidiaries may be less ascertainable to an investor than if our operations were conducted directly within Exicure. Further, the relative success of one subsidiary may offset the appearance of financial distress of another subsidiary in a way that is not apparent from a review of our consolidated financial statements alone. Please carefully review the notes to our consolidated financial statements and related disclosures to understand both our overall financial condition and that of our subsidiaries. Because our financial condition and results of operation depend on the successful operating results of our subsidiaries, a material adverse impact on one or more of our subsidiaries can result in material adverse impact the financial condition of Exicure overall.

It is uncertain if or when we will recognize any royalties or license payments arising from our historical biotechnology intellectual property and other assets.

After we announced the wind down of our historical biotechnology activities in September 2022, we undertook an effort to generate value from our historical assets. This resulted in $2.6 million of revenues and other income in the year ended December 31, 2024 as we licensed certain assets and then sold our historical biotechnology intellectual property and other assets (including the licensed assets and licensing agreement) pursuant to the Purchase Agreement. However, following the Purchase Agreement, any additional value we may generate from our historical biotechnology intellectual property and other assets will be primarily through royalties and license fees that we may receive in the future under the Purchase Agreement. Whether we receive any royalties or licenses fees, and the amounts and timing thereof, are uncertain and out of our control. As a result, we cannot provide any assurance that we will ever generate additional revenue from this Purchase Agreement.

We do not expect to be able to redeem the investment in convertible Notes Receivable.

In March 2024, the Company notified the issuer of the investment in convertible Notes Receivable that it was exercising its redemption right with respect to the entire principal amount of the investment in convertible Notes Receivable after the first anniversary of their issue dates (May 3 and May 16, 2024, respectively) for an aggregate redemption price of $2.09 million (representing the principal amount plus 4.5% per annum yield to the redemption date). We attempted to redeem the investment in convertible Notes Receivable during 2024. However, the issuer of such convertible notes appears to have closed its operations and has not responded to our redemption requests. If we are unable to successfully exercise our redemption right, we may be unable to obtain any or all of the redemption price under such convertible notes, or otherwise recognize value from such convertible notes, which may adversely impact our financial condition and prospects. We will continue our redemption attempts, however, it is unlikely these investments will ever be redeemed.

Our controlling stockholders, executive officers and members of our board, have limited experience controlling or governing a public company operating in the United States.

Our controlling stockholders have not previously controlled a U.S. public company. In addition, no members of our board of directors, our chief executive officer, or our chief financial officer have experience serving as directors or management of a U.S. publicly traded company. This could make it difficult to ensure that the Company complies with all applicable laws and stock exchange requirements, maintains adequate internal and disclosure controls and appropriately assesses and manages risk. This concern is exacerbated by the limited resources we have following prior reductions in force, and if there are further reductions in force or members of management leave the Company, it may be very difficult to manage this risk. The transitional state of the Company and ongoing exploration of strategic alternatives also exacerbates the challenging environment in this respect. If the board of directors does not successfully or efficiently manage their roles and responsibilities, including the significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of investors, our prospects may be adversely impacted.

Turnover of our board and senior management, and any inability to attract and retain qualified management and other key personnel, could impair our ability to implement our business plan.

As we continue our exploration of strategic alternatives and potentially pursue transactions involving new business lines or industries, we may experience additional turnover in our board and senior management. Departures of members of our senior management team and board members have created, and will create if they continue, significant continuity risks and challenges to our ability to operate our business, assess and manage risks and comply with applicable laws. If key members of our senior management team depart, it will be important that we attract and retain qualified managers promptly and develop and implement an effective succession plan. We expect to face significant competition in attracting experienced executives and other key personnel, and there can be no assurance that we will be able to do so. In addition, there are significant uncertainties as to how our transitional state of operations, financial condition and related matters will impact our ability to attract the necessary personnel and manage these succession risks. Our urgent need to raise capital and engage with potential partners in strategic transactions magnify these risks. If we are unable to adequately address these concerns in the near term and earn the confidence of potential investors or business partners, our prospects and financial condition would be adversely impacted.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

Our ability to continue as a going concern will require us to obtain additional funding. Based on our current operating plans and existing working capital at March 31, 2025, our current liquidity is not sufficient to continue to fund operations. As a result, there is substantial doubt about our ability to continue as a going concern. Substantial additional financing will be needed by us in the very near term to fund our operations and exploration of strategic alternatives. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors and employees. Obtaining additional financing contains risks, including:

•additional equity financing may not be available to us on satisfactory terms and any equity we are able to issue could lead to dilution for current stockholders;
•loans or other debt instruments may have terms or conditions, such as interest rate, restrictive covenants and control or revocation provisions;
•the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing; and
•if we fail to obtain required additional financing to grow our business we may need to seek bankruptcy protection in the near term.
Our common stock may be delisted from Nasdaq, which could negatively impact the price of our common stock, liquidity and our ability to access the capital markets.

Our common stock is currently listed on Nasdaq under the symbol “XCUR.” As previously disclosed, we have received numerous deficiency notices with respect to various Nasdaq listing requirements in the past year and recently received a delisting determination from the Nasdaq staff. These related to:

•compliance with Nasdaq’s minimum bid price rule due to the Company’s stock trading below $1.00 for a sustained period of time. The Company effected a one-for-thirty reverse stock split on June 29, 2022 in order to attempt to raise the stock price. On September 13, 2023, the Company received a delinquency notification that the closing bid price of the Company’s stock traded below $1.00 for the previous 30 consecutive business days. The Company effected a one-for-five reverse stock split (the “Reverse Stock Split”) on August 27, 2024 in order to attempt to raise the stock price. On September 13, 2024, the Company received a letter received from Nasdaq noting it met the closing bid price requirement.
•compliance with Nasdaq’s rule requiring stockholders’ equity of at least $2,500,000 based on the Company’s balance sheet as of March 31, 2025. We were not in compliance with this requirement based on its September 30, 2024 balance sheet. We believe we are in compliance with this requirement based on our March 31, 2025 balance sheet and expect to be in compliance going forward.
•compliance with Nasdaq’s corporate governance requirements with respect to board and committee composition. The Company has received numerous deficiency notifications with respect to these requirements in the past year. Although the Company believes it is currently in compliance, there can be no assurance it will remain in compliance.
•compliance with Nasdaq’s requirement to hold an annual meeting. On January 11, 2024, Nasdaq notified the Company that it did not comply with listing requirements by not holding an annual meeting in 2023. The Company held its combined 2023 and 2024 annual meeting on June 28, 2024.
•on April 17, 2024, the Company received a delinquency notification as it had not filed its Annual Report Form 10-K for the year ended December 31, 2023. The extended deadline for compliance was established by Nasdaq at May 20, 2024, the same deadline for our Form 10-Q for the quarter ended September 30, 2023. The Annual Report on Form 10-K was filed on June 6, 2024.
•although the Company filed its Form 10-Q for the quarter ended September 30, 2023 prior to the extended deadline of May 20, 2024, on May 21, 2024, the Company received a delisting determination from the

Nasdaq staff as a result of not filing its Annual Report on Form 10-K by the May 20, 2024 deadline and failure to timely file its Form 10-Q for the quarter ended March 31, 2024 (which was subsequently filed on June 17, 2024). The staff’s delisting determination also noted the failure to hold its 2023 annual meeting as another basis of the delisting determination. The Company held its combined 2023 and 2024 annual meeting on June 28, 2024.
•on May 28, 2024, the Company requested an appeal of the delisting determination to Nasdaq’s Hearings Panel (“Panel”), and the hearing took place on July 9, 2024. On July 31, 2024, the Company received formal notice that the Panel determined to continue the Company’s listing subject to the Company evidencing compliance with all applicable criteria for continued listing on The Nasdaq Capital Market by September 16, 2024. The Company received an additional extension to November 14, 2024 to satisfy the terms of the Panel’s decision and to ensure the Company’s continued listing on Nasdaq.
•as we did not meet Nasdaq’s listing requirements as of September 30, 2024, we requested another extension by the Panel to demonstrate compliance and another extension was granted. We thereafter presented our plan to regain compliance with the Equity Requirement to the Panel, subsequent to which the Panel ultimately granted us extensions through December 17, 2024 to do so;
•on December 20, 2024, the Company received a letter from Nasdaq confirming that, as of December 17, 2024, we meet all requirements for continued listing on Nasdaq as required by the Panel’s decision dated November 20, 2024. In accordance with the Panel’s decision, on December 17, 2024, we made public disclosure under cover of a Form 8-K, describing the transactions undertaken by us to achieve compliance with Listing Rule 5550(b)(1) and stated affirmatively that as of that date, we believe we have stockholders’ equity above the $2.5 million requirement and provided a pro-forma balance sheet as of December 17, 2024. Pursuant to Listing Rule 5815(d)(4)(B), we will be subject to a Mandatory Panel Monitor for a period of one year from the date of Nasdaq’s letter. If, within that one-year monitoring period, the Nasdaq Listing Qualifications staff (the “Staff”) finds us again out of compliance with the $2.5 million Equity Rule that was the subject of the exception, notwithstanding Rule 5810(c)(2), we will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and the Staff will not be permitted to grant additional time for us to regain compliance with respect to that deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). Instead, the Staff will issue a Delist Determination Letter and we will have an opportunity to request a new hearing with the initial Panel or a newly convened Panel if the initial Panel is unavailable. We will have the opportunity to respond/present to the Panel as provided by Listing Rule 5815(d)(4)(C). Our securities may be at that time delisted from Nasdaq; and
•On May 21, 2025, the Company received a delinquency notification from Nasdaq that it had not filed its Form 10-Q for the period ended March 31, 2025. The Company regained compliance upon filing its Form 10-Q for the quarter ended March 31, 2025 on June 27, 2025.
We may not be successful in an appeal or be able to regain compliance with Nasdaq’s listing requirements, and our failure to do so may result in the delisting of our Common Stock by Nasdaq. Even if the Company is successful in an appeal, there can be no assurance that the Company will remain in compliance with Nasdaq’s requirements and will not be delisted.

If Nasdaq suspends or delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

•limited availability of market quotations and liquidity for our securities;
•a determination that the common stock is a “penny stock,” which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of common stock;
•a limited amount of analyst coverage, if any; and
•a decreased ability to issue additional securities or obtain additional financing in the future.

Suspension or delisting from Nasdaq could also result in other negative consequences, including the potential loss of institutional investor interest and make obtaining new financing much more challenging. In addition, fewer strategic opportunities may be available, particularly from counterparties that are interested in combining with a listed company.

We used to be a “shell” company and so our restricted stock will always be subject to Rule 144(i)

Prior to the Merger, Max-1 was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Exicure OpCo after September 26, 2017. Under Rule 144(i), the Selling Stockholders will have any Rule 144 legend removal subject to twelve (12) months of the Company being current in its reporting obligations.

We have a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability, which could result in a decline in the market value of our common stock.

Between our inception in June 2011 and the Company’s decision to engage in a broader exploration of strategic alternatives, we devoted our resources to the development of SNA technology and are currently exploring out-licensing opportunities and strategic alternatives to maximize stockholder value. We have had significant operating losses since our inception. As of March 31, 2025, we have generated an accumulated deficit of $196 million, including $18,837 of additional paid-in capital reclassed to accumulated deficit upon C-corporation conversion. For the three months ended March 31, 2025 and 2024, our net income was $3.0 million and net loss was $0.8 million, respectively. Substantially all of our losses have resulted from expenses incurred in connection with our research programs and from general and administrative costs associated with our operations.

We have not generated, and do not expect to generate, any product revenue for the foreseeable future and currently have no source of revenue or committed financing, and we expect to continue to incur significant operating losses for the foreseeable future. The amount of future losses is uncertain. Our future financial performance and condition are substantially dependent on the results of our ongoing exploration of strategic alternatives, and we cannot predict whether we will be successful.

Our internal computer systems, or those of contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our business operations.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruptions of our operations. For instance, theft or other exposure of data may interfere with our ability to protect our intellectual property, trade secrets, and other information critical to our operations. We can provide no assurances that certain sensitive and proprietary information relating to one or more of our therapeutic candidates has not been, or will not in the future be, compromised. Although we have invested resources to enhance the security of our computer systems, there can be no assurances we will not experience additional unauthorized intrusions into our computer systems, or those of our contractors and consultants, that we will successfully detect future unauthorized intrusions in a timely manner, or that future unauthorized intrusions will not result in material adverse effects on our financial condition, reputation, or business prospects. Payments related to the elimination of ransomware may materially affect our financial condition and results of operations.

To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability, and the development of our therapeutic candidates could be delayed.

Our information technology systems could face serious disruptions that could adversely affect our business.

Our information technology and other internal infrastructure systems, including corporate firewalls, servers, documents storage systems, backup systems, leased lines and connection to the Internet, face the risk of systemic failure that could disrupt our operations. A significant disruption in the availability of our information technology and other internal infrastructure systems could cause interruptions and delays in our operations.

Our business and operations could suffer in the event of system failures or unauthorized or inappropriate use of or access to our information technology systems.

We are dependent on our information technology systems and infrastructure for our business. We collect, store and transmit sensitive information including intellectual property, proprietary business information and personal information in connection with business operations. The secure maintenance of this information is critical to our operations and business strategy. Some of this information could be an attractive target of criminal attack or unauthorized access and use by third parties with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” patient groups, disgruntled current or former employees and others. Cyber-attacks are of ever-increasing levels of sophistication, and despite our security measures, our information technology systems and infrastructure may be vulnerable to such attacks or may be breached, including due to employee error or malfeasance.

The pervasiveness of cybersecurity incidents in general and the risks of cyber-crime are complex and continue to evolve. Although we are making significant efforts to maintain the security and integrity of our information systems and are exploring various measures to manage the risk of a security breach or disruption, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Despite the implementation of security measures, our internal computer systems and those of our employees, contractors and consultants are vulnerable to damage or interruption from computer viruses, unauthorized or inappropriate access or use, natural disasters, pandemics (including COVID-19), terrorism, war, and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss or compromise of preclinical data for our therapeutic candidates could result in delays in our regulatory filings and development efforts, as well as delays in the commercialization of our products, and significantly increase our costs. To the extent that any disruption, security breach or unauthorized or inappropriate use or access to our systems were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, including but not limited to patient, employee or vendor information, we could incur notification obligations to affected individuals and government agencies, liability, including potential lawsuits from patients, collaborators, employees, stockholders or other third parties and liability under foreign, federal and state laws that protect the privacy and security of personal information, and the development and potential commercialization of our therapeutic candidates could be delayed. Existing insurance arrangements may not provide protection for the costs that may arise from such loss or damage. Any long-term disruption in our ability to access our information technology systems could have a material adverse effect on our operations, our business, results of operations and stock price.

Our current operations are concentrated in one location and any events affecting this location may have material adverse consequences.

Our current operations are located in our facilities situated in Redwood, California. Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, medical epidemics, power shortage, telecommunication failure or other natural or man-made accidents or incidents that result in us being unable to fully utilize the facilities, may have a material adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, or interruption of our business operations. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material adverse effect on our business, financial position, results of operations and prospects.
If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we are required to perform system and process evaluation and testing of our internal control over financial reporting to allow our management to report on the effectiveness of our internal control over financial reporting. However, while we remain a non-accelerated filer or an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

During the evaluation and testing process, we identified material weaknesses as described elsewhere in this prospectus. If we fail to remediate that material weakness, or if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. Further, we may in the future discover additional weaknesses in our system of internal financial and accounting controls and procedures that could result in additional material misstatement of our financial statements. Moreover, our internal controls over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. Moreover, we are aware that the remote working arrangements implemented in connection with the COVID-19 pandemic potentially present new areas of risk, and we continue to carefully monitor any impact to our internal controls and procedures.

Our limited resources and recent reductions in force, as well as the turnover in our board of directors and the potential for future management changes, present significant continuity risk and could impact our ability to remediate our material weaknesses and maintain effective internal control over financial reporting in the future.

If we are unable to remedy our material weaknesses and assert that our internal control over financial reporting is effective, investors could lose confidence in the reliability of our financial statements, the market price of our stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Risks Related to Ownership of Our Common Stock

The influence of our significant stockholders could make our Common Stock less attractive to some investors or otherwise harm the trading price of our Common Stock.

HiTron beneficially owns approximately 52.8% of the outstanding shares of Common Stock. CBI USA, Inc. (“CBI”) and DGP Co., Ltd. (“DGP”), also Korean companies, collectively own approximately 10.4% of outstanding Common Stock and exercise significant influence over us. We previously had been a “controlled company” under the corporate governance rules for Nasdaq-listed companies. We obtained a majority independent board based on the phase-in requirements for companies after they lose “controlled company” status. Due to the recent change in control, the majority of our board members and management are directly affiliated with HiTron. Investors may be hesitant to invest in the Company given the influence of HiTron, CBI and DGP. In addition, should the interest or interests of our controlling stockholders differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for Nasdaq-listed companies.

Additionally, it is possible we could pursue strategic or financing transactions with our controlling stockholders or their affiliates. The interests of the controlling stockholders and other stockholders would diverge in this case, and the lack of an independent board to evaluate such a transaction could adversely impact other stockholders. These conflicts of interest (or the perception that they could occur) might adversely affect our business and prospects for obtaining financing or completing a strategic transaction.

For so long as HiTron owns a significant stake, they (or their transferees) will have substantial control over the elections of our directors and to approve any other corporate action requiring the affirmative vote of holders of a majority of the outstanding shares of our Common Stock. This could deter investment in the Company and adversely impact our stock price and ability to obtain financing. These impacts may be more pronounced in the near term as investors assess the direction of the Company under the control of HiTron and the actions of the new board and management. This could deter investment as it creates uncertainty as to the transferees’ intentions with respect to the Company.

Potential partners considering engaging in a strategic transaction with the Company could have similar concerns. Given our urgent need for additional funding or to complete a strategic transaction, it is imperative that our controlling stockholders and our board and management earn the confidence of investors and potential partners in the near term and there is no assurance this will occur.

The market price of our common stock has been, and is likely to continue to be, highly volatile, and you may not be able to resell your shares at or above the price you paid for them.

Our stock price will continue to be volatile. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by a variety of factors, including the other risks described in this section titled “Risk Factors” and the following:
•our ability or inability to raise additional capital and the terms on which we raise it;
•the development, execution and announcement of any proposed strategic alternative;
•investors may react negatively to our controlled company status and the influence of our controlling stockholder or our reconstituted board or our uncertain business strategy;
•strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
•we are unable to achieve the perceived benefits of our Company as rapidly or to the extent anticipated by financial or industry analysts; and
•our ability to avoid suspension or delisting of our common stock by Nasdaq.
In addition, the stock markets in general, and the markets for pharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market and industry factors, such as those related to the COVID-19 pandemic, Russia’s invasion of Ukraine, and the Israel/Hamas war and retaliatory actions taken by the United States, NATO and others, may seriously harm the market price of our common stock, regardless of our operating performance.

Raising additional funds by issuing securities may cause dilution to existing stockholders and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.

Until such time, if ever, as we can generate substantial revenues, we expect to attempt to finance our cash needs through a combination of equity offerings and debt financings. As discussed elsewhere, it may be very challenging to obtain equity or debt financing given the current transitional state of the Company. However, to the extent that we raise additional capital through the issuance of shares or other securities convertible into shares, our stockholders will be diluted. Future issuances of our common stock or other equity securities, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through future offerings of equity or equity-linked securities.

We cannot be certain if the reduced reporting requirements applicable to us will make our common stock less attractive to investors.

We were previously an “emerging growth company” as defined in the JOBS Act until December 31, 2023. As such, we took advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we were only required to provide two years of audited financial statements.

Even though we no longer qualify as an emerging growth company as of 2024, we still qualify as a “smaller reporting company” and a “non-accelerated filer” which allows us to continue to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Anti-takeover provisions in our charter documents and under the DGCL could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our Charter and our amended and restated bylaws (“Bylaws”) may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors, a prohibition on actions by written consent of our stockholders, and the ability of the Board of Directors of the Company, or the Board, to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined organization voting stock from merging or combining with the combined organization. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our Board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then-current management by making it more difficult for stockholders to replace members of the Board, which is responsible for appointing the members of management.

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Charter provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any of the following types of actions or proceedings under Delaware statutory or common law: derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or our Bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claims for which a court or forum other than the Court of Chancery has exclusive jurisdiction or for which the Court of Chancery does not have subject matter jurisdiction. Furthermore, Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our Charter also provides that any person purchasing or otherwise acquiring any interest in any shares of our common stock shall be deemed to have notice of and to have consented to this provision of our Charter.

This choice of forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. If a court were to find this exclusive forum provision in our Charter to be inapplicable or unenforceable in any action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could have a material adverse effect on our business, financial condition or results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to be profitable in the near future, if ever. Our net operating loss, or NOL, carryforwards generated in tax years beginning on or before December 31,

2017, are only permitted to be carried forward for 20 years under applicable U.S. tax law. Under the Tax Cuts and Jobs Act, as modified by the CARES Act, our federal NOLs generated in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs is be limited to 80% of taxable income. In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL, and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. We have experienced ownership changes in the past. We completed a review of our changes in ownership through December 31, 2022 and determined that we experienced an “ownership change” within the meaning of Section 382(g) during the fourth quarter of 2022. This ownership change has and will continue to subject our net operating loss carryforwards to an annual limitation, which will significantly restrict our ability to use them to offset our taxable income in periods following the ownership change.

We determined that at the date of the 2022 ownership change, we had a net unrealized built-in loss (“NUBIL”). The NUBIL was determined based on the difference between the fair market value of our assets and their tax basis at the ownership change date. Because of the NUBIL, certain deductions recognized during the five-year period beginning on the date of the IRC Section 382 ownership change (the "recognition period") are subject to the same limitation as the net operating loss carryforwards or certain other deductions.

As of December 31, 2023, we determined that we ceased operations of our historical business enterprise which subjects us to a zero limitation as defined under IRC Section 382(c). Therefore, we are restricted in our ability to use any of the historical net operating losses that occurred before the most recent ownership change in the fourth quarter of 2022.

General Risk Factors

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock due to our low stock price.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, which we believe they are, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by securities and industry analysts is currently limited. In addition, because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, security analysts of brokerage firms may not provide wider coverage of our Company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive wider research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock and the trading price for our stock would be negatively impacted.

In the event we obtain wider securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our target studies and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

All of our current directors and officers are based in South Korea, with the exception of our U.S.-based Chief Accounting Officer. The physical separation and associated time differences, as well as differences in spoken languages, among the Company’s leadership, accounting, and operations requires careful coordination with respect to information gathering and verification. Any lapse in such coordination could result in the Company over- or under-stating certain financial metrics provided to investors, which if material, could expose the Company to liability that has a materially negative impact on the Company’s financial condition.

USE OF PROCEEDS
We are not selling any securities under this Prospectus and we will not receive any proceeds from the sale of the shares of Common Stock covered hereby. The net proceeds from the sale of such shares offered by this Prospectus will be received by the Selling Stockholders.

Subject to limited exceptions, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this Prospectus, including all registration and filing fees, listing fees of Nasdaq and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET PRICE AND DIVIDENDS

Market Information

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “XCUR.”

As of June 30, 2025, there were 6,317,793 shares of our Common Stock issued and outstanding, held by 98 stockholders of record.

Dividend Policy

We currently intend to retain future earnings, if any, for use in the operation of our business and to fund future growth. We have never declared or paid cash dividends on our common stock and we do not intend to pay any cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors in light of conditions then-existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Prospectus. This discussion and analysis contain forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “will,” “continue,” “project,” and the like, or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those we describe under “Risk Factors” and elsewhere in this Prospectus that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

For purposes of this discussion, “Exicure,” “the Company,” “we,” “us” or “our” refer to Exicure, Inc. and its subsidiaries, unless the context otherwise requires.

Overview

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. In September 2022, the Company announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that the Company was exploring strategic alternatives to maximize stockholder value. In 2024, the Company entered into a licensing agreement for patents related to one of our historical drug candidates, and received a small, one-time payment and an entitlement to only modest royalties on future sales of the licensed technology that was not material. The Company then sold some of its samples related to the licensed product. Also in 2024, the Company entered into a sale agreement to sell our historical biotechnology intellectual property and other assets pursuant to the purchase agreement. The Company continues to engage in a broader exploration of strategic alternatives.

On January 19, 2025, we entered into a Share Purchase Agreement with GPCR pursuant to which we acquired from GPCR all of the issued and outstanding equity securities of GPCR USA. Upon closing under the Share Purchase Agreement, the Company purchased all of GPCR USA’s six million (6,000,000) common shares that were issued and outstanding for $1.6 million, causing GPCR USA to become a wholly owned subsidiary of Exicure.

In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into a License and Collaboration Agreement to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents. This License and Collaboration Agreement requires us to make milestone payments to GPCR upon the achievement of specific milestone events relating to clinical trials, marketing authorizations, and net sales, as well as for us to pay a recurring royalty payments, as set forth in the agreement.

GPCR USA has an ongoing Phase 2 clinical trial focused on blood cancer patients, particularly those eligible for hematopoietic stem cell transplantation, commonly referred to as bone marrow transplant. Its current clinical trial involves the combined administration of GPC-100 and propranolol for mobilization of stem cells in Multiple Myeloma patients. GPCR USA plans to complete the administration of GPC-100 to 20 patients in the second quarter of 2025 and aims to announce the clinical trial results during the fourth quarter of 2025.

On March 26, 2025, the Company formed KC Creation, a wholly-owned South Korean subsidiary. It was established based on the future growth strategies, such as a collaboration with GPCR USA and Korean bio-platform companies, response to ESG trends by development of infrastructure based on eco-friendly renewable energy, and diversification of business and utilization of global growth potential of Korean entertainment content. These business lines are designed to enhance the Company’s mid- and long-term value through investment recovery potential and brand synergy.

Operating, financing, and cash flow considerations

Since our inception in 2011, we have primarily funded our operations through sales of our securities, loans and collaborations.

In May 2023, the Company entered into two subscription agreements to purchase non-guaranteed private placement convertible notes receivable with Cyworld Z Co., Ltd. (“Cyworld”) for a subscription amount of $1,000,000 each (collectively, the “Notes Receivable”). The Notes Receivable mature in May 2026 and the yield to maturity is 4.5% per annum. The Company has the option to request that the issuer redeem part or the entire principal amount of the Notes Receivable on the first anniversary after the issue date and every three months thereafter before the maturity date. The conversion ratio will be 100% of the Notes Receivable’s face value. The Company also has the ability to convert the debt into shares based on the number of shares computed by dividing the face value of each security by a calculated conversion price, which is subject to adjustment provisions, determined at the time of issuance. The securities may be converted from May 3, 2024, the first anniversary of the issue date of the first agreement, to April 15, 2026, one month prior to the maturity date to the second agreement. In March 2024, the Company notified the issuer of the Notes Receivable that it was exercising its redemption right with respect to the entire principal amount of the Notes Receivable after the first anniversary of their issue dates (May 3 and May 16, 2024, respectively) for an aggregate redemption price of $2.09 million (representing the principal amount plus 4.5% per annum yield to the redemption date). The issuer has taken the position that the Notes Receivable are not redeemable until August 3, 2024 and August 16, 2024. The Company has attempted to redeem the investment in Notes Receivable during 2024. However, the issuer appears to have closed its operations and has not responded to the redemption requests. If the Company is unable to successfully exercise its redemption right, it may be unable to obtain any or all of the redemption price under such notes, or otherwise recognize value from such notes, which may adversely impact our financial condition and prospects. The Company is continuing redemption attempts; however, it is unlikely these investments will ever be redeemed.

On September 12, 2024, the Company entered into debt-for-equity exchange agreements with two holders of its promissory notes. Under the Company’s agreement with DGP, in exchange for satisfaction in full of the principal amount plus accrued and unpaid interest on that certain the $700,000 promissory note dated May 28, 2024, the Company agreed to issue 237,223 shares of its Common Stock to DGP (representing a conversion price of $3.00 per share). As this was considered a troubled debt restructuring with a related party, the difference between fair value and book value was recognized within additional paid in capital. Under the Company’s agreement with an individual promissory note holder, in exchange for satisfaction in full of the principal amount plus accrued and unpaid interest on that certain the $300,000 promissory note dated May 3, 2024, the Company agreed to issue 101,991 shares of its Common Stock to the individual (also representing a conversion price of $3.00 per share). Both issuances were made were exempt from registration under Section 4(a)(2) of the Securities Act and are not subject to Registration Rights Agreements.

On November 12, 2024, we entered into a Common Stock Purchase Agreement with HiTron, pursuant to which we agreed to issue and sell to HiTron 433,333 shares of Common Stock, for an aggregate purchase price of $1.3 million, at a purchase price per share of $3.00 (the “First HiTron Stock Issuance”). The First HiTron Stock Issuance closed on November 21, 2024. The offer and sale of the shares were exempt from registration under Section 4(a)(2) of the Securities Act.

On November 13, 2024, the same parties entered into another Common Stock Purchase Agreement, pursuant to which we agreed to sell and issue to HiTron 2,900,000 additional shares of Common Stock for an aggregate purchase price of $8.7 million, at a purchase price of $3.00 per share, subject to the approval of our stockholders. The issuance of shares thereunder (the “Second HiTron Stock Issuance”) was thereafter approved by our stockholders at a special stockholder meeting on December 17, 2024 and closed on December 24, 2024, and we received $8.7 million. The offer and sale of the shares were exempt from registration under Section 4(a)(2) of the Securities Act.

On December 9, 2024, we entered into a common stock purchase agreement (the “SangSangIn Purchase Agreement”) with SangSangIn, pursuant to which we agreed to issue and sell to SangSangIn 433,332 shares of our Common Stock, for an aggregate purchase price of approximately $2.0 million, at a purchase price per share of $4.61. The transactions under the SangSangIn Purchase Agreement closed on December 24, 2024.

On December 10, 2024, the Company entered into a common stock purchase agreement MIRTO, pursuant to which the Company agreed to issue and sell to MIRTO 87,808 shares of its Common Stock, for an aggregate purchase price of approximately $405,000, at a purchase price per share of $4.61, which closed on December 24, 2024.

On February 14, 2025, the Company entered into a Common Stock Purchase Agreement with Shin Chang Partners and RMS0718 Co., Ltd., pursuant to which the Company agreed to issue and sell to each of the Purchasers 145,454 shares at a purchase price of $5.50 per share. The Company received aggregate gross process of approximately $1.6 million.

As of March 31, 2025, our cash and cash equivalents were $10.4 million. Our current liquidity may not be sufficient to continue to fund operations for the next 12 months. As a result, there is substantial doubt about our ability to continue as a going concern. Additional financing will be needed to fund our ongoing operations and exploration of strategic alternatives and pursue any alternatives that we identify. If we are unable to raise capital, the Company may seek bankruptcy protection and/or cease operations in the near term, which may result in the Company’s stockholders receiving no or very little value in respect of their shares of the Company’s common stock.

We expect to seek financing through equity offerings. However, it may be difficult to obtain financing given the Company’s current condition and uncertainty over its future direction. Therefore, we may be unable to raise capital at all or on favorable terms. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to continue operations.

Recent Developments

Change of Control

As of June 30, 2025, HiTron beneficially owns 52.8% of the outstanding shares of Common Stock, based on information available to us.

As discussed above, effective as of November 12, 2024, we entered into the Initial Common Stock Purchase Agreement with HiTron, pursuant to which we sold to HiTron 433,333 shares of Common Stock for an aggregate purchase price of $1.3 million.

On November 13, 2024, we entered into the Subsequent Common Stock Purchase Agreement, pursuant to which we sold to HiTron additional 2,900,000 shares of Common Stock for an aggregate purchase price of $8.7 million.

Nasdaq Listing Requirements Deficiency Notices

The Company has received numerous deficiency notices with respect to various Nasdaq listing requirements in the past two (2) years. For a detailed description of such notices, see “Risk Factors – Risks Related to our Business – Our Common Stock may be delisted from Nasdaq, which could negatively impact the price of our common stock, liquidity and our ability to access the capital markets” elsewhere in this prospectus.

Convertible Note Financing

On April 30, 2025, the Company entered into a Convertible Bond Agreement with KC Creation subscribing to non-guaranteed private placement Bonds for 4.5 million KRW (approximately $3.325 million). The Bonds mature on April 30, 2028, with a 2.9% annual yield, compounded quarterly. Proceeds are expected to be used to acquire equity interests in other companies.

The Company has a put option to redeem all or part of the principal for KC Creation shares starting one year after issuance and every three months thereafter until maturity. The Bonds are also convertible into KC Creation common stock at an initial price of 901 KRW ($0.63) per share, based on 100% of face value. The conversion price is subject to adjustment for events such as below-market issuances, corporate actions, market price shifts, or quarterly resets. Conversion rights may be exercised between April 30, 2026, and March 31, 2028. Note that this intercompany transaction will be eliminated in consolidation and not reported on the financial statements.

Reverse Stock Split

On August 26, 2024, we filed a Certificate of Amendment to our Charter (the “Amendment”), with the Secretary of State of the State of Delaware to effect the Reverse Stock Split of our outstanding Common Stock. The Amendment became effective at 5:00 p.m. Eastern Time on August 27, 2024.

The Amendment provided that, at the effective time of the Amendment, every five (5) shares of our issued and outstanding common stock were automatically combined into one issued and outstanding share of Common Stock, without any change in par value per share. The Reverse Stock Split affected all shares of our Common Stock outstanding immediately prior to the effective time of the Amendment. As a result of the Reverse Stock Split, proportionate adjustments have been made to the per share exercise price or the number of shares issuable upon the exercise or vesting of all stock options, restricted share unit award issued by us and outstanding immediately prior to the effective time of the Amendment, which resulted in a proportionate decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted share unit award, and, in the case of stock options, a proportionate increase in the exercise price of all such stock options. In addition, the number of shares reserved for issuance under our equity compensation plans immediately prior to the effective time of the Amendment was reduced proportionately.

No fractional shares were issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share received a full share in lieu thereof. The Reverse Stock Split affected all stockholders proportionately and did not affect any stockholder’s percentage ownership of our Common Stock (except to the extent that the Reverse Stock Split results in any stockholder owning only a fractional share).

Our Common Stock began trading on Nasdaq on a split-adjusted basis when the market opened on August 28, 2024. The new CUSIP number for our Common Stock following the Reverse Stock Split is 30205M 309.

Basis of Presentation

The audited financial statements of Exicure for the fiscal years ended December 31, 2024 and 2023, contained herein, include a summary of our significant accounting policies and should be read in conjunction with the discussion below.

Segment Reporting

We view our operations and manage our business as one segment.

Critical Accounting Estimates

We prepare our condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, which require our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors. Changes in estimates used in these and other items could have a material impact on our financial statements. This includes estimates where the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the impact of the estimate on financial condition or operating performance is material.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the acquired asset and its eventual disposition are less than its carrying amount.

When conducting the impairment analysis for these long-lived assets, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires us to make various assumptions, estimates and judgements including projected revenue, gross margins, operating costs, growth rates, and discount rates. We believe our assumptions, estimates, and judgements to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Business Combinations

We follow the acquisition method of accounting to record identifiable assets acquired and liabilities assumed recognized in connection with acquired businesses at their estimated fair value as of the date of acquisition. Identifiable intangible assets from business combinations are recognized at their estimated fair values as of the date of acquisition and consist of in-process research and development (“IPR&D”). Determination of the estimated fair value of identifiable intangible assets requires judgment. The fair value of intangible assets is estimated using the Multi-Period Excess Earnings Method (MPEEM) for the acquired IPR&D. The fair value methods are income-based valuation approaches, which require judgment to estimate appropriate discount rates, probability of success rates related to the drug under development, projected revenue, gross margins, operating costs, and growth rates.

The contingent consideration liability, associated with our business combination, is estimated based on the discounted cash flow method to determine the probability of achieving certain milestones. In order to perform the fair value calculations, the following estimates are considered: probability of achieving certain milestones, discount period, and discount rates.

We believe our assumptions, estimates, and judgements to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Recent adopted accounting pronouncements

Segment Reporting Disclosures

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures which will require companies to disclose significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”). The pronouncement is effective for annual filings for the year ended December 31, 2024. The Company adopted this standard for our fiscal year 2024 annual financial statements and interim financial statements thereafter and have applied this standard retrospectively for all prior periods presented in the financial statements. See Note 9 – Segment Reporting for further information.

Recent accounting pronouncements not yet adopted

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” The standard requires that public business entities disclose additional information about specific expense categories in the notes to financial statements for interim and annual reporting periods. The standard will become effective for us for our fiscal year 2027 annual financial statements and interim financial statements thereafter and may be applied prospectively to periods after the adoption date or retrospectively for all prior periods presented in the financial statements, with early adoption permitted. The Company plans to adopt the standard when it becomes effective in our fiscal year 2027 annual financial statements, and the Company is currently evaluating the impact this guidance will have on the disclosures included in the Notes to the Consolidated Financial Statements.

Income Tax Disclosures

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Update No. 2023-09 aims to enhance the transparency and decision usefulness of income tax disclosures. Update No. 2023-09 modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state, and foreign). Update 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. Update No. 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company has not yet adopted this standard for our fiscal year 2024 annual financial statements and is currently evaluating the impact this guidance will have on the disclosures included in the Notes to the Consolidated Financial Statements. See Note 10 – Income Taxes for further information.

Components of Statements of Operations

Revenue

For the year ended December 31, 2024, the Company’s revenue was generated from a patent license agreement to develop cavrotolimod for potential treatment for hepatitis with a private clinical stage biopharmaceutical company. Under the terms of the agreement, this biopharmaceutical company received an exclusive license in the field of hepatitis to all of the Company’s relevant patents. We have never generated any commercial product revenue and do not expect to generate any product revenue in the near term.

Research and development expense

Research and development expense consisted of costs associated with our research activities, including basic research on our SNA technology platform, discovery and development of novel SNAs as prospective therapeutic candidates, preclinical and clinical development activities for SNAs we have nominated for clinical development as well as maintaining and protecting our intellectual property. Our research and development expenses in the prior year presented include:
•employee-related expenses, including salaries, bonuses, benefits and equity-based compensation expense;
•early research and development expenses incurred under arrangements with third parties, such as contract research organizations, contract manufacturing organizations, and consultants;
•preclinical and clinical development expenses with third parties such as contract research organizations, contract manufacturing organizations, and consultants;
•costs of maintaining and protecting our intellectual property portfolio, including legal advisory fees, license fees, sublicense fees, patent maintenance and other similar fees;
•laboratory materials and supplies;
•facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment and laboratory and other supplies.
We expensed research and development costs as they were incurred. A significant portion of our research and development costs were not tracked by project as they benefit multiple projects or our technology.

As previously announced, we halted all research and development activities in 2022 and no longer incurred research and development expenses after the first quarter of 2023 until the acquisition of GPCR USA on January 19, 2025 (the “Acquisition”).

General and administrative expense
General and administrative expense consists primarily of salaries and related benefits, including equity-based compensation, related to our executive, finance, legal, business development and support functions. Other general and administrative expenses include travel expenses, professional fees for auditing, tax and legal services and allocated facility-related costs not otherwise included in research and development expenses.
Litigation legal expense
Litigation legal expense consists of expenses from its self-insured retention related to the securities litigation lawsuit.
Changes in fair value of investment in convertible notes receivable
The changes in fair value of investment in convertible notes receivable relate to the impairment of the convertible notes receivable and reserved their entire $2 million amount.
Dividend income
Dividend income consists of income earned on our money market funds that are recorded as cash equivalents on our consolidated balance sheets.
Interest income
Interest income consists of income earned on our available for sale securities that are recorded as short-term investments on our consolidated balance sheets, as well as income earned on our cash balances.
Interest expense
Interest expense includes amounts pursuant to debt agreements executed in 2024 that were later converted to equity.
Right-of-use asset impairment loss
This loss resulted from the impairment analysis of our right-of-use asset related to its office lease.
Gain on settlement of accounts payable
During the year, we agreed to settle overdue legal expenses incurred in the prior year at a discounted amount resulting in a gain on this transaction.
Other income
We sold samples of its clinical products during the second quarter to a private clinical stage biopharmaceutical company. In the fourth quarter, we sold certain assets pursuant to the purchase agreement with the Purchaser.

Results of Operations

Comparison of the Three Months Ended March 31, 2025 and 2024

The following table summarizes the results of our operations for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024	Change
Revenue:
Revenue	$—	$500	(500)	—%
Total Revenue	—	500	(500)	—%
Operating expenses:
Research and development expense	808	—	808	—%
General and administrative expense	2,217	1,336	881	66%
Gain on early lease termination	(5,974)	—	(5,974)	—%
Total operating expenses	(2,949)	1,336	(4,285)	(321)%
Operating income (loss)	2,949	(836)	3,785	(453)%
Other income, net:
Dividend income	27	4	23	575%
Interest income	5	3	2	67%
Gain on settlement of accounts payables	191	—	191	—%
Change in fair value of contingent liability	(136)	—	(136)	—%
Other expense	(26)	—	(26)	—%
Total other income, net	61	7	54	771%
Net loss before provision for income taxes	3,010	(829)	3,839	(463)%
Provision for income taxes	—	—	—	—%
Net income (loss)	$3,010	$(829)	$3,839	(463)%

Revenue

On February 5, 2024, the Company entered into a patent license agreement to develop cavrotolimod for potential treatment for hepatitis with a private clinical stage biopharmaceutical company. Under the terms of the agreement, this biopharmaceutical company received an exclusive license in the field of hepatitis to all of the Company’s relevant patents. A total of $500,000 was paid to the Company after the execution of this agreement.

Research and development expense

The following table summarizes our research and development expenses incurred during the periods indicated:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024	Change
Employee-related expense	$209	$—	$209	—%
Clinical development programs expense	599	—	599	—%
Total research and development expense	$808	$—	$808	—%

Research and development expense was $0.8 million for the three months ended March 31, 2025, reflecting an increase of $0.8 million, from research and development expense of $0 for three months ended March 31, 2024. The Company incurred research and development expense in 2025 after the acquisition of GPCR USA. In 2022, the Company suspended its clinical, preclinical, and discovery program activities and reduced headcount as it began exploring strategic alternatives in April 2023 and stopped recording any research and development expenses until the Acquisition in the first quarter of 2025.

General and administrative expense

	Three Months Ended March 31,
(dollars in thousands)	2025	2024	Change
General and administrative expense	$2,217	$1,336	881	66%
Full time employees	8	5	3

General and administrative expense was $2.2 million for the three months ended March 31, 2025, representing an increase of $0.9 million or 66%, from $1.3 million for the three months ended March 31, 2024. The increase for the three months ended March 31, 2025 was due to the additional expenses incurred from the acquisition of GPCR USA and increased professional services compared to the same prior year quarter.

Gain on early lease termination

Due to the early termination of the Chicago Lease as of January 31, 2025, the Company recognized a $6 million gain resulting from the reversal of the remaining liability related to this lease.

Other income

The Company recognized a gain from the reversal of liability related to registration rights delay amounts owed to DGP they agreed to waive the $191,000 penalty amount owed.

Comparison of the Years Ended December 31, 2024 and 2023

The following table summarizes the results of our operations for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(dollars in thousands)	2024	2023	Change
Revenue:
Revenue	$500	$—	$500	—%
Total revenue	500	—	500	—%
Operating expenses:
Research and development expense	—	1,423	(1,423)	—%
General and administrative expense	5,449	11,715	(6,266)	(53)%
Litigation legal expense	1,562	938	624	67%
Right-of-use asset impairment loss	5,721	—	5,721	—%
Loss from sale of property and equipment	—	920	(920)	—%
Total operating expenses	12,732	14,996	(2,264)	(15)%
Operating loss	(12,232)	(14,996)	2,764	(18)%
Other (expense) income, net:
Changes in fair value of investment in convertible notes receivable	—	(2,000)	2,000	—%
Dividend income	5	52	(47)	(90)%
Interest income	8	32	(24)	(75)%
Interest expense	(18)	—	(18)	—%
Gain on settlement of accounts payables	407	—	407	—%
Other income, net	2,137	(2)	2,139	—%
Total other income (expense), net	2,539	(1,918)	4,457	(232)%
Net loss before provision for income taxes	(9,693)	(16,914)	7,221	(43)%
Provision for income taxes	8	—	8	—%
Net loss	$(9,701)	$(16,914)	$7,213	(43)%
Revenue

On February 5, 2024, the Company entered into a patent license agreement to develop cavrotolimod for potential treatment for hepatitis with a private clinical stage biopharmaceutical company. Under the terms of the agreement, this biopharmaceutical company received an exclusive license in the field of hepatitis to all of the Company’s relevant patents. $500,000 was paid to the Company after the execution of this agreement.

Research and development expense

Research and development expense was $0 for the year ended December 31, 2024, a $1.4 million decrease from the year ended December 31, 2023. In 2022, the Company suspended its clinical, preclinical, and discovery program activities and reduced headcount as it began exploring strategic alternatives in April 2023. As a result, after the first quarter of 2023, the Company determined it was no longer appropriate to record any research and development expenses.

General and administrative expense

	Year Ended December 31,
(dollars in thousands)	2024	2023	Change
General and administrative expense	$5,449	$11,715	$(6,266)	(53)%
Full time employees	7	6	1

General and administrative expense was $5.4 million for the year ended December 31, 2024, representing an decrease of $6.3 million, or 53%, from $11.7 million for the year ended December 31, 2023. The decrease for the year ended December 31, 2024 was due to higher costs in 2023 from separation pay of former executives and related stock based compensation expense, payroll and related benefits, legal and consulting fees, facility and lease costs, depreciation from assets sold, and the research and development wind down costs that no longer met the criteria to be classified as research and development due to the shift in our historical operations suspending all research and development activities as previous discussed.

Litigation legal expense

The increase of $0.6 million for the year ended December 31, 2024 was due to accruals recorded for the amount of the unsatisfied self-insured retainer and legal defense costs related to the securities litigation lawsuit.

Right-of-use asset impairment loss

This loss resulted from the impairment analysis of the Company’s right-of-use asset related to its office lease.

Loss from sale of property and equipment

In the third quarter of 2023, the Company sold the majority of its scientific equipment through a third party auctioneer and incurred a loss on the sale of these assets as a result.

Changes in fair value of investment in convertible notes receivable

Changes in fair value became known and the Company impaired the entire $2 million amount of these convertible notes receivable. As a result, the convertible notes receivable is recognized at a fair value of $0 as of December 31, 2024.

Gain on settlement of accounts payable

During the year, the Company agreed to settle overdue legal expenses incurred in the prior year at a discounted amount resulting in a gain on this transaction.

Other income

The Company sold samples of its clinical products during the second quarter to a private clinical stage biopharmaceutical company. On September 27, 2024, the Company entered into and closed the sale of certain assets pursuant to the purchase agreement. The sold assets include the Company’s spherical nucleic acid-related technology, research and development programs, and clinical assets (the “Acquired Assets”) to the Purchaser as described in the purchase agreement. The Company has received gross proceeds of $1.5 million from the sale of the Acquired Assets.

Provision for income taxes

The effective tax rate for the year ended December 31, 2024 is attributable to the fact that the Company is subject to state income taxes. The effective income tax rate for the year ended December 31, 2024 was (0.1)%

because the Company generated tax losses and provided a full valuation allowance against its deferred tax assets to an amount that is more likely than not to be realized. The effective tax rate for the year ended December 31, 2023 of 0% was attributable to the fact the Company was subject to the IRC Section 174 regulations requiring companies to capitalize certain research and experimental expenditures and IRC Section 382 loss limitation rules on our ability to utilize net operating losses to offset the capitalization requirement, with the ownership change being in the fourth quarter of 2022. This resulted in current income tax expense in 2022.

As of December 31, 2023, the Company has “discontinued the original business” of Exicure within the meaning of Section 382(c). This change has and will continue to subject our net operating loss carryforwards as of the fourth quarter of 2022 to an annual zero limitation, which will fully restrict our ability to use loss carryforwards and deductions from built in loss assets generated before the ownership change date to offset our taxable income in periods following the ownership change.

Liquidity and Capital Resources

Since our inception, we have incurred significant operating losses. We generated limited revenue from our collaboration agreements, which have since been terminated. We have funded our operations to date with proceeds received from equity financings and payments received in connection with collaboration agreements, which have since been terminated. Currently we are exploring strategic alternatives and generating limited revenue. As of March 31, 2025, our cash and cash equivalents were $10.4 million.

For the three months ended March 31, 2025 and 2024, our net income was $3.0 million and net loss was $0.8 million, respectively. We incurred net losses of approximately $9.7 million and $16.9 million for the years ended December 31, 2024 and 2023, respectively. As of March 31, 2025, we have generated an accumulated deficit of $214.9 million, including $18.8 million of additional paid-in capital reclassed to accumulated deficit upon C-corporation conversion, since inception and expect to incur significant expenses and negative cash flows for the foreseeable future.

Our current liquidity is not sufficient to continue to fund existing obligations and operations. As a result, there is substantial doubt about our ability to continue as a going concern. Additional financing will be needed to fund our ongoing operations and exploration of strategic alternatives and pursue any alternatives that we identify. We may need to seek bankruptcy protection or cease operations in the near term, which may result in our stockholders receiving no or very little value in respect of their shares of our common stock.

See “Funding Requirements” below for additional information on our future capital needs.

Cash Flows

The following table shows a summary of our cash flows for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
(in thousands)	2025	2024
	(unaudited)
Net cash used in operating activities	$(1,598)	$(450)
Net cash used in investing activities	(2,090)	—
Net cash provided by financing activities	1,600	—
Net (decrease) in cash, cash equivalents, and restricted cash	$(2,088)	$(450)

The following table shows a summary of our cash flows for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
(in thousands)	2024	2023
Net cash used in operating activities	$(2,910)	$(10,357)
Net cash used in investing activities	—	(1,078)
Net cash provided by financing activities	13,402	3,674
Net increase (decrease) in cash, cash equivalents, and restricted cash	$10,492	$(7,761)

Operating activities

Net cash used in operating activities was $1.6 million and $0.5 million for the three months ended March 31, 2025 and 2024, respectively. The increase in cash used in operating activities for the three months ended March 31, 2025 of $1.1 million was due to the increase of operating activities and higher headcount from the GPCR USA acquisition.

Net cash used in operating activities was $2.9 million and $10.4 million for the years ended December 31, 2024 and 2023, respectively. The decrease in cash used in operating activities for the year ended December 31, 2024 of $7.4 million was due to the reduction of operating activities, spending and lower headcount.

Investing activities

Net cash used in investing activities was $2.1 million and $0.0 million for the three months ended March 31, 2025 and 2024, respectively. The increase in cash used by investing activities of $2.1 million was due to purchase of GPCR USA.

Net cash used in investing activities was $0.0 million and $1.1 million for the years ended December 31, 2024 and 2023, respectively. The decrease in cash used in investing activities of $1.1 million was primarily due to a decrease in proceeds from the maturity, net of purchases, of available-for-sale securities.

Financing activities

Net cash provided by financing activities was $1.6 million and $0.0 million for three months ended March 31, 2025 and 2024, respectively. The increase of $1.6 million is due to the funds received from the common stock purchase agreements in February.

Net cash provided by financing activities of $13.4 million for year ended December 31, 2024 is primarily due to the stock purchase agreements closed in November and December 2024. Net cash provided by financing activities of $3.7 million for the year ended December 31, 2023 is primarily due to the Private Placement closed in February 2023.

Funding Requirements

Our existing cash and cash equivalents may not be sufficient to enable us to fund our existing obligations and ongoing operating expenses for the near term. Our future capital requirements are difficult to forecast and will depend on many factors, including:

•the results of our exploration of strategic alternatives, including any potential transactions;
•the results of any future or pending litigation against the Company;

•the extent to which we encounter increased costs as a result of global and macroeconomic conditions, including rising inflation and interest rates, supply chain disruptions, fluctuating exchange rates, and increases in commodity, energy and fuel prices; and
•unknown legal, administrative, regulatory, accounting, and information technology costs as well as additional costs associated with operating as a public company.
Until such time, if ever, as we can generate substantial revenue, we expect to finance our cash needs primarily through equity offerings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of our stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. Further, the global financial markets have experienced significant disruptions over the past couple of years due to the COVID-19 pandemic, the ongoing conflict between Russia and Ukraine, and worsening global macroeconomic conditions, including actions taken by central banks to counter inflation, volatility in the capital markets and related market uncertainty, may impact our ability to obtain additional financing when needed on favorable terms or at all. Any further disruption or slowdown in the global financial markets and economy may negatively affect our ability to raise funding through equity or debt financings on attractive terms or at all, which could in the future negatively affect our operations.

Going Concern

In accordance with Accounting Standards Codification 205-40, Going Concern, we have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. In the absence of a significant source of recurring revenue, our continued viability is dependent on our ability to continue to raise additional capital to finance our operations. As discussed above, there are substantial uncertainties about our ability to raise such financing.

Contractual Obligations and Commitments

Chicago Lease

Chicago Lease was terminated as of January 31, 2025. For more information, please refer to Note 5 – Leases - to the Notes to our Consolidated Financial Statements included herein.

License & Collaboration Agreement

In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into the License and Collaboration Agreement to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents. For more information, please refer to Note 16 – Subsequent Events - to the Notes to our Consolidated Financial Statements included herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As previously disclosed in a Current Report on Form 8-K filed April 14, 2025, Marcum LLP resigned as the Company’s independent registered public accounting firm in order to be succeeded by CBIZ CPAs P.C. As previously disclosed, this change was the result of a transaction not involving the Company, and as a result CBIZ CPAs P.C. took over the audit account of the Company. The Company has no disagreements with its independent registered public accounting firm and has had no disagreements in two most recent fiscal years or any subsequent interim period.

BUSINESS

Overview

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. In September 2022, the Company announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that the Company was exploring strategic alternatives to maximize stockholder value. In 2024, the Company entered into a licensing agreement for patents related to one of our historical drug candidates, and received a small, one-time payment and an entitlement to only modest royalties on future sales of the licensed technology that was not material. The Company then sold some of its samples related to the licensed product. Also in 2024, the Company entered into a sale agreement to sell our historical biotechnology intellectual property and other assets. The Company continues to engage in a broader exploration of strategic alternatives.
On January 19, 2025, we entered into a Share Purchase Agreement with GPCR pursuant to which we acquired from GPCR all of the issued and outstanding equity securities of GPCR USA. Upon closing under the Share Purchase Agreement, the Company purchased all of GPCR USA’s six million (6,000,000) common shares that were issued and outstanding for $1.6 million, causing GPCR USA to become a wholly owned subsidiary of Exicure.

In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into a License and Collaboration Agreement to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents. This License and Collaboration Agreement requires us to make milestone payments to GPCR upon the achievement of specific milestone events relating to clinical trials, marketing authorizations, and net sales, as well as for us to pay a recurring royalty payments, as set forth in the agreement.

GPCR USA has an ongoing Phase 2 clinical trial focused on blood cancer patients, particularly those eligible for hematopoietic stem cell transplantation, commonly referred to as bone marrow transplant. Its current clinical trial involves the combined administration of GPC-100 and propranolol for mobilization of stem cells in Multiple Myeloma patients. GPCR USA plans to complete the administration of GPC-100 to 20 patients in the second quarter of 2025 and aims to announce the clinical trial results during the fourth quarter of 2025.

On March 26, 2025, the Company formed KC Creation, a wholly-owned South Korean subsidiary. It was established based on the future growth strategies, such as a collaboration with GPCR USA and Korean bio-platform companies, response to ESG trends by development of infrastructure based on eco-friendly renewable energy, and diversification of business and utilization of global growth potential of Korean entertainment content. These business lines are designed to enhance the Company’s mid- and long-term value through investment recovery potential and brand synergy.

Current Focus

We currently expect to focus our efforts on the following:

•explore growth through acquisitions and transactions with potential partners that see opportunity in joining an existing, publicly-traded organization. The Board will consider any promising transactions that it believes can create value for stockholders, including in industries unrelated to our historical operations. These efforts may be focused in Asia where its significant investors and Board members have relationships and business connections, although domestic transactions will also be considered. Transactions that may be explored could include acquisitions of other businesses or investments. There can be no assurance that any agreement, arrangement or understanding with respect to such a transaction will be reached, or the potential structure or financial and other terms of any agreement, arrangement or understanding that may be reached;

•explore growth through: (1) diversification of business and utilization of global growth potential of Korean entertainment content (“K-Roof Business”), (2) response to ESG trends by development of infrastructure based on eco-friendly renewable energy (“Construction Business”), and (3) collaboration with GPCR USA and Korean bio-platform companies. These business lines are designed to enhance the Company’s mid- and long-term value through investment recovery potential and brand synergy (the “Korean Strategic Plans”); and

•seek additional financing for the Company as needed to support these activities. Without a current source of revenue, it could be necessary to obtain substantial additional financing to pursue these activities and continue operations. There can be no assurance that such financing, or financing in sufficient amounts or on acceptable terms, will be received.

Our Intellectual Property

In our historical business, we built an intellectual property portfolio relating to our prior therapeutic candidates and our SNA technology platform. We had a patent portfolio that included pending patent applications and issued patents in the United States and in foreign countries. In the past, our portfolio also included patents licensed from Northwestern University under two separate license agreements related to SNA technology, as well as owned patents. Our licenses from Northwestern University were terminated in 2023.

On January 28, 2024, we entered into a patent license agreement (the “Patent License Agreement”) to develop cavrotolimod for potential treatment for hepatitis with Bluejay Therapeutics, Inc. (“Bluejay”), a private clinical stage biopharmaceutical company. Under the terms of the Patent License Agreement, Bluejay will receive an exclusive license in the field of hepatitis to all of the Company’s relevant patents. In September 2024, we entered into the Asset Purchase Agreement with Flashpoint, pursuant to which we sold our historical biotechnology intellectual property and other assets, including our spherical nucleic acid-related technology, research and development programs, and clinical assets. As a result of this sale, we no longer own any intellectual property.

GPC-100 (Burixafor), GPCR USA’s main drug in development, is a CXCR4 inhibitor. GPCR is the owner of all rights, title and interest in and to (i) GPC-100, technologies related to such material and the patents (“GPC-100”) and (ii) combination inhibition method of treatment and technologies related to such method, including patents (together, the “GPCR Technology”). In connection with the closing of the GPCR SPA on January 19, 2025, the Company and GPCR entered into the License & Collaboration Agreement to develop and commercialize the GPCR Technology. The License & Collaboration Agreement requires the Company to make milestone payments to GPCR upon the achievement of specific milestone events relating to clinical trials, marketing authorizations, and net sales, as well as for the Company to pay a recurring royalty payment based on 10% of net sales, as set forth in the License & Collaboration Agreement. The total amount of potential liability of the Company depends on the number of new clinical trials and the first annual sale amount, as discussed below.

Milestone	Milestone Payment
Completion* of ongoing phase 2 clinical trial ((NCT05561751)	$1 million
First dosing of the first patient in any new clinical trial	$2 million
Receipt of first marketing authorization in EU5 (UK, Germany, France, Italy, Spain)	$7 million
Receipt of first marketing authorization in the US	$7 million
First annual net sales of product exceed $100,000,000	$4 million

First annual net sales of product exceed $400,000,000	$30 million
First annual net sales of product exceed $700,000,000	$70 million
*For the purpose of the milestone payments calculation, “Completion” means the delivery of results to the relevant trial safety management committee who does not recommend against progressing to further studies; and either results meet or exceed requirements established in scientific advice or controlled correspondence with the FDA, EMA or MFDS; or the FDA, EMA or MFDS approve the subsequent study (or accept a BLA or equivalent).

Manufacturing and Supply

Following our restructuring in September 2022 and until acquisition of GPCR USA in January 2025, we did not have any manufacturing or supply needs.

We do not currently own or operate manufacturing facilities. The Company does not have related suppliers, customers, or business plans. Neither Exicure OpCo nor KC Creation current has material operations. GPCR USA has suppliers involved in clinical trials and does not yet have customers. Most research and development costs are tied to clinical and future trials, with commercialization expected around 2028–2029. Additional testing is needed before submitting an application for FDA approval.

52% of clinical trial expenses are related to services provided by Medpace, Inc. (“Medpace”), a contract research organization (“CRO”). CROs offer critical research services to the pharmaceutical, biotechnology, and medical device sectors, ensuring the safe and ethical execution of clinical trials. These services span the full life cycle of a study, including early-stage research and development. Medpace serves as GPCR USA’s primary CRO for its clinical trial operations.

Historically, GPCR funded GPCR USA’s operations, with GPCR USA receiving invoices directly from its suppliers and settling them using GPCR’s funds. In connection with its acquisition of GPCR USA, the Company has assumed GPCR’s former role of paying GPCR USA’s expenses.

Competition

In our historical operations, we faced competition at the technology and therapeutic indication levels from both large and small biotechnology companies, academic institutions, government agencies and public and private research institutions. Many of our competitors had significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. These competitors also competed with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. We and GPCR USA face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions. Any product candidates that we and/or GPCR USA successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

We are aware of other companies that are developing and/or selling CXCR4 inhibitors: including Sanofi (Plerixafor), BioLineRx (Motixafortide), and X4 Pharmaceuticals (Mavorixafor).

Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing, sales, and export and import of products such as those we are developing. Therapeutic candidates must be approved by the U.S. Food and Drug Administration (the “FDA”) through the New Drug Application (“NDA”) process before they may be legally marketed in the United States and are subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

GPCR USA has an ongoing Phase 2 clinical trial focused on blood cancer patients, particularly those eligible for hematopoietic stem cell transplantation, commonly referred to as bone marrow transplant. Its current clinical trial involves the combined administration of GPC-100 and propranolol for mobilization of stem cells in Multiple Myeloma patients. GPCR USA plans to complete the administration of GPC-100 to 20 patients in the second quarter of 2025 and aims to announce the clinical trial results during the fourth quarter of 2025. We are currently making progress towards the completion of Phase 2. The Phase 1 study was completed on May 2009 and submitted to the FDA in December 2009.

United States Government Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. It is the responsibility of the company seeking to market a drug to test it and submit evidence that the drug is safe and effective. Failure to comply with the applicable United States requirements at any time during the drug development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending new drug applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.
The process required by the FDA before a drug may be marketed in the United States generally involves:
•completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;
•submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•approval by an independent institutional review board, or IRB, at each clinical site before each trial may be initiated;
•performance of human clinical trials, including adequate and well-controlled clinical trials, in accordance with good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug for each indication;
•submission to the FDA of an NDA;
•satisfactory completion of an FDA advisory committee review, if applicable;
•satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices, or cGMP, and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, as well as satisfactory completion of an FDA inspection of selected clinical sites to determine GCP compliance; and
•FDA review and approval of the NDA.
Preclinical Studies

Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must continue to oversee the clinical trial while it is being conducted. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their ClinicalTrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined. In Phase 1, the drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an initial indication of its effectiveness. In Phase 2, the drug typically is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. In Phase 3, the drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the safety and efficacy of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted, at least annually, to the FDA, and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements, or if the drug has been associated with unexpected serious harm to patients.

Marketing Approval

Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has agreed to certain performance goals regarding the timing of its review of an application.

In addition, under the Pediatric Research Equity Act, an NDA or supplement to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.

The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, plan to mitigate any identified or suspected serious risks. The REMS plan could include medication guides, physician communication plans, assessment plans and elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

The FDA typically refers questions regarding novel drugs to an external advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to assure compliance with GCP.

The testing and approval process for an NDA requires substantial time, effort and financial resources, and could take several years to complete. Data obtained from preclinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval of an NDA on a timely basis, or at all.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Special FDA Expedited Review and Approval Programs

The FDA has various programs, including fast track designation, accelerated approval, priority review, and breakthrough therapy designation, which are intended to expedite or simplify the process for the development and the FDA review of drugs that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. The FDA may review sections of the NDA for a fast track product on a rolling basis before the complete application is submitted if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

The FDA may give a priority review designation to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of 10 months under current PDUFA guidelines. These six- and ten- month review periods are measured from the “filing” date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review and decision from the date of submission. Most products that are eligible for fast track designation are also likely to be considered appropriate to receive a priority review.

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval. Such products may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. Alternatively, the approval may be on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. Approvals may also take into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug may be subject to accelerated withdrawal procedures.

A sponsor can also request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. We may explore some of these opportunities for our product candidates as appropriate.

Foreign Regulation

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our drug candidate. Whether or not we obtain FDA approval for a drug, we would need to obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the drug in those countries. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

Environmental Laws

Our operations are subject to federal, state, local and foreign laws, rules and regulations relating to environmental concerns, including air emissions, wastewater discharges, solid and hazardous waste management activities, and the safety of our employees. The cost of compliance with these laws and regulations could be significant and may adversely affect capital expenditures to the extent we are required to procure expensive capital equipment to meet regulatory requirements. However, to date, compliance with such environmental laws and regulations has not had a material impact on our capital expenditures.

Sales and Marketing

We currently do not have marketing, sales and distribution capabilities.

Human Capital Resources

The Company and GPCR USA have eight full time employees.

As of June 30, 2025, we had four full-time employees, two of which are based in Chicago, Illinois and two of which are based in South Korea. Additionally, as of June 30, 2025, GPCR USA has four full-time employees based in Redwood City, California.

We have no collective bargaining agreement with our employees, and we have not experienced any work stoppages. We consider our relations with our employees to be good.

Available Information

We are subject to the informational requirements of the Exchange Act, and, accordingly, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, with the SEC. In addition, the SEC maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically, such as ourselves, with the SEC.

We maintain a website at www.exicuretx.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the SEC will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this Prospectus or our other filings with the SEC.

Legal Proceedings

On December 13, 2021, Mark Colwell filed a putative securities class action lawsuit against the Company, David A. Giljohann and Brian C. Bock in the United States District Court for the Northern District of Illinois, captioned Colwell v. Exicure, Inc. et al., Case No. 1:21-cv-06637. On February 4, 2021, plaintiff filed an amended putative securities class action complaint. On March 20, 2023, the court entered an order appointing James Mathew as lead plaintiff and Bleichmar Fonti & Auld LLP as lead counsel in the action pursuant to the Private Securities Litigation Reform Act of 1995. On May 26, 2023, lead plaintiff filed a second amended complaint against the Company, Dr. Giljohann, Mr. Bock, and Grant Corbett. The second amended complaint alleges that Dr. Giljohann, Mr. Bock, and Dr. Corbett made materially false and/or misleading statements related to the Company’s clinical programs purportedly causing losses to investors who acquired Company securities between January 7, 2021 and December 10, 2021. The second amended complaint does not quantify any alleged damages but, in addition to attorneys’ fees and costs, lead plaintiff seeks to recover damages on behalf of himself and others who acquired the Company’s stock during the putative class period at allegedly inflated prices and purportedly suffered financial harm as a result. On October 8, the court granted preliminary approval of the settlement in the securities class action and set a schedule for final approval proceedings, including a final approval hearing on January 13, 2025. On January 13, 2025, the court entered final judgment approving the settlement.
The settlement described above will be fully covered by insurance. However, the settlement will include a reservation of rights by the insurers against the Company for the unsatisfied portion of its self-insured retainer. As a result, the Company recorded an accrual as of September 30, 2024 for the amount of the unsatisfied retainer of approximately $1.1 million needed to bridge the $2.5 million retainer that the Company is liability for under its self-insured retention.
In March and April 2022, three different stockholders filed separate shareholder derivative lawsuits on behalf of the Company against Dr. Giljohann and Mr. Bock, Jeffrey L. Cleland, Elizabeth Garofalo, Bosun Hau, Bali Muralidhar, Andrew Sassine, Matthias Schroff, James Sulat and Timothy Walbert. The cases in the ordered filed are captioned Puri v. Giljohann, et al., Case No. 1:22-cv-01083; Sim v. Giljohann, et al., Case No. 1:22-cv-01217; and Stourbridge Investments LLC v. Exicure, Inc. et al., Case No. 1:22-cv-00526. Complaints in these cases (collectively, the “Derivative Complaints”) assert, among other things, that the Company included false or misleading statements in its proxy statement for its 2021 Annual Meeting of Stockholders, also alleging certain breaches of fiduciary duties. The Derivative Complaints seek contribution from Dr. Giljohann and Mr. Bock under federal securities laws. The Puri and Stourbridge complaints further assert for a variety of related state law claims, including unjust enrichment, abuse of control, gross mismanagement, and corporate waste. Plaintiffs seek restitution for damages to the Company, attorneys’ fees, costs, and expenses, as well stockholder adoption of certain board oversight measures.
On March 18, 2022, James McNabb, through counsel, sent a written demand to the Company (the “Demand Letter”) demanding that the Board of Directors investigate certain allegations and commence proceedings on the Company’s behalf against certain of the Company’s officers and directors for alleged breaches of fiduciary duties and corporate waste. The Derivative Complaints and Demand Letter are currently stayed, and the Company is engaged in settlement discussions with plaintiffs’ counsel regarding these matters.
On October 3, 2023, a former employee filed a complaint against the Company and its executives related to the former employee’s separation from the Company. The parties proceeded with paper discovery and this matter did not settle at an in-person settlement conference on July 17, 2024. As a result, we are in the discovery phase of this litigation. The parties exchanged discovery and a status conference was held on February 11, 2025, wherein opposing counsel asserted alleged various discovery deficiencies. The parties are working through these alleged discovery deficiencies and anticipate deposing the plaintiff as well as witnesses on behalf of the Company and the individual defendants themselves in the coming months.
The Company may also be a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Directors

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Any vacancies on our Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board. Any director elected to fill a vacancy shall hold office for the remainder of the unexpired term in which the vacancy occurred or newly created directorship was created and until such director’s successor shall have been elected and qualified.

Our Board presently consists of seven directors: Andy Yoo, Seung Ik Baik, Ho Jung John, Chang Keun Choi, Min Woo Kang, Sang Wook Song, and Dongho Lee.

Andy Yoo, Seung Ik Baik, Ho Jung John, Chang Keun Choi, Min Woo Kang, Sang Wook Song were delegated to the Board of Directors by HiTron pursuant to its rights under the Subsequent Common Stock Purchase Agreement.

Class I Directors (Term Expires 2027)

Dongho Lee, age 63, has served as a member of our Board since August 2023. Since 2021, Mr. Lee has served as the President & CEO of Lumios Co. Ltd., a South Korean company that specializes in investment and provides real estate related consulting services to local development projects. He is currently an independent Director and member of the Audit Committee of Quantapia Inc., a renewable energy company listed in South Korea. Mr. Lee began his professional career in finance as a FINRA-licensed financial advisor in asset management in New York from 1989 and in Korea from 1995. Since 2000, Mr. Lee has served in various corporate executive and management positions, from CEO and CFO to advisor to the board of directors, at various companies in both Korea and the United States. From 2007 to 2011, he was the CSO & SVP of Finance at Englewood Lab Inc., a cosmetics R&D and manufacturing company in Englewood, NJ. From 2012 to 2018, he was the COO of Tchopstix, Inc., a restaurant group in Indianapolis, IN. Mr. Lee graduated from Korea University with a Bachelor’s degree in Business Administration with emphasis in Finance.

Andy Yoo, age 45, has served as a member of our Board since November 2024 and as our CEO and President since December 2024. Since July 2023, Mr. Yoo has been the Chairman and the largest shareholder of HiTron, a listed company in South Korea. Mr. Yoo serves as a member of HiTron’s executive committee, its governing and decision-making body for matters affecting its overall management and strategic direction. Mr Yoo is also a Managing Director of Balancers Co., Ltd since January, 2016. He sits on Balancers Private Equity Management Committee, the firm’s decision-making body for matters affecting overall private equity platform. Balancers currently manages equity assets under management of over $40million and oversees a portfolio of more than 50 investments. Mr. Yoo has supervised over 100 completed transactions representing more than $400 million in aggregate transaction value. Previously, Mr. Yoo worked at PKF public accounting practice in Australia, serving most recently as senior accountant, overseeing more than 100 clients and government bodies and professionals across. He also founded CYS public accounting practice and played significant roles in other leadership positions during his tenure as an accountant. Mr. Yoo holds a Bachelor of Commerce in Accounting from Griffith University, Australia.

Class II Directors (Term Expires 2025)

Chang Keun Choi, age 54, has served as a member of our Board since December 2024. Mr. Choi is an accomplished executive with over 20 years of experience in the IT service and technology industries, where he has a proven track record of guiding organizations through transformative growth, IPO processes, and international expansion. Since 1998, Mr. Choi has served in various corporate executive, management and advisory roles in various IT service companies, including Freewebmedia (1998 to 2006), Mytrademaster (2007 to 2014), ClumL

(December 2021 to March 2023), The Technology (July 2023 to December 2023), and Service Industry Association (October 2024 to present). Since April 2014 to present, he has been the Founder and CEO of Einsis Inc, one of the fastest-growing TPM service companies in Korea, providing stable and sustainable IT maintenance solutions to customers in the APAC region. He is responsible for strategic business planning and overall management. Mr. Choi graduated from Korea University with a Bachelor’s degree in Industrial Engineering.

Sang Wook Song, age 61, has served as a member of our Board since December 2024. He is an experienced executive with background in financial services, corporate governance, and strategic management, spanning various industries, including banking, corporate management, and public service. Mr. Song began his career at Donghwa Bank, gaining experience in financial operations and risk management as Manager. Throughout his career, Mr. Song has held several executive positions, including as Representative Director of Nature and Environment Co., Ltd., Everrich Partners, and Gold Pacific and as General Director of Management of Samcheongpartners Co., Ltd. From March 2, 2020 to July 31, 2021, he continued his leadership journey as General Director of Management at Samcheongpartners Co., Ltd. where he was responsible for minimizing operational risks, conducting risk assessments, and creating contingency plans to drive sustainable growth and competitiveness. Mr. Song has held several executive positions, including Representative Director at Everrich Partners Co., Ltd. since April 8th 2022 and Gold Pacific Co., Ltd. since March 29, 2024, where he focused on enhancing organizational efficiency and strategic development. He also played a significant role in legislative support and policy development as Executive Assistant at the National Assembly of the Republic of Korea. Mr. Song graduated from Pusan National University College of Law with a Bachelor’s degree in Law.

Min Woo Kang, age 47, has served as a member of our Board since December 2024. Mr. Kang is a Certified Public Accountant with over 17 years of experience in audit, corporate finance, M&A, internal control systems, financial oversight, and regulatory compliance, spanning various industries. He began his career in 2007 at EY Hanyoung Accounting Corporation in the Strategy and Transactions team. Since 2010 to present, he has been with Anse Accounting Corporation, where he conducted comprehensive audits, managed M&A Processes, and performed tax adjustments for major corporations. Mr. Kang holds a Bachelor’s degree in Economics from Korea University.

Class III Directors (Term Expires 2026)

Seung Ik Baik, age 39, has served as a member of our Board since November 2024 and as our CFO and Secretary since December 2024. Mr. Baik has 17 years of experience in corporate finance, accounting, and private equity. Currently, he is the Chief Strategic Officer at the YooSoo Group, an affiliate of HiTron. Since December 28, 2023, Mr. Baik serves as the Independent Director at The Technology, a listed company in South Korea, where he manages partnerships with Korean accounting firms, law firms, financial institutions, and regulatory bodies. His role includes overseeing compliance and regulatory initiatives, supporting strategic growth, and advising the Board and Managing Director on financial performance and organizational development. In addition to his role at The Technology, Mr. Baik has served as General Manager at Balancers Private Equity Fund (PEF) since 2013 to present. Previously, Mr. Baik worked as a Senior Accountant at CYS Chartered Accountants & Business Advisors in Australia, where he prepared financial statements, handled tax compliance, and provided strategic tax planning and business structuring advice to clients. Mr. Baik holds a Master of Commerce in Applied Finance and a Bachelor of Commerce in Accounting from Griffith University, Australia.

Ho Jung John, age 65, has served as a member of our Board since December 2024. Mr. John is a seasoned executive with over 35 years of leadership experience in various industries, with extensive background in human resource development, strategic management, financial oversight, and global business operations. Mr. John began his career at Korea Telecom Inc. in 1985, serving as a Human Resource Development Manager until 1994, where he contributed to talent development and organizational growth strategies. From 1994 to 2002, he served as the CEO of Status Entertainment Inc., overseeing strategic direction and operations in the entertainment industry. Subsequently, from 2002 to 2008, he was the CEO of Korea Cityplan Partners Co., Ltd. Mr. John held the position of CEO at Australia Cityplan Partners Pty., Ltd. from 2008 to 2018, leading the company’s global operations and strategic initiatives. From March 1, 2018 to October 31, 2023, he worked as a Secretary General of the Committee on the Climate Change Policy, where he provided strategic leadership in developing and implementing national policies and initiatives to combat climate change. From July 12, 2023 to July 11, 2024, he joined HiTron as Managing

Director of Finance, where he ensured sustainable profitability, managed cash flow, and optimized cost efficiency across departments. He also designed the company’s annual budgeting process to align with strategic growth goals. Since July 12th 2024, Mr. John has served as Vice President of Management at HiTron, where he focuses on enhancing organizational structure to foster collaboration and improving business processes to optimize quality and time management. Mr. John graduated from Hankuk University of Foreign Studies with a Bachelor’s degree in Chinese Language, Literature & Culture.

Executive Officers

The following sets forth information about our executive officers as of June 30, 2025.

Name	Position	Age
Andy Yoo	Chief Executive Officer and President	45
Seung Ik Baik	Chief Financial Officer and Secretary	39
Andy Yoo. Biographical information for Mr. Yoo is presented above under the caption “Directors.”

Seung Ik Baik. Biographical information for Mr. Baik is presented above under the caption “Directors.”

Other than their affiliations with HiTron, Mr. Yoo and Mr. Baik were not selected pursuant to any arrangements or understandings between each of them and any other person. Mr. Yoo and Mr. Baik will each hold office until the earlier of the election and qualification of their respective successors or until their respective earlier resignation or removal.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent (10%) beneficial owners were complied with, except that:

(1) a late report on Form 4 was filed by Joshua Miller on March 6, 2024 reporting a transaction dated February 16, 2024; a late report on Form 4 was filed by Mr. Miller on May 23, 2024 reporting a transaction dated May 16, 2024; a late report on Form 4 was filed by Mr. Miller on August 21, 2024 reporting a transaction dated August 21, 2024; a late report on Form 4 was filed by Mr. Miller on November 26, 2024 reporting a transaction dated November 16, 2024; a late report on Form 4 was filed by Mr. Miller on February 24, 2025 reporting a transaction dated February 16, 2024;

(2) a late report on Form 3 was filed on December 23, 2024 relating to an initial statement of beneficial ownership of securities by SangSangIn Investment & Securities Co., Ltd., which became an insider on December 12, 2024;

(3) a late report on Form 3 was filed by Min Woo Kang on March 24, 2025 in connection with his appointment to the Board on December 19, 2024;

(4) a late report on Form 3 was filed by Sang Wook Song on March 24, 2025 in connection with his appointment to the Board on December 19, 2024;

(5) a late report on Form 3 was filed by Chang Keun Choi on March 24, 2025 in connection with his appointment to the Board on December 19, 2024;

(6) a late report on Form 3 was filed by Ho Jung John on March 24, 2025 in connection with his appointment to the Board on December 19, 2024; and

(7) a late report on Form 4 was filed by HiTron on March 26, 2025 reporting a transaction dated December 24, 2024.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at https://investors.exicuretx.com/governance/governance-documents/default.aspx. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of this Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Audit Committee Matters

Our Audit Committee is currently comprised of Min Woo Kang, Chang Keun Choi, and Dongho Lee. Mr. Kang serves as the chairperson of the Audit Committee. Our Board has determined that all members are “independent” for Audit Committee purposes as that term is defined in the applicable rules of the SEC and Nasdaq rules.

Our Board has determined that Mr. Kang qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

Director Independence and Controlled Company Exemption

The following current directors were determined to be independent under the applicable Nasdaq standards: Dongho Lee, Chang Keun Choi, and Min Woo Kang. The following former directors who served during 2024 were also determined to be independent under such standards: Hyuk Joon (Raymond) Ko, Minhee Eom, and Eui Yull Hwang.

Following the closing of the private placement to CBI in February 2023, we became a “controlled company” under Nasdaq rules. As a result, we were exempt from the requirements that a majority of our Board be independent and that we have an independent compensation committee and an independent nominating committee or function. Following the consummation of this private placement, our Board dissolved the Compensation and Nominating and Corporate Governance Committees. In August 2023, CBI and DGP filed a Schedule 13D/A reporting that they no longer owned fifty percent (50%) of outstanding shares as a result of dilutive issuances, and thus we were no longer a “controlled company” under Nasdaq rules. Thereafter, we reinstated our Compensation and Nominating and Corporate Governance Committees and appointed our three (3) independent directors to those committees in compliance with Nasdaq rules with respect to those committees during 2024. We relied on the phase-in provisions of the Nasdaq rules with respect to the requirement that a majority of our Board be independent and complied with that requirement within twelve (12) months to prevent losing the “controlled company” status.

Following the purchase of our Common Stock by HiTron in December 2024, we again became a “controlled company” by a different company under Nasdaq rules. Following the consummation of this sale, our Board dissolved the Compensation and Nominating and Corporate Governance Committees.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Overview

Unless otherwise stated, all of the information contained in the sections below was included in our Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on June 27, 2025.

This section provides a discussion of the total compensation awarded to, earned by, or paid to, during the years ended December 31, 2024 and 2023: (1) the individuals who served as our principal executive officer during the fiscal year ended December 31, 2024, (2) our next two most highly compensated executive officers serving as of December 31, 2024 who earned more than $100,000 during the fiscal year ended December 31, 2024 (of which we had none), and (3) any individual who would otherwise be included in (2) above but for the fact that such individual was not serving as an executive officer of ours as of December 31, 2024.

We refer to these individuals in this Prospectus as our named executive officers. Our named executive officers who appear in the Summary Compensation Table are:

•Andy Yoo, our Chief Executive Officer and President;
•Seung Ik Baik, our Chief Financial Officer and Secretary;
•Paul Kang, our former Chief Executive Officer; and
•Jiyoung Hwang, our former Chief Strategy Officer and former Chief Financial Officer.
Summary Compensation Table

The following table provides a summary of compensation paid or accrued for the years ended December 31, 2024 and 2023 to our named executive officers, amounts in dollars:

Name and principal position (1)	Year	Salary ($)	Bonus ($)	All other compensation ($)	Total ($)
Andy Yoo (2) Chief Executive Officer and President, former Chief Restructuring Officer	2024	25,000	—	—	25,000
Paul Kang (3) Former Chief Executive Officer	2024	150,000	—	—	150,000
	2023	50,000	—	—	50,000
Seung Ik Baik (4) Chief Financial Officer and Secretary	2024	3,611	—	—	3,611
Jiyoung Hwang (5) Former Chief Financial Officer and former Chief Strategy Officer	2024	150,000	—	—	150,000
	2023	49,432	—	—	49,432

(1)	The Company does not treat its Chief Accounting Officer as an executive officer or named executive officer and so that position is omitted from the table above.
(2)	Effective November 21, 2024, Mr. Yoo was appointed as Chief Restructuring Officer. Effective December 19, 2024, Mr. Yoo transitioned from his Chief Restructuring Officer role and was appointed as Chief Executive Officer, succeeding Mr. Kang, and President

(3)	Effective August 21, 2023, Mr. Kang was appointed as Chief Executive Officer. Effective December 20, 2024, as Mr. Yoo was appointed as Chief Executive Officer, we retained Mr. Kang as co-CEO for a period to transition his former duties as CEO to Mr. Yoo until Mr. Kang’s Consulting Agreement (discussed below) was executed on February 27, 2025.
(4)	Effective December 19, 2024, Mr. Baik was appointed as Chief Financial Officer, succeeding Ms. Hwang.
(5)	Effective August 28, 2023, Ms. Hwang was appointed as Chief Financial Officer, succeeding Mr. Kim. On December 19, 2024, Ms. Hwang was appointed as Chief Strategy Officer and resigned as Chief Strategy Officer in January 2025.
Executive Employment Agreements

We had employment agreements with each of our named executive officers who were still serving in their positions in June 2025. These employment agreements are described below. Refer to the footnotes to the Summary Compensation Table above with respect to named executive officers who were no longer serving in June 2025.

Andy Yoo. We and Mr. Yoo entered into an Employment Agreement dated December 20, 2024. Under the terms of his Employment Agreement, Mr. Yoo’s annual base salary was $300,000. Effective April 1, 2025, Mr. Yoo’s employment agreement was amended to (1) increase his annual base salary to $480,000 and (2) provide for a severance package pursuant to which, in the event we terminate his employment without cause, Mr. Yoo will be entitled to receive severance payments equal to 24 months of his base salary.

Seung Ik Baik. We and Mr. Baik entered into an Employment Agreement dated December 20, 2024. Under the terms of this Employment Agreement, Mr. Baik’s annual base salary was $130,000. Effective April 1, 2025, Mr. Baik’s employment agreement was amended to (1) increase his annual base salary to $300,000 and (2) provide for a severance package pursuant to which, in the event we terminate his employment without cause, Mr. Baik will be entitled to receive severance payments equal to 12 months of his base salary.

Paul Kang. We and Mr. Kang entered into an Employment Agreement dated August 28, 2023. Under the terms of this Employment Agreement, Mr. Kang’s annual base salary was $150,000. Effective as of February 27, 2025, we entered into a Consulting Agreement with Alta Companies Ltd. (“Alta” and the “Consulting Agreement”), in which Paul Kang is the President. Pursuant to the Consulting Agreement, we agreed to pay Alta an initial fee of $99,000, a monthly fee of $12,500 and prior to closing any transactions involving such parties that were introduced by Alta or Mr. Kang to the Company (or where Alta or Mr. Kang were involved in discussions), the Company agrees to determine Alta’s involvement on mutually agreeable terms prior to closing any such transaction.

Director Compensation Table

The following table presents information regarding the compensation earned for service by our directors during the year ended December 31, 2024, amounts in dollars.

	Fees Earned or Paid In Cash ($)	Option Awards ($)	Total ($)
Paul Kang (1)	20,000	—	20,000
Jiyoung Hwang (2)	20,000	—	20,000
Hyuk Joon (Raymond) Ko (3)	19,194	—	19,194
Dongho Lee	20,000	—	20,000
Hojoon Lee (4)	17,778	—	17,778
Minhee Eom (5)	19,194	—	19,194
Andy Yoo (6)	2,167	—	2,167
Ho Jung John (7)	645	—	645
Chang Keun Choi (8)	645	—	645

	Sang Wook Song (9)	645	—	645
	Min Woo Kang (10)	645	—	645
	Seung Ik Baik (11)	2,167	—	2,167
	Eui Yull Hwang (12)	2,778	—	2,778

(1)	Mr. Kang resigned from the Board of Directors effective as of March 3, 2025.
(2)	Ms. Hwang resigned from the Board of Directors effective February 28, 2025.
(3)	Mr. Ko resigned from the Board of Directors effective December 17, 2024.
(4)	Mr. Hojoon Lee resigned from the Board of Directors effective November 21, 2024.
(5)	Ms. Eom resigned from the Board of Directors effective December 17, 2024.
(6)	Mr. Yoo was appointed to the Board of Directors effective November 21, 2024.
(7)	Mr. John was appointed to the Board of Directors effective December 17, 2024.
(8)	Mr. Choi was appointed to the Board of Directors effective December 17, 2024.
(9)	Mr. Song was appointed to the Board of Directors effective December 17, 2024.
(10)	Mr. Kang was appointed to the Board of Directors effective December 17, 2024.
(11)	Mr. Baik was appointed to the Board of Directors effective November 21, 2024.
(12)	Mr. Hwang was appointed to the Board of Directors effective September 26, 2024 and resigned on November 21, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board of Directors adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds or will exceed the lesser of $120,000 or one percent (1%) of the average of our total assets as of the end of the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our Audit Committee charter, our Audit Committee is responsible for reviewing and approving in advance the related party transactions covered by our related transaction policies and procedures.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee of our Board of Directors or the chairperson of the Audit Committee in accordance with the standards set forth in the policy after full disclosure of the related party’s interests in the transaction. As appropriate for the circumstances, the Audit Committee or the chairperson of the Audit Committee, as applicable, shall review and consider:

•the related party’s interest in the transaction;
•the approximate dollar value of the amount involved in the related party transaction;
•the approximate dollar value of the amount of the related party’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in our ordinary course of business;
•whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;
•required public disclosure, if any; and
•any other information regarding the related party transaction in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Related Party Transactions

The following is a description of related party transactions we have entered into since January 1, 2022 with our directors, executive officers and holders of more than 5% of our outstanding voting securities and their affiliates, whom we refer to as our related persons, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets as of the end of the last two (2) completed fiscal years, other than the compensation arrangements we describe in the section titled “Executive and Director Compensation” in this Prospectus.

CBI Private Placement

CBI and DGP, collectively, beneficially own 10.4% of the outstanding shares of Common Stock, based on information available to the Company.

On September 26, 2022, we entered into the Securities Purchase Agreement with CBI. On February 24, 2023, we issued a total of 3,400,000 shares of Common Stock to CBI, at a purchase price of $1.60 per share, resulting in approximately $5,400,000 in gross proceeds (“September 2022 PIPE”). The offer and sale of the shares were exempt from registration under Section 4(a)(2) of the Securities Act. On August 27, 2024, we effected the Reverse Stock Split. After Reverse Split, the number of shares decreased to 680,000. CBI funded the acquisition pursuant to the Securities Purchase Agreement through a loan from its affiliate, DGP. On June 23, 2023, DGP exercised its the option pursuant to the loan and acquired the 680,000 shares of Common Stock from CBI along with the corresponding registration rights. The registration rights for 680,000 shares acquired by CBI were assigned to DGP, and then assigned by DGP and other transferors with subsequent share transfers. DGP then sold 68,000 shares to a third party on February 29, 2024 and 424,611 shares to Voyager on February 24, 2025.

CBI was already a holder of more than five percent (5%) of our outstanding voting securities at the time as a result of a previous private placement completed in May 2022. The Private Placement closed on February 24, 2023. Since the registration statement was not filed within 90 days following the Closing Date of the Registration Rights Agreement, the Company paid $27,000 to CBI and accrued $191,000 to DGP pursuant to the liquidated damages provision in the Registration Rights Agreement. On February 19, 2025, the Company received a waiver letter from DGP confirming they agreed to waive the outstanding $191,000 penalty amount owed to DGP.

DGP Promissory Note

On June 3, 2024, the Company executed another promissory note (“DGP Note”) and subsequently received a loan in the amount of $700,000 from DGP. All principal and accrued interest were due and payable on the earlier of (i) ten months from the date of this DGP Note or (ii) upon an event of default, at that time, such amounts declared by the investor to become due and payable by Company. Interest accrued on this DGP Note at 6.0%, payable at maturity.

DGP Debt and Equity Exchange Agreements

On September 11, 2024, the Company executed a Debt for Equity Exchange Agreement converting the DGP Note and related interest described above into shares of its common stock. The Company exchanged in full satisfaction of the principal and accrued interest obligations on the DGP Note equal to $711,667 into 237,223 shares of its common stock at a price per share of $3.00. As this was considered a troubled debt restructuring with a related party, the difference between fair value and book value was recognized within additional paid in capital.

HiTron Private Placements

HiTron is a beneficial owner of 52.8% of our Common Stock. Based on information available to the Company, Andy Yoo is the chief executive officer and largest stockholder of HiTron. The Company is also aware that Ho Jung John and Seung Ik Baik are HiTron’s vice president and chief strategy officer, respectively. As a result, each of Mr. Yoo, Mr. John, and Ms. Baik may be deemed to beneficially own the shares of Common Stock and securities held by HiTron.

On November 12, 2024, we entered into a Common Stock Purchase Agreement with HiTron, pursuant to which we agreed to issue and sell to HiTron 433,333 shares of Common Stock, for an aggregate purchase price of $1.3 million, at a purchase price per share of $3.00 (the “First HiTron Stock Issuance”). The First HiTron Stock Issuance closed on November 21, 2024. The offer and sale of the shares were exempt from registration under Section 4(a)(2) of the Securities Act.

On November 13, 2024, the same parties entered into another Common Stock Purchase Agreement, pursuant to which we agreed to sell and issue to HiTron 2,900,000 additional shares of Common Stock for an aggregate purchase price of $8.7 million, at a purchase price of $3.00 per share, subject to the approval of our stockholders.

The issuance of shares thereunder (the “Second HiTron Stock Issuance”) was thereafter approved by our stockholders at a special stockholder meeting on December 17, 2024 and closed on December 24, 2024, and we received $8.7 million. The offer and sale of the shares were exempt from registration under Section 4(a)(2) of the Securities Act.

Six (6) out of seven (7) directors, Andy Yoo, Seung Ik Baik, Ho Jung John, Chang Keun Choi, Min Woo Kang, Sang Wook Song, were delegated to the Board of Directors by HiTron pursuant to its rights under the Subsequent Common Stock Purchase Agreement.

Paul Kang’s Consulting Agreement

The Company engaged entities controlled by Mr. Kang to provide business development consulting services in 2023. The Company paid the entities controlled by Mr. Kang $0 and $218,000 for the years ended December 31, 2024 and 2023, respectively, for such services to date. Mr. Kang was not yet serving as a director at the time he was engaged to provide these services.

Effective as of February 27, 2025, the Company entered into the Consulting Agreement with Alta, in which Mr. Kang, a director of the Company from February 2023 through March 2025 and the former CEO of the Company, is the President. Pursuant to the Consulting Agreement, the Company agreed to pay Alta an initial fee of $99,000, a monthly fee of $12,500 and prior to closing any transactions involving such parties that were introduced by Alta or Mr. Kang to the Company (or where Alta or Mr. Kang were involved in discussions), the Company agrees to determine Alta’s involvement on mutually agreeable terms prior to closing any such transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2025 by: (i) each of our directors; (ii) each of our named executive officers named in the 2024 Summary Compensation Table above; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of Mach 31, 2025 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. Percentage ownership calculations are based on 6,317,793 shares outstanding as of June 23, 2025, adjusted as required by rules promulgated by the SEC.

This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise noted below, the address for each executive officer and director listed in the table is c/o Exicure, Inc., 400 Seaport Court, Suite 102, Redwood City, California 94063.

		Beneficial Ownership
	Beneficial Owner Greater than 5% Stockholders	Number of Shares Beneficially Owned (#)	Percentage of Common Stock Beneficially Owned (%)
	HiTron Systems, Inc. (1)	3,333,333	52.8%
	DGP Co., Ltd. (2)	492,612	7.8%
	SangSangIn Investment & Securities Co., Ltd. (3)	433,332	6.9%

	Directors and Named Executive Officers
	Dongho Lee	—	*
	Andy Yoo(1)	3,333,333	52.8%
	Ho Jung John(1)	3,333,333	52.8%
	Chang Keun Choi	—	*
	Sang Wook Song	—	*
	Min Woo Kang	—	*
	Seung Ik Baik(1)	3,333,333	52.8%

	All directors and executive officers as a group (7 persons)	3,333,333	52.8%
*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

(1)	Based on information available to the Company, Andy Yoo is the chief executive officer and largest stockholder of HiTron. The Company is also aware that Ho Jung John and Seung Ik Baik are HiTron’s vice president and chief strategy officer, respectively. As a result, each of Mr. Yoo, Mr. John, and Ms. Baik may be deemed to beneficially own the share of our common stock and securities held by HiTron. Based on the most recent Schedule 13D filed by HiTron on March 26, 2025, the address for HiTron is 99-13 Masan-Gil, Miyang-Myeon, Anseong-si, Gyeonggi-do, Korea
(2)	CBI and DGP, collectively, beneficially own 10.4% of the outstanding shares of Common Stock, based on information available to the Company. Based on information available to the Company, the address of DGP is 23, Geurintekeu-ro, Yeonggwang-eup, Yeonggwang-gun, Jeollanam-do, Republic of Korea 57024
(3)	Based on the most recent Schedule 13G filed by SangSangIn on December 23, 2024, the address of SangSangIn is 49F, Parc.1,108, Yeoui-daero, Yeongdeungpo-gu, Seoul, Republic of Korea 07335.

SELLING STOCKHOLDERS
This Prospectus relates to the resale or other disposition, from time to time, by the Selling Stockholders identified in the table below of the Resale Shares up to an aggregate of 5,164,595 shares of our Common Stock. The table also provides information regarding the beneficial ownership of the Common Stock by the Selling Stockholders, as determined under Section 13(d) of the Exchange Act and applicable regulations.

We are registering the Resale Shares to permit the Selling Stockholders, or their pledgees, donees, transferees, or other successors-in-interest, to resell or otherwise dispose of the shares as described under “Plan of Distribution” herein and any accompanying supplement.

The table below sets forth the names of the Selling Stockholders, the number of shares currently owned, the number of shares being offered pursuant to this Prospectus, and the number of shares expected to be held after the offering, assuming all offered shares are sold, based on information available to the Company.

The Selling Stockholders may sell any, all, or none of the Resale Shares at their discretion. We cannot predict when or in what amounts the Selling Stockholders may sell their shares, and we have no agreements or understandings regarding the sale or disposition of any Resale Shares.

We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Resale Shares.

The percentages of Common Stock owned after the offering by each Selling Stockholder below are based on 6,317,793 shares of Common Stock outstanding as of June 30, 2025.

Name of Selling Stockholders	Common Stock Beneficially Owned Before Offering	Common Stock that May be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After Offering
			Number	Percentage
HiTron Systems Inc. (1)	3,333,333	3,333,333	3,333,333	52.8%
SangSangIn Investment & Securities Co., Ltd. (2)	433,332	433,332	433,332	6.9%
MIRTO Co., LTD. (3)	87,808	87,808	87,808	1.4%
Shin Chang Partners (4)	195,454	195,454	195,454	3.1%
RMS0718 Co., Ltd. (5)	195,454	195,454	195,454	3.1%
DGP (6)	492,612	492,612	492,612	6.7%
Voyager (7)	20,835	20,835	20,835	0.3%
Minsoo Ryu (8)	303,781	303,781	303,781	4.8%
Canvas NFT Red Co., Ltd (9)	101,986	101,986	101,986	1.6%
TOTAL:		5,164,595
(1)Consists of 433,333 Resale Shares issued by the Company to HiTron on November 21, 2024 and 2,900,000 Resale Shares issued by the Company on December 24, 2024. The address for HiTron is 99-13, Masan-gil, Miyang-myeon, Anseong-si, Gyeonggi-do, Republic of Korea.
(2)Consists of 433,332 Resale Shares issued by the Company to SangSangIn on December 12, 2024. The address for SangSangIn is F48, 108, Yeoui-daero, Yeongdeungpo-gu, Seoul, Republic of Korea.
(3)Consists of 87,808 Resale Shares issued by the Company to MIRTO on December 12, 2024. The address for MIRTO is 38, Ewhayeodae 1-gil, Seodaemun-gu, Seoul, Republic of Korea.
(4)Consists of 145,454 Resale Shares issued by the Company to Shin Chang Partners on February 14, 2025 and 50,000 Resale Shares acquired from DGP on March 31, 2025. The address for Shin Chang Partners is 5263-ho, 24Nonhyeon-ro, 76-gil, Gangnam-gu, Seoul, Republic of Korea.

(5)Consists of 145,454 Resale Shares acquired on February 14, 2025 and 50,000 Resale Shares acquired from Voyager on March 31, 2025. The address for RMS0718 Co., Ltd. is 6508-ho, 300 Olympic-ro, Song pa-gu, Seoul, Republic of Korea.
(6)Consists of 255,389 Resale Shares issued by the Company to DGP on June 23, 2023 and 237,223 Resale Shares issued by the Compnay to DGP on September 12, 2024. The address for DGP is 23, Geurintekeu-ro, Yeonggwang-eup, Yeonggwang-gun, Jeollanam-do, Republic of Korea 57024 .
(7)Consists of 20,835 Resale Shares acquired on February 24, 2025. The address for Voyager is 100 Pungmu-ro 9bbeon-gil518-702, Gimpo-si, Guronggi-do, Republic of Korea.
(8)Consists of 303,781 Resale Shares received from Voyager on March 20, 2025. The address for Minsoo Ryu is 6508-ho, 300 Olympic-ro, Songpa-gu, Seoul, Republic of Korea.
(9)Consists of 101,986 Resale Shares received from Voyager on March 20, 2025. The address for Canvas NFT Red Co., Ltd is 114, Hwaseo1-ro, Seojong-myeon, Yangpyeong-gun, Gyeonggi-do, Republic of Korea.

Relationship with the Selling Stockholders

Andy Yoo is the chief executive officer and largest stockholder of HiTron. The Company is also aware that Ho Jung John and Seung Ik Baik are HiTron’s vice president and chief strategy officer, respectively. As a result, each of Messrs. Yoo, John and Baik may be deemed to beneficially own the shares of Common Stock and securities held by HiTron. All directors except Dongho Lee were delegated to the Board by HiTron.

DGP, together with CBI, was the largest stockholder of the Company until November 2024, but its holdings were diluted after the First HiTron Stock Issuance. While it no longer holds a controlling interest, it continues to own a minority interest, together with CBI, of 10.4%. During the period of its significant ownership, certain of DGP’s affiliates served as members of the Board and/or as executive officers. These individuals no longer serve in such capacities.

Registration Rights Agreements

In addition to the agreements for the purchase of the Resale Shares, we entered into a Registration Rights Agreement with all Selling Stockholders or the initial holders of the Resale Shares, as applicable, other than in relation to 101,991 Resale Shares acquired by Minsoo Ryu and 237,223 Resale Shares acquired by DGP on September 12, 2024, or, where applicable, the registration rights under such agreements were assigned to the Selling Stockholders by the initial purchasers of the Resale Shares. Pursuant to each Registration Rights Agreement, we agreed to file a resale registration statement to register the Registrable Securities (as defined in the Registration Rights Agreement) (the “Registration Statement”). This Registration Statement is being filed to satisfy our obligations under these Registration Rights Agreements. We have agreed to use our reasonable best efforts to file this Registration Statement with the SEC on or prior to the Filing Date (as defined in each Registration Rights Agreement, respectively), however we have not met the set timelines. Pursuant to the terms of all Registration Rights Agreements, if the Registration Statement is not filed by the applicable deadline, the Company is obligated to pay liquidated damages, subject to an aggregate cap of $560,098. The obligation to pay such damages is contingent on enforcement by the Selling Stockholders, which, to the Company’s knowledge, has not occurred to date, and, on February 19, 2025, the Company received a waiver letter from DGP confirming they agreed to waive the outstanding $191,000 penalty amount owed to DGP under its Registration Rights Agreement.

We have also agreed, among other things, to indemnify each holder of the registrable securities and each of their respective assignees, officers, directors, agents, brokers (including brokers who offer and sell registrable securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), underwriters, investment advisors and employees, each Person who controls any such Holder or permitted assignee (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, and the respective successors, assigns, estate and personal representatives of each of the foregoing from certain liabilities and pay all costs and expenses relating to (1) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or (2) any omission or alleged omission of a material fact required to be stated herein, subject to certain exceptions.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our Common Stock. This description is summarized from, and qualified in its entirety by reference to, our Charter, our Bylaws, and the applicable provisions of the DGCL. Each of our Charter and Bylaws is filed as an exhibit to the registration statement of which this Prospectus forms a part.

General

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated.

As of June 30, 2025, 6,317,793 shares of Common Stock and no shares of preferred stock were outstanding and held by 98 stockholders of record.

Common Stock

Our Common Stock is listed on the Nasdaq Global Market under the symbol “XCUR.”

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Unless required by law, holders of Common Stock cannot vote on changes affecting only Preferred Stock if Preferred Stockholders have the right to vote on those changes.

Our Charter and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon.

Dividends

Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Preferred Stock

There are no designated and issued shares of Preferred Stock. However, a so-called blank check preferred provision in Article VI of our Charter authorizes the Board to designate preferred stock at any time on whatever terms the Board, in its discretion, decides.

Warrants

As of June 30, 2025, there were outstanding warrants to purchase 10,022 shares of common stock at a price of $40.5155 per share that were acquired in the December 2021 registered-direct offering transaction.

Equity Awards

The Company has two equity award programs, the 2017 Plan and the ESPP.

The number of shares of Common Stock reserved for issuance under the 2017 Plan automatically increases on January 1 of each year, by the lesser of (i) 30,667 shares, (ii) 5% of the total number of shares of its capital stock outstanding on December 31 of the preceding calendar year, or (iii) a lesser number of shares determined by the Compensation Committee of the Board. On January 1, 2025, the number of awards that are reserved and may be awarded under the 2017 Plan was automatically increased, totaling 154,670 as of March 31, 2025. The 2017 Plan has been dormant since the last significant restructuring in September 2022. Currently, one employee has an outstanding stock option for 131 shares of Common Stock and 31 unvested restricted stock units, and another employee has 133 restricted stock units, 107 or which are unvested.

Through the ESPP, eligible employees may authorize payroll deductions of up to 15% of their compensation to purchase Common Stock. No shares were issued during 2023, 2024 or 2025.

The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, through January 1, 2027, by the least of (i) 2,000 shares; (ii) 0.3% of the outstanding shares of common stock on the last day of the immediately preceding calendar year; or (iii) a lesser number of shares determined by the Board. As of March 31, 2025, there were 22,394 shares available for issuance under the ESPP.

Registration Rights

In connection with the unregistered sales of Common Stock described herein, we entered into similar Registration Rights Agreements with all buyers indicated as such above, pursuant to which we agreed to register the resale of the shares subject to such Registration Rights Agreements and file registration statements covering the resale of the Shares no later than the 60th day following the applicable closing. This Registration Statement is being filed to satisfy the Registration Rights Agreement obligations.

Undesignated Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of Preferred Stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

Stockholder Meetings

Stockholder meetings can be held anywhere and entirely by remote communication, as designated by the Board. If the Board doesn’t specify a location or remote format, the meeting will be held at the company’s principal executive office.

The Board sets the date and time of the annual stockholder meeting, where directors are elected and other properly submitted business may be conducted.

Special meetings may only be called by the Secretary at the direction of a majority of the full Board. Stockholders themselves do not have the right to call special meetings. Only the business specified in the meeting notice may be addressed.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Stockholders can only bring business before an annual meeting if it is (i) included in the meeting notice sent by the Board, (ii) brought by the Board or the chair, or (iii) properly proposed by a stockholder who meets certain requirements, including being a record or beneficial owner at the time of notice and the meeting and complying fully with the bylaw procedures. Special meetings do not allow stockholder proposals unless specifically stated in the meeting notice.

To propose business, a stockholder must deliver a written, properly formatted, and timely notice to the Secretary (typically between 90 and 120 days before the anniversary of the prior year’s annual meeting). The notice must include detailed information about the proposing party (including ownership, affiliations, and relevant interests), the proposal itself, and any related agreements or arrangements. Updates to the notice must also be provided before the meeting to ensure all information remains accurate. If a proposal is not submitted in full compliance with these requirements, the meeting chair may rule it out of order. This bylaw section applies to all stockholder proposals except those made under Rule 14a-8 of the Exchange Act for inclusion in the company’s proxy statement, which are governed by separate SEC rules.

Stockholders may nominate directors for election at an annual meeting (or at a special meeting only if director elections are expressly on the agenda) either (a) through the Board or its authorized representatives or (b) by a stockholder who is present in person, was a beneficial owner both at the time of notice and the meeting, is entitled to vote, and fully complies with these procedures.

To make a valid nomination, the stockholder must submit a timely written notice to the Secretary, which generally must be received 90-120 days before the anniversary of the prior annual meeting (or within a specific window for special meetings). The notice must include detailed information about the nominating party and the nominee, including background, relationships, share ownership, and potential conflicts. Proposed nominees must also complete a Company-supplied questionnaire and certify that they have no outside commitments that could interfere with their duties, including undisclosed compensation or voting agreements.

The Company may request additional information to assess the nominee’s independence. If the nomination doesn’t comply with these rules, the meeting chair can declare it invalid, and any votes cast for that nominee won’t count.

Elimination of Stockholder Action by Written Consent

Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special stockholder meeting. The Charter specifically denies taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders.

Staggered Board of Directors

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.

Removal of Directors

Our directors may be removed only for cause by the affirmative vote of at least 66 2/3% of the voting power of the common stock outstanding and entitled to vote thereon. In addition, only our Board is authorized to fill vacancies and any additional directorships resulting from an increase in the authorized number of directors.

Stockholders Not Entitled to Cumulative Voting

There is no cumulative voting in the election of directors.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in an amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum

Our Charter and Bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any complaint asserting any internal corporate claims. In addition, our Bylaws also provide that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Amendment of Charter Provisions

In addition to any affirmative vote of the holders of any particular class or series of our stock required by law or by the Charter or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal Articles VI, VII, VIII, IX and X of the Charter.

Transfer Agent

The transfer agent and registrar for our Common Stock is EQ Shareowner Services (Equiniti) The transfer agent’s address is EQ Shareowner Services, P.O. Box 64856, St. Paul, MN 55164-0856 .

Listing

Our Common Stock is listed on the Nasdaq under the trading symbol “XCUR.”

PLAN OF DISTRIBUTION
We are registering resales of Resale Shares to permit the sale, transfer or other disposition of the Resale Shares by the Selling Stockholders or their donees, pledgees, transferees or other successors-in-interest from time to time after the date of this Prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Resale Shares. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Stockholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering) or commissions or agent’s commissions. The Resale Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling Resale Shares:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•to or through underwriters or purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such Resale Shares at a stipulated price per share;
•through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The Selling Stockholders also may resell all or a portion of the Resale Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this Prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.01.

In connection with sales of the Resale Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale

Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Resale Shares short and if such short sale takes place after the date that this Registration Statement is declared effective by the SEC, the Selling Stockholders may deliver Resale Shares covered by this Prospectus to close out short positions and to return borrowed Resale Shares in connection with such short sales. The Selling Stockholders may also loan or pledge Resale Shares to broker-dealers that in turn may sell such Resale Shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use Resale Shares the resale of which has been registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this Prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The Selling Stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable Prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each Selling Stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Resale Shares involved, (iii) the price at which such the Resale Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some U.S. states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the shelf registration statement of which this Prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We will pay all expenses of the registration of the Resale Shares pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against certain civil liabilities set forth in the Registration Rights Agreement, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this Prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

LEGAL MATTERS
The validity of the securities offered by this Prospectus will be passed upon for us by Baker & Hostetler LLP, New York, New York.

EXPERTS
The consolidated financial statements as of December 31, 2024 and 2023 and for the years then ended, included herein have been so incorporated in reliance on the report of Marcum, LLP, an independent registered public accounting firm (which report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in our annual report on Form 10-K for the year ended December 31, 2024, included herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this Prospectus, we refer you to the registration statement and its exhibits. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.exicuretx.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this Prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus is an inactive textual reference only.

EXICURE, INC.

i

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Exicure, Inc.
Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Exicure, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 , the Company has incurred significant losses and negative cash flows since inception, and may need to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2023.

New York, New York
March 18, 2025

EXICURE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2024	2023

ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$12,508	$816
Other receivable	521	15
Prepaid expenses and other current assets	644	1,193
Total current assets	13,673	2,024
Property and equipment, net	26	54
Right-of-use asset	—	6,517
Other noncurrent assets	1,357	2,985
Total assets	$15,056	$11,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,031	$1,631
Accrued expenses and other current liabilities	2,040	879
Total current liabilities	3,071	2,510
Lease liability, noncurrent	5,213	6,039
Total liabilities	$8,284	$8,549

Commitments and Contingencies (Note 15)

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, December 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 6,026,841 issued and outstanding, December 31, 2024; 1,832,988 issued and outstanding, December 31, 2023 *	1	—
Additional paid-in capital	206,035	192,594
Accumulated deficit	(199,264)	(189,563)
Total stockholders' equity	6,772	3,031
Total liabilities and stockholders’ equity	$15,056	$11,580

* reflects a one-for-five (1:5) reverse stock split effected on August 27, 2024

See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue:
Revenue	$500	$—
Total revenue	500	—
Operating expenses:
Research and development expense	—	1,423
General and administrative expense	5,449	11,715
Litigation legal expense	1,562	938
Right-of-use asset impairment loss	5,721	—
Loss from sale of property and equipment	—	920
Total operating expenses	12,732	14,996
Operating loss	(12,232)	(14,996)
Other (expense) income, net:
Changes in fair value of investment in convertible notes receivable	—	(2,000)
Dividend income	5	52
Interest income	8	32
Interest expense	(18)	—
Gain on settlement of accounts payables	407	—
Other income (expense), net	2,137	(2)
Total other income (expense), net	2,539	(1,918)
Net loss before provision for income taxes	(9,693)	(16,914)
Provision for income taxes	8	—
Net loss	$(9,701)	$(16,914)

Basic and diluted loss per common share *	$(4.75)	$(10.55)
Weighted-average basic and diluted common shares outstanding *	2,043,278	1,602,790

* reflects a one-for-five (1:5) reverse stock split effected on August 27, 2024

See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except shares)

	Common Stock
	Shares *	$	Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at January 1, 2023	1,096,017	$—	$187,571	$(172,649)	$14,922
Reclassification of common stock warrants to liability	—	—	(800)	—	(800)
Equity-based compensation	—	—	1,348	—	1,348
Vesting of restricted stock units and related repurchases	56,971	—	(122)	—	(122)
Issuance of common stock, net	680,000	—	4,597	—	4,597
Net loss	—	—	—	(16,914)	(16,914)
Balance at December 31, 2023	1,832,988	$—	$192,594	$(189,563)	$3,031
Equity-based compensation	—	—	22	—	22
Vesting of restricted stock units and related repurchases	166	—	—	—	—
Issuance of common stock, debt to equity conversion	339,214	—	1,018		1,018
Sale of common stock, financings	3,854,473	1	12,401	—	12,402
Net loss	—	—	—	(9,701)	(9,701)
Balance at December 31, 2024	6,026,841	$1	$206,035	$(199,264)	$6,772

* reflects a one-for-five (1:5) reverse stock split effected on August 27, 2024

See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(9,701)	$(16,914)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	28	634
Amortization of right-of-use asset	796	741
Equity-based compensation	22	1,348
Right-of-use asset impairment loss	5,721	—
Gain on settlement of accounts payables	(407)	—
Changes in fair value of investment in convertible notes receivable	—	2,000
Loss from sale of property and equipment	—	920
Changes in operating assets and liabilities:
Accounts receivable	(506)	—
Prepaid expenses and other current assets	977	733
Other noncurrent assets	—	38
Accounts payable	(193)	1,270
Accrued expenses	1,180	(399)
Other liabilities	(827)	(728)
Net cash used in operating activities	(2,910)	(10,357)
Cash flows from investing activities:
Purchase of available-for-sale securities	—	(2,000)
Proceeds from sale of property and equipment	—	922
Net cash (used in) provided by investing activities	—	(1,078)
Cash flows from financing activities:
Proceeds from sale of common stock	12,402	5,440
Payment of common stock financing costs	—	(843)
Proceeds from short term debt	1,000	—
Payment of exercise of common stock warrants	—	(800)
Payments for minimum statutory tax withholding related to net share settlement of equity awards	—	(123)
Net cash provided by financing activities	13,402	3,674
Net (decrease) in cash, cash equivalents, and restricted cash	10,492	(7,761)
Cash, cash equivalents, and restricted cash - beginning of year	2,016	9,777
Cash, cash equivalents, and restricted cash - end of year	$12,508	$2,016

See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2023
Supplemental disclosure of cash flow information
Non-cash operating activities:
Reclass prepaid expenses from noncurrent to current	$428	$—
Non-cash financing activities:
Equity effect of debt to equity conversion	$1,018	$—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the amounts shown in the consolidated statements of cash flows:

	Year Ended December 31,
	2024	2023
Cash, cash equivalents and restricted cash	$12,508	$816
Restricted cash included in other noncurrent assets	—	1,200
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$12,508	$2,016

See Accompanying Notes to Consolidated Financial Statements.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
1. Description of Business, Basis of Presentation and Going Concern
Description of Business
Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. In September 2022, the Company announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that the Company was exploring strategic alternatives to maximize stockholder value. In the first quarter, the Company entered into a licensing agreement for patents related to one of our historical drug candidates, and received a small, one-time payment and an entitlement to only modest royalties on future sales of the licensed technology that we do not believe will be material. In the second quarter, the Company sold some of our samples related to the licensed product. In the third quarter, the Company entered into a sale agreement to sale our historical biotechnology intellectual property and other assets pursuant to the purchase agreement. The Company continues to engage in a broader exploration of strategic alternatives. This effort involves exploring growth through transactions with potential partners that see opportunity in joining an existing, publicly-traded organization.
On January 19, 2025, we entered into a Share Purchase Agreement with GPCR Therapeutics Inc, a Korean corporation, (“GPCR”) pursuant to which we acquired from GPCR all of the issued and outstanding equity securities of GPCR Therapeutics USA Inc., a California corporation (“GPCR USA”). In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into a License and Collaboration Agreement to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents.
GPCR USA has an ongoing Phase 2 clinical trial focused on blood cancer patients, particularly those eligible for hematopoietic stem cell transplantation. Its current clinical trial involves the combined administration of G-CSF, GPC-100 (Burixafor) and propranolol. GPCR USA plans to complete the administration of GPC-100 to 20 patients by the end of April and aims to announce the clinical trial results by September.

Throughout these consolidated financial statements, the terms the “Company,” and “Exicure” refer to Exicure, Inc. and where appropriate, its wholly owned subsidiary, Exicure Operating Company. Exicure Operating Company holds all material assets and conducts all business activities and operations of Exicure, Inc.
Basis of Presentation
These consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and accounting principles generally accepted in the United States of America (“US GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) within the FASB Accounting Standards Codification (“ASC”) and are presented in thousands, except number of shares and per share data.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Exicure, Inc. and its wholly owned subsidiary, Exicure Operating Company. All intercompany transactions and accounts are eliminated in consolidation.
Reverse Stock Split
At the Company’s Special Meeting of Stockholders held on August 15, 2024, the Company’s stockholders approved a proposal to approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its shares of common stock, issued and outstanding or reserved for issuance, at a ratio within the range from 1-for-2 to 1-for-15, with such ratio to be determined in the discretion of the Board of Directors. On August 20, 2024, the Company’s Board of Directors adopted resolutions to effect as soon as reasonably practicable the reverse split of the issued and outstanding shares of the Common Stock at a ratio of 1-for-5.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
The Company effected a reverse stock split of its Common Stock at a ratio of 1-for-5 as of 5:00 p.m. Eastern Time on August 27, 2024. No fractional shares were issued in connection with the reverse stock split. Stockholders of record who would otherwise be entitled to receive a fractional share received a full share in lieu thereof. An additional 102,837 shares were issued as a result of the fractional shares rounded up. All information presented in the accompanying unaudited condensed consolidated financial statements, unless otherwise indicated herein, assumes a 1-for-5 reverse stock split of the Company’s outstanding shares of Common Stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth herein have been adjusted to give effect to such assumed reverse stock split.
Going Concern
At each reporting period, the Company evaluates whether there are conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date that the financial statements are issued. The Company is required to make certain additional disclosures if it concludes substantial doubt exists and it is not alleviated by the Company’s plans or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern for a period of one year after the date that the financial statements are issued. As of December 31, 2024, the Company expects to incur significant expenses and negative cash flows for the foreseeable future. As of December 31, 2024, the Company’s cash and cash equivalents were $12,508. Management believes that given the Company’s current cash position, operating plans and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Additional financing will be needed to fund our ongoing operations, support of GPCR USA’s operations, and exploration of strategic alternatives and pursuing any alternatives that we identify.
Management believes that the Company’s existing cash and cash equivalents are insufficient to continue to fund its operating expenses and additional funding is needed. There can be no assurance that such additional financing will be available and, if available, can be obtained on acceptable terms.
The accompanying consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
Use of Estimates
The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which it believes are reasonable in the circumstances and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a significant effect on the Company’s financial position, results of operations or cash flows. Actual results in future periods could differ from those estimates.
Reclassification
Certain accounts in the prior period consolidated statement of operations have been reclassified to conform to the presentation of the current year consolidated financial statements. These reclassifications had no effect on the previously reported operating results.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
2. Significant Accounting Policies
Cash and cash equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2024, cash equivalents represented funds held in a money market account.
Restricted cash
The Company secures a standby letter of credit with a restricted certificate of deposit account as part of its Chicago lease agreement, which was used to pay the lease during 2024. The Company considers the restricted certificate of deposit account in the amount of $109 to be restricted cash because its use to the Company is contractually limited and presents the balance within current assets on the accompanying consolidated balance sheet at December 31, 2024 and 2023.
Fair value of financial instruments
The Company has estimated the fair value of its financial instruments. The carrying amounts for cash, cash equivalents, and accounts payable approximate their fair value due to the relatively short-term nature of these instruments. The Company records short-term investments at their estimated fair value based on quoted market prices for identical or similar instruments.
Investment in Convertible Notes Receivable
Securities are classified as current or noncurrent based on the remaining contractual maturities of the securities. Securities are designated by the Company at the point of investment, as either trading, AFS, or held to maturity. Under ASC 825, Financial Instruments, the Company elected the fair value option for all outstanding convertible notes receivable. Management evaluates the performance of the securities on a fair value basis. Under the fair value option, the notes receivable are measured at each reporting period based upon their exit value in an orderly transaction and unrealized gains or losses from changes in fair value are recorded in the Condensed Consolidated Statements of Operations.
Investment in convertible notes receivable at fair value totaled $0 as of December 31, 2024. As of December 31, 2024, the aggregate cost of the investment in convertible notes receivable accounted for under the fair value option was $0, which included principal balances of $2,000 and the change in fair value of $2,000.
Concentrations of credit risk and other risks and uncertainties
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with reputable financial institutions. The Company’s cash accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per financial institution in the United States. The Company's cash equivalent securities are insured by the Securities Investor Protection Corp. (“SIPC”) up to $500,000 per account, with a limit of $250,000 in cash. The Company has not experienced any credit losses in such accounts. The Company has no financial instruments with off-balance sheet risk of loss.
The Company is currently not profitable and no assurance can be provided that it will ever be profitable. The Company’s research and development activities have required significant investment since inception and operations are expected to continue to require cash investment in excess of its revenues. See also Note 1, Going Concern, for more information.
Property and equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the various classes of property and equipment, which range from three to seven years. Leasehold

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
improvements are amortized using the straight-line method over the shorter of the remaining terms of the respective leases or the estimated lives of the assets. Depreciation begins at the time the asset is placed in service.
Property and equipment are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss for the year ended December 31, 2024 resulted from an analysis of the Company’s right-of-use asset related to its office lease. No impairment losses were recorded for the year ended December 31, 2023.
Warrants
The Company accounts for freestanding warrants within stockholder’s equity or as liabilities based on the characteristics and provisions of each instrument. The Company evaluates outstanding warrants in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. If none of the criteria in the evaluation in these standards are met, the warrants are classified as a component of stockholders’ equity and initially recorded at their grant date fair value without subsequent remeasurement. Warrants that meet the criteria are classified as liabilities and remeasured to their fair value, estimated using the Black-Scholes option-pricing model, at the end of each reporting period with changes in the fair value of the liability recorded in other income (expense), net in the consolidated statements of operations.
Revenue recognition
The core principle of ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company allocates the transaction price to all contractual performance obligations included in the contract. If a contract has more than one performance obligation, we allocate the transaction price to each performance obligation based on standalone selling price, which depicts the amount of consideration we expect to be entitled in exchange for satisfying each performance obligation. The Company recognizes revenue when it was satisfied or fulfilled it’s obligation to the customer.
Equity-based compensation
The Company measures the cost of equity-based awards at fair value and records the cost of the awards, net of estimated forfeitures, on a straight-line basis over the requisite service period. The Company measures fair value for all common stock options using the Black-Scholes option-pricing model. The fair value of common stock option awards is affected by the valuation assumptions, including the expected volatility based on comparable market participants, expected term of the common stock option, risk-free interest rate, and expected dividends. For all equity-based awards, the fair value measurement date is the date of grant and the requisite service period is the period over which the recipient is required to provide service in exchange for the equity-based awards, which is generally the vesting period.
Segments and geographic information
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business as one operating segment. All long-lived assets of the Company are located in the United States.
Leases
The Company determines if an arrangement is a lease at contract inception. Operating lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized on the balance sheet at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or to terminate the lease when it is

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
reasonably certain that the Company will exercise that option. The Company uses the implicit interest rate when readily determinable and uses the Company’s incremental borrowing rate when the implicit rate is not readily determinable based upon the information available at the commencement date in determining the present value of the lease payments.
The lease payments used to determine the Company’s operating lease assets may include lease incentives, stated rent increases and escalation clauses linked to rates of inflation when determinable. In addition, the Company’s lease arrangements may contain lease and non-lease components. The Company combines lease and non-lease components, which are accounted for together as a single lease component. Variable lease payments, such as real estate taxes and facility maintenance costs that are allocated by the lessor to the lessee and are not based on an index or a rate, are excluded from the measurement of the lease liability.
Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Short-term leases, defined as leases that have a lease term of twelve months or less at the commencement date, are excluded from this treatment and are recognized on a straight-line basis over the term of the lease. Costs for variable lease payments that are not included in the lease liability are recognized as expense as incurred.
Research and development expense
Research and development expenses are charged to expense as incurred in performing research and development activities in accordance with ASC 730, Research and Development. The costs include employee‑related expenses including salaries, benefits, and stock‑based compensation expense, costs of funding research performed by third parties that conduct research and development and preclinical and clinical activities on the Company’s behalf, the cost of purchasing lab supplies and non‑capital equipment used in preclinical and clinical activities and in manufacturing preclinical and clinical study materials, consultant fees, facility costs including rent, depreciation and maintenance expenses, fees for acquiring and maintaining licenses under third party licensing agreements, including any sublicensing or success payments made to the Company’s licensors, and overhead and other expenses directly related to research and development operations. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the Company’s estimate, the accrual or prepaid is adjusted accordingly. The Company defers and capitalizes non-refundable advance payments made by the Company for research and development activities until the related goods are received or the related services are performed. In circumstances where amounts have been paid in excess of costs incurred, the Company records a prepaid expense.
Income taxes
The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities and the expected benefits of net operating loss carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, is applied during the years in which temporary differences are expected to be settled and is reflected in the financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. At December 31, 2024 and 2023, the Company established a full valuation allowance against its deferred tax assets to an amount that is more likely than not to be realized.
Recent Accounting Pronouncements Adopted
Segment Reporting Disclosures

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures which will require companies to disclose significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”). The pronouncement is effective for annual filings for the year ended December 31, 2024. The Company adopted this standard for our fiscal year 2024 annual financial statements and interim financial statements thereafter and have applied this standard retrospectively for all prior periods presented in the financial statements. See Note 9 – Segment Reporting for further information.
Accounting Pronouncements Not Yet Adopted
Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income -Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” The standard requires that public business entities disclose additional information about specific expense categories in the notes to financial statements for interim and annual reporting periods. The standard will become effective for us for our fiscal year 2027 annual financial statements and interim financial statements thereafter and may be applied prospectively to periods after the adoption date or retrospectively for all prior periods presented in the financial statements, with early adoption permitted. The Company plans to adopt the standard when it becomes effective in our fiscal year 2027 annual financial statements, and the Company is currently evaluating the impact this guidance will have on the disclosures included in the Notes to the Consolidated Financial Statements.
Income Tax Disclosures
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Update No. 2023-09 aims to enhance the transparency and decision usefulness of income tax disclosures. Update No. 2023-09 modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state, and foreign). Update 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. Update No. 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company has not yet adopted this standard for our fiscal year 2024 annual financial statements and is currently evaluating the impact this guidance will have on the disclosures included in the Notes to the Consolidated Financial Statements. See Note 10 – Income Taxes for further information.
3. Supplemental Balance Sheet Information
Prepaid expenses and other current assets

	December 31,
	2024	2023
Prepaid insurance	$ 444	$ 508
Prepaid franchise tax	—	259
Lease costs	37	235
Prepaid professional fees	70	95
Prepaid software	61	72
Other	32	24
Prepaid expenses and other current assets	$ 644	$ 1,193

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Other noncurrent assets

	December 31,
	2024	2023
Restricted cash	$ —	$ 1,200
Prepaid insurance, noncurrent	1,357	1,785
Other noncurrent assets	$ 1,357	$ 2,985
Property and equipment, net

	December 31,
	2024	2023
Scientific equipment	$ 246	$ 246
Computers and software	3	3
Furniture and fixtures	30	30
Property and equipment, gross	279	279
Less: accumulated depreciation	(253)	(225)
Property and equipment, net	$ 26	$ 54
Depreciation and amortization expense was $28 and $634, for the years ended December 31, 2024 and 2023, respectively. During the year ended December 31, 2023, the Company sold scientific equipment with a net book value of $1,834 and recognized a loss of $920 in the accompanying statement of operations for the year ended December 31, 2023. There were no sales in 2024.
Accrued expenses and other current liabilities

	December 31,
	2024	2023
Current lease liability	$ 722	$ 626
Accrued payroll-related expenses	—	71
Accrued litigation legal fee	1,138	—
Accrued other expenses	180	182
Accrued expenses and other current liabilities	$ 2,040	$ 879

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
4. Investment in Convertible Notes Receivable
In May 2023, the Company entered into two subscription agreements to purchase non-guaranteed private placement convertible notes receivable (the “Notes Receivable”) for a subscription amount of $1 million each. The Notes Receivable mature in May 2026 and the yield to maturity is 4.5% per annum. The Company has the option to request that the issuer redeem part or the entire principal amount of the Notes Receivable on the first anniversary after the issue date and every three months thereafter before the maturity date. The conversion ratio will be one hundred percent (100%) of the Notes Receivable’s face value. The Company also has the ability to convert the debt into shares based on the number of shares computed by dividing the face value of each security by a calculated conversion price, which is subject to adjustment provisions, determined at the time of issuance. The securities may be converted from May 3, 2024, the first anniversary of the issue date of the first agreement, to April 15, 2026, one month prior to the maturity date to the second agreement. In March 2024, the Company notified the issuer of the Notes Receivable that it was exercising its redemption right with respect to the entire principal amount of the Notes Receivable after the first anniversary of their issue dates (May 3 and May 16, 2024, respectively) for an aggregate redemption price of $2.090 million (representing the principal amount plus 4.5% per annum yield to the redemption date). The issuer has taken the position that the Notes Receivable are not redeemable until August 3, 2024 and August 16, 2024.
The Company’s debt securities are classified as AFS pursuant to ASC 320 - Investments - Debt Securities. AFS securities are recorded at fair value. During the year ended December 31, 2023, management did not believe these AFS investments are recoverable and booked a change in fair value to record them at a fair value of $0 and believes their fair value is still $0 as of December 31, 2024.
5. Leases
The Company’s lease arrangements at December 31, 2024 consist of (i) a lease for office space at its headquarters in Chicago, Illinois that commenced in July 2020 (the “Chicago Lease”) and (ii) leases for office equipment (the “Office Equipment Leases”). The Chicago Lease and the Office Equipment Leases are classified as operating leases. See the subsequent event footnote for information on the early termination of the Chicago lease that terminated in February 2025.
Chicago Lease
The Company has approximately thirty thousand square feet of office space in Chicago, Illinois (the “Chicago Lease”). The original term (the “Original Term”) of the Chicago Lease is 10 years, commencing on July 1, 2020 (the “Commencement Date”), which is the date the premises were ready for occupancy under the terms of the Chicago Lease. The Company has options to extend the term of the Chicago Lease for two additional successive periods of five years each (the “Extension Periods”) at the then prevailing effective market rental rate.
The initial annual base rent during the Original Term is approximately $1,113 for the first 12-month period of the Original Term, payable in monthly installments beginning on the Commencement Date. Base rent thereafter is subject to annual increases of 3%, for an aggregate amount of $12,761 over the Original Term. The Company must also pay its proportionate share of certain operating expenses and taxes for each calendar year during the term. During the first 12-month period of the Original Term, the base rent and the Company's proportionate share of operating expenses and taxes are subject to certain abatements.
Upon execution of the Chicago Lease, the Company paid to the landlord the first installment of base rent and the estimated monthly amount of its pro rata share of taxes and its pro rata share of operating expenses in the aggregate amount of $87 which amount had been adjusted for the abatement as set forth in the lease agreement. The Company also paid the landlord a net amount of $697 toward tenant improvements.
As part of the agreement for the Chicago Lease, the Company is required to maintain a standby letter of credit during the term of the lease, which had a balance of $109 at December 31, 2024, and was secured by a restricted

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
certificate of deposit account and presented within current assets on the Company’s consolidated balance sheet at December 31, 2024.
The Company recognized a right of use asset of $8,931 and a lease liability of $8,147 on the Commencement Date. Because the rate implicit in the Chicago Lease is not readily determinable, the Company used its incremental borrowing rate of 8.3% on the Commencement Date to determine the present value of the lease payments over the Original Term. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The weighted-average discount rate related to the Company’s operating lease asset and related operating lease liabilities was 8.3%. See Footnote 17 - Subsequent Events for details on the early termination of the Chicago Lease.The following table summarizes lease costs in the Company’s consolidated statement of operations:

	December 31,
	2024	2023
Operating lease costs	$ 858	$ 789
Variable lease costs	290	690
Short term lease costs	41	—
Total lease costs	$ 1,189	$ 1,479
The Company made cash payments for operating leases of $1,217 and $1,808 during the years ended December 31, 2024 and 2023, respectively. On June 11, 2024, the Company received a formal notice from its landlord indicating the landlord will draw on the restricted cash account designated for the lease as a result of past due rent for December 2023 through June 2024. The landlord continued to make monthly withdrawals from the restricted cash account and the Company is current on its rent payments. These draws are within the terms and conditions of the lease and the related restricted cash account.
Maturities of the Company’s lease liability as of December 31, 2024 were as follows:

Years Ending December 31,	Operating Leases
2025	$ 1,167
2026	1,310
2027	1,349
2028	1,390
2029	1,432
Thereafter	726
Total	$ 7,374
Less: imputed interest	(1,439)
Total lease liability	$ 5,935

Current operating lease liability	$ 722
Noncurrent operating lease liability	5,213
Total lease liability	$ 5,935
Sublease of Office Space
The Company entered into a sublease agreement with Cyclopure, Inc. (the “Subtenant”) to sublease approximately 57% of its office space pursuant to that certain sublease agreement (the “Sublease Agreement”), dated as of May 4, 2023. The term of the Sublease Agreement began on May 15, 2023 and ends on June 30, 2030, the expiration date of the Chicago Lease. The first three months under the Sublease Agreement are rent free.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Beginning August 15, 2023, the Company began charging the Subtenant for 57% of the base rent under the Chicago Lease, and the subtenant is responsible for its pro rata share of operating expenses and taxes payable.
In 2024, the Company did not receive payments from the Subtenant as the Subtenant paid $584 directly to the Company’s landlord. In 2023, the Subtenant paid the Company $550. On October 21, 2024, the Subtenant provided notice that it is exercising its right to termination under the Sublease, effective as of November 30, 2024. However, the Company sent a formal notice disputing the subtenant’s right to terminate the Sublease as the provisions for termination were not met and has $121 in other receivables related to the Subtenant’s past due rent.
6. Debt
On May 3, 2024, the Company executed a promissory note (“Note”) and subsequently received a loan in the amount of $300 from an individual investor. All principal and accrued interest were due and payable on the earlier of (i) May 3, 2025 or (ii) upon an event of default, at such time, such amounts declared by the investor would become due and payable by Company. Interest accrued on this Note at 6.0% and was payable at maturity.
On June 3, 2024, the Company executed another promissory note (“DGP Note”) and subsequently received a loan in the amount of $700 from DGP, a related party. All principal and accrued interest were due and payable on the earlier of (i) March 25, 2025 or (ii) upon an event of default, at such time, such amounts declared by the investor would become due and payable by Company. Interest accrued on this DGP Note at 6.0% and was payable at maturity.
On September 11, 2024, the Company executed two Debt for Equity Exchange Agreements converting the existing debt and related interest described above into shares of its common stock. The Company exchanged in full satisfaction of the principal and accrued interest obligations on the Note into 101,991 of its common stock shares. The Company exchanged in full satisfaction of the principal and accrued interest obligations on the DGP Note into 237,223 shares of its common stock. As this was considered a troubled debt restructuring with a related party, the difference between fair value and book value was recognized within additional paid in capital.
7. Stockholders’ Equity
Preferred Stock
The Company has 10,000,000 shares of preferred stock, par value $0.0001 authorized and no shares issued and outstanding.
Common Stock
The Company has 200,000,000 shares of common stock, par value $0.0001, authorized. As of December 31, 2024 and December 31, 2023, the Company had 6,026,841 and 1,832,988 shares issued and outstanding, respectively.
The holders of shares of the Company’s common stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of the Company’s common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board out of funds legally available for that purpose. In the event of the Company’s liquidation, dissolution or winding up, the holders of shares of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The Company’s common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company’s common stock. The outstanding shares of the Company’s common stock are fully paid and non-assessable.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Common Stock Purchase Agreements
In an agreement dated November 6, 2024 and executed on November 12, 2024, the Company entered into a common stock purchase agreement (the “Initial Common Stock Purchase Agreement”) with HiTron Systems Inc. (“HiTron”), pursuant to which the Company agreed to issue and sell to HiTron 433,333 shares (the “Initial Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $3.00 per share (the “Initial Purchase”).
On November 13, 2024, in a subsequent agreement (the “Subsequent Common Stock Purchase Agreement”), the Company agreed to sell and issue to HiTron 2,900,000 additional shares of Common Stock (the “Subsequent Shares” and together with the Initial Shares, the “Shares”), for $8.7 million, at a purchase price of $3.00 per share (the “Subsequent Purchase”). The Subsequent Common Stock Purchase Agreement provides HiTron with the right to nominate additional members of the Board in proportion to its equity interest, subject to approval by the Board and compliance with SEC and Nasdaq rules.
On December 9, 2024, the Company entered into a Common Stock Purchase Agreement with SangSangIn Investment & Securities Co., Ltd. (“SangSang”), pursuant to which the Company agreed to issue and sell to SangSang 433,332 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $4.61 per share.
On December 10, 2024, the Company entered into a common stock purchase agreement (the “MIRTO Purchase Agreement”) with MIRTO Co., LTD. (“MIRTO”), pursuant to which the Company agreed to issue and sell to MIRTO 87,808 shares of our Common Stock, for an aggregate purchase price of approximately $0.5 million, at a purchase price per share of $4.61. The transactions under the MIRTO Purchase Agreement closed on December 24, 2024.
Registration Rights Agreements
In connection with the HiTron Common Stock Purchase Agreements and SangSang Common Stock Purchase Agreement, the Company entered into registration rights agreements (the “Registration Rights Agreements”) with HiTron and SangSang, pursuant to which the Company agreed to register the resale of the Shares. Under these Registration Rights Agreements, the Company has agreed to file registration statements covering the resale of the Shares no later than the sixth (60th) day following the applicable closing (the “Filing Deadline”). The Company has agreed to use reasonable best efforts to cause such registration statement to become effective as promptly as practicable after the filing thereof but in any event on or prior to the Effectiveness Deadline (as defined in these Registration Rights Agreements), and to keep such registration statement continuously effective until the earlier of (i) the date the Shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction, or (ii) the date that is two (2) years following the applicable closing date. The Company has also agreed, among other things, to pay all reasonable fees and expenses (excluding any underwriters’ discounts and commissions and all fees and expenses of legal counsel, accountants and other advisors for HiTron or SangSang except as specifically provided in these Registration Rights Agreements) incident to the performance of or compliance with these Registration Rights Agreements by the Company.
In the event a registration statement has not been filed within 90 days following the closing date, subject to certain limited exceptions, then the Company has agreed to make pro rata payments to HiTron as liquidated damages in an amount equal to 0.5% of the aggregate amount invested by HiTron in the Shares per 30-day period or pro rata for any portion thereof for each such month during which such event continues, subject to certain caps set forth in the Registration Rights Agreements.
The Filing Deadline has passed for both of these agreements, however, the Company is making its best efforts to file such registration statements as soon as reasonably possible.
September 2022 PIPE
Securities Purchase Agreement

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

On September 26, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with CBI USA, pursuant to which the Company agreed to issue and sell to CBI USA in a private placement an aggregate of 680,000 shares of Common Stock, at a purchase price of $8.00 per share. The private placement closed on February 24, 2023 (the “Closing Date”). The Company received gross proceeds of $5,440 from the September 2022 PIPE (or net proceeds of $4,597 after transaction expenses).
CBI USA funded the acquisition pursuant to the Securities Purchase Agreement through a loan from its affiliate, DGP Co., Ltd. (“DGP”). On June 23, 2023, DGP exercised its the option pursuant to the loan and acquired the 680,000 shares of Common Stock initially acquired by CBI USA pursuant to the Securities Purchase Agreement. DGP subsequently agreed to sell its shares to a third party, with the closing of 10% (68,000 shares) occurring in February 2024, and sold 424,611 to another third party on February 24, 2025. CBI USA and DGP, collectively, beneficially own 9% of the outstanding shares of Common Stock based on information available to the Company.

September 2022 Registration Rights Agreement
In connection with the Securities Purchase Agreement, the Company entered into a registration rights agreement with CBI USA (the “Registration Rights Agreement’). CBI USA assigned its rights under the Registration Rights Agreement to DGP when DGP acquired the 680,000 shares of Common Stock initially sold to CBI USA. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement covering the resale of the shares of Common Stock sold pursuant to the Securities Purchase Agreement, to use reasonable best efforts to cause such registration statement to become effective as promptly as practicable, and to keep such registration statement continuously effective until the earlier of (i) the date the shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction, or (ii) the date that is two (2) years following the Closing Date.
In the event the registration statement was not filed within 90 days following the Closing Date, subject to certain limited exceptions, the Company agreed to make payments as liquidated damages in an amount equal to 0.5% of the aggregate amount invested in the shares of Common Stock pursuant to the Securities Purchase Agreement per 30-day period or pro rata for any portion thereof for each such month during which such event continues, subject to certain caps set forth in the Registration Rights Agreement. The Company paid $27 to CBI USA and accrued $191 to DGP pursuant to this provision. On February 19, 2025, the Company received a waiver letter from DGP confirming they agreed to waive the outstanding $191 penalty amount owed to DGP. On February 24, 2025, DGP sold 424,611 of their shares to an unaffiliated company.

Common Stock Warrants
Warrants to purchase 115,253 shares of common stock at a price of $40.5155 per share that were acquired in the December 2021 registered-direct offering transaction remained outstanding. The warrants are classified as equity. As a result of the closing of the September 2022 PIPE, a warrant holder elected to exercise their option within 30 days of the closing of the September 2022 PIPE (February 24, 2023) to receive a cash payout for the outstanding warrants in the amount of the Black-Scholes value of each warrant as prescribed in the warrant agreement. The Company paid $800 to this warrant holder on June 23, 2023 and 105,231 warrants were settled as a result.
As of December 31, 2024, warrants to purchase 10,022 shares of Common Stock at a price of $40.5155 per share that were acquired in the December 2021 registered-direct offering transaction remain outstanding.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
8. Equity-Based Compensation
2017 Equity Incentive Plan
On September 22, 2017, the Company’s stockholders approved the Exicure, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), which became effective on November 15, 2017. The 2017 Plan provides for the issuance of incentive awards of up to 38,950 shares of Exicure common stock, which includes 14,466 shares of Exicure common stock to be issued to officers, employees, consultants and directors, plus a number of shares not to exceed 25,559 that are subject to issued and outstanding awards under the Exicure OpCo 2015 Equity Incentive Plan (the “2015 Plan”) and were assumed in the merger transaction on September 26, 2017. Awards that may be awarded under the 2017 Equity Incentive Plan include non-qualified and incentive stock options, stock appreciation rights, bonus shares, restricted stock, restricted stock units, performance units and cash-based awards. The number of shares of common stock reserved for issuance under the 2017 Equity Incentive Plan automatically increases on January 1 of each year, beginning on January 1, 2020, by the lesser of (i) 30,667 shares, (ii) 5% of the total number of shares of its capital stock outstanding on December 31 of the preceding calendar year, or (iii) a lesser number of shares determined by the Compensation Committee of the Board (the “Compensation Committee”). No future awards will be made under the 2015 Plan upon the effectiveness of the 2017 Plan. On January 1, 2024, pursuant to the terms of the 2017 Plan, the number of awards that are reserved and may be awarded under the 2017 Plan was automatically increased by 30,667 awards. As of December 31, 2024, the aggregate number of awards available for grant under the 2017 Plan was 121,700.
Awards granted under the 2017 Plan are contingent on the participants’ continued employment or provision of non-employee services and are subject to forfeiture if employment or continued service terminates for any reason. The initial award granted to an employee or consultant generally vests 25% on the first 12-month anniversary of the grant date and vests 1/48th monthly thereafter until fully vested at the end of 48 months. Subsequent awards granted to employees or consultants generally vest 1/48th monthly until fully vested at the end of 48 months. The initial stock option grant to a non-employee director vests 1/36th monthly until fully vested at the end of 36 months. Subsequent stock option grants to a non-employee director vests 1/12th monthly until fully vested at the end of 12 months. The term of common stock option grants is 10 years unless terminated earlier as described above.
Employee Stock Purchase Plan
The 2017 Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board in September 2017 and approved by the Company’s stockholders in September 2017. Through the ESPP, eligible employees may authorize payroll deductions of up to 15% of their compensation to purchase common stock. The maximum number of shares that an employee may purchase on any exercise date in an offer period will be the smaller of (i) 50 shares or (ii) such number of shares as has a fair market value (determined as of the offering date for such offer period) equal to $25,000 within one calendar year minus the fair market value of any other shares of common stock that are attributed to such calendar year. The purchase price per share at each purchase date is equal to 85% of the lower of (i) the closing market price per share of Exicure common stock on the employee’s offering date or (ii) the closing market price per share of Exicure common stock on the exercise date. Each offering period is approximately six-months in duration and the first offering period began on November 16, 2020 and ended on May 14, 2021. No shares were issued during 2024 or 2023.
The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2018 and each January 1 thereafter through January 1, 2027, by the least of (i) 2,000 shares; (ii) 0.3% of the outstanding shares of common stock on the last day of the immediately preceding calendar year; or (iii) a lesser number of shares determined by the Board. As of December 31, 2024, there were 12,394 shares available for issuance under the ESPP. On January 1, 2025, the number of shares of common stock available for issuance under the ESPP increased by 10,000 shares.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Equity-based compensation expense is classified in the statements of operations as follows:

	Year Ended December 31,
	2024	2023
Research and development expense	$ —	$ 154
General and administrative expense	22	1,194
	$ 22	$ 1,348
Unamortized equity-based compensation expense at December 31, 2024 was $10, which is expected to be amortized over a weighted-average period of 0.9 years.
The Company utilizes the Black-Scholes option-pricing model to determine the fair value of common stock option grants. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model also requires the input of highly subjective assumptions. In addition to an assumption on the expected term of the option grants as discussed below, application of the Black-Scholes model requires additional inputs for which we have assumed the values described in the table below:

Year Ended December 31,
2023
Expected term	5.8 to 5.8 years
Risk-free interest rate	3.83% to 3.83%; weighted avg. 3.83%
Expected volatility	100.9% to 100.9%; weighted avg. 100.9%
Forfeiture rate	5%
Expected dividend yield	— %
The expected term is based upon the “simplified method” as described in Staff Accounting Bulletin Topic 14.D.2. Currently, the Company does not have sufficient experience to provide a reasonable estimate of an expected term of its common stock options. The Company will continue to use the “simplified method” until there is sufficient experience to provide a more reasonable estimate in conformance with ASC 718-10-30-25 through 30-26. The risk-free interest rate assumptions were based on the U.S. Treasury bond rate appropriate for the expected term in effect at the time of grant. For stock options granted after December 31, 2021, the expected volatility is based on the volatility of shares of the Company. For stock options granted prior to January 1, 2022, the expected volatility is based on calculated enterprise value volatilities for publicly traded companies in the same industry and general stage of development. The estimated forfeiture rates were based on historical experience for similar classes of employees. The dividend yield was based on expected dividends at the time of grant.
The fair value of the underlying common stock and the exercise price for the common stock options granted during the year ended December 31, 2023 is summarized in the table below. No options were granted during 2024.

Common Stock Options Granted During Period Ended:	Fair Value of Underlying Common Stock	Exercise Price of Common Stock Option
Year ended December 31, 2023	$1.58; weighted avg. $1.58	$1.58; weighted avg. $1.58
The weighted-average grant date fair value of common stock options granted in the years ended December 31, 2023 was $6.30 per common stock option, respectively.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
A summary of common stock option activity as of the periods indicated is as follows:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (thousands)
Outstanding - December 31, 2022	44,567	$ 23.70	7.5	$ —
Granted	2,000	7.90
Forfeited	(44,140)	27.00
Outstanding - December 31, 2023	2,427	$ 21.40	5.4	$ —
Forfeited	(84)	27.55
Outstanding - December 31, 2024	2,343	$ 27.55	4.4	$ —
Exercisable - December 31, 2024	2,343	$ 27.55	4.4	$ —
Vested and Expected to Vest - December 31, 2024	2,343	$ 27.55	4.4	$ —
A summary of restricted stock unit activity of the periods indicated is as follows:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value
Unvested balance - December 31, 2022	4,177	$ 63.25
Granted	59,198	5.10
Vested	(61,805)	9.55
Forfeited	(961)	72.90
Unvested balance - December 31, 2023	609	$ 52.05
Granted	—	—
Vested	(237)	92.94
Forfeited	(84)	17.25
Unvested balance - December 31, 2024	288	$ 47.93
The grant date fair value of restricted stock units is based on the Company’s closing stock price at the date of grant. At vesting, each outstanding restricted stock unit will be exchanged for one share of the Company’s common stock. The restricted stock units granted in the past generally vest evenly on a quarterly basis over a period of 4 years in exchange for continued service provided by the restricted stock unit recipient during that vesting period.
A summary of performance-based restricted stock unit activity of the periods indicated is as follows:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value
Unvested balance - December 31, 2022	97,643	$ 3.45
Settled	(97,643)	1.91
Unvested balance - December 31, 2023	—	$ —
Unvested balance - December 31, 2024	—	$ —

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
The grant date fair value of performance-based restricted stock units is based on the Company’s closing stock price at the date of grant. At vesting, each outstanding restricted stock unit will be exchanged for one share of the Company’s common stock. Certain performance metrics must be met by the performance measurement date in 2023 in order for the performance-based restricted stock units granted during 2022 to vest as follows: one-third on May 16, 2023, one-third on May 16, 2024, and one-third on May 16, 2025, in exchange for continued service provided by the performance-based restricted stock unit recipient during that vesting period.
Repricing of Outstanding and Unexercised Options
On March 24, 2022, the Board unanimously approved the repricing of all outstanding and unexercised stock options granted under the 2015 Plan and 2017 Plan (the “Plans”) and held by current employees, executive officers, and directors of the Company (the “Eligible Stock Options”). Effective April 1, 2022, the exercise price of the eligible stock options was reduced to $5.51, the closing price of its common stock on April 1, 2022. Except for the modification to the exercise price of the Eligible Stock Options, all other terms and conditions of each of the Eligible Stock Options will remain in full force and effect.
Pursuant to the Plans, the Board, as the administrator of the Plans, has discretionary authority, exercisable on such terms and conditions that it deems appropriate under the circumstances, to reduce the exercise price in effect for outstanding options under the Plans. In approving the repricing, the Board considered the impact of the current exercise prices of outstanding stock options on the incentives provided to employees and directors, the lack of retention value provided by the outstanding stock options to employees and directors, and the impact of such options on the capital structure of the Company. As of March 24, 2022, there were 46,645 stock options outstanding under the Plans, and all of the Company’s outstanding stock options had exercise prices in excess of the current fair market value of the Company’s common stock as of March 24, 2022, which is why the Board made the determination to deem all outstanding and unexercised stock options held by current employees, executive officers, and directors as Eligible Stock Options.
9. Segment Reporting
The Company manages our business activities on a consolidated basis and operate as a single operating segment: Biotechnology. Our revenue this year was solely from one patent license agreement with a private clinical stage biopharmaceutical company. Under the terms of the agreement, this biopharmaceutical company will receive an exclusive license in the field of hepatitis to all of the Company’s relevant patents for $500, see Note 16 for further details. The accounting policies of the Biotechnology segment are the same as those described in Note 2 – Summary of Significant Accounting Policies.
Our CODM is our President and Chief Executive Officer, Andy Yoo. The CODM uses net loss, as reported on our Consolidated Statements of Comprehensive Income, in evaluating performance of the Biotechnology segment and determining how to allocate resources of the Company as a whole. The CODM does not review assets in evaluating the results of the Biotechnology segment, and therefore, such information is not presented.
The following table provides the operating financial results of our Biotechnology segment:

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Total revenues	$500	$—
Significant segment expenses:
Research and development expense	—	1,423
General and administrative expense	5,449	11,715
Litigation legal expense	1,562	938
Right-of-use asset impairment loss	5,721	—
Loss from sale of property and equipment	—	920
Total operating expenses	12,732	14,996
Interest and dividend income	13	84
Interest expense	(18)	—
Other income (expense)	2,544	(2)
Total other income (expense)	2,539	(1,918)
Segment net loss	$(9,701)	$(16,914)

10. Income Taxes
Pre-tax loss before income taxes was $9,693 and $16,914 for the years ended December 31, 2024 and 2023, respectively, which consists entirely of losses in the U.S. and resulted in $8 and $0 provision for income tax expense during the years then ended, respectively.
Components for the provision for income taxes consist of the following:

	Year Ended December 31,
	2024	2023
Current
Federal	$ —	$ —
State and local	8	—
Total current tax expense	$ 8	$ —

Provision for income tax expense	$ 8	$ —

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
The differences between income taxes computed using the U.S. federal income tax rate and the provision for income taxes are as follows:

	Year Ended December 31,
	2024		2023
Federal income tax expense at statutory rate	$ (2,035)	21.0%	$ (3,552)	21.0%
State income tax expense at statutory rate	(672)	6.9	(1,167)	6.9
Permanent differences	14	(0.1)	285	(1.7)
State rate differential	25	(0.3)	72	(0.5)
Change in valuation allowance	2,670	(27.6)	(39,891)	236.9
Other	6	—	—	—
Reduction of worthless attributes	—	—	44,253	(262.6)
	$ 8	(0.1)%	$ —	— %
The effective tax rate for the year ended December 31, 2024 is attributable to the fact that the Company is subject to state income taxes. The effective income tax rate for the year ended December 31, 2024 was (0.1)% because the Company generated tax losses and provided a full valuation allowance against its deferred tax assets to an amount that is more likely than not to be realized.
The significant components of the Company’s net deferred tax assets are as follows:

	December 31,
	2024	2023
Deferred Tax Assets
Net operating losses	$ 3,957	$ 3,145
Capitalized R&D expenses	556	741
Accrued expenses	318	41
Operating lease liability	1,661	1,900
Investment Loss Adjustment	560	570
Less: Valuation allowance	(6,920)	(4,250)
Total deferred tax assets	132	2,147
Deferred Tax Liabilities
Prepaid expenses	(125)	(217)
Fixed assets and other	(7)	(15)
Deferred Rent	—	(57)
Right-of-use asset	—	(1,858)
Total deferred tax liabilities	(132)	(2,147)
Deferred taxes, net	$ —	$ —
The Company’s effective income tax rate for the year ended December 31, 2024 is (0.1)%. The Company has recorded a full valuation allowance against its deferred tax assets. This determination is based on significant negative evidence, including:
•Cumulative losses: The Company has been in a significant cumulative loss position since its inception in 2011.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
•Projected realization of net operating loss carry forward amounts: Projections of future pre-tax book loss and taxable losses based on the Company's recent actual performance and current industry data indicate it is more likely than not that the benefits will not be recognized.
At December 31, 2024, the Company had a federal net operating loss carryforward of $13,951, which are indefinitely lived. At December 31, 2024, the Company had $13,951 of state net operating loss carryforwards, which will begin to expire in 2044.
The Company experienced an “ownership change” within the meaning of Section 382(g) (“Section 382”) of the Internal Revenue Code of 1986, as amended, during the fourth quarter of 2022. In general, the annual use limitation equals the aggregate value of our stock at the time of the ownership change multiplied by a specified tax-exempt interest rate.
The Company determined that at the date of the 2023 ownership change, we had a net unrealized built-in loss (“NUBIL”). The NUBIL was determined based on the difference between the fair market value of our assets and their tax basis as the ownership change date. Because of the NUBIL, certain deductions recognized during the five-year period beginning on the date of the IRC Section 382 ownership change (the “recognition period”) are subject to the same limitation as the net operating loss carryforwards or certain other deductions. As of 2023, the business model has substantially changed which fully limits our ability to recognize these deductions. As the Company disposed of the majority of their operating business, they are subject to a zero limitation under Section 382 of the Internal Revenue Code which makes the net operating losses unusable. Accordingly, the Company has not recorded federal and state net operating losses from prior to ownership change. In December 2024, the Company had another ownership change and a formal analysis was not performed as any further limitation would not have a material impact on the financial statements due to the valuation allowance.
At December 31, 2024 and 2023, the Company had no unrecognized tax benefits. The Company's estimate of the potential outcome of any uncertain tax positions is subject to management's assessment of relevant risks, facts and circumstances existing at that time. The Company evaluates uncertain tax positions to determine if it is more-likely-than-not that they would be sustained upon examination. The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes.
The Company is subject to taxation in the U.S. and various state jurisdictions. The Company remains subject to examination by U.S. federal and state tax authorities for the years 2020 through 2024. There are no pending examinations in any jurisdiction.
11. Loss Per Common Share
Basic loss per common share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share is calculated using the treasury share method by giving effect to all potentially dilutive securities that were outstanding. Potentially dilutive options, restricted stock units and warrants to purchase common stock that were outstanding during the periods presented were excluded from the diluted loss per share calculation for the periods presented because such shares had an anti-dilutive effect due to the net loss reported in those periods. Therefore, basic and diluted loss per common share is the same for each of the years ended December 31, 2024 and 2023.
The following is the computation of loss per common share for the years ended December 31, 2024 and 2023:

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Net loss	$ (9,701)	$ (16,914)
Weighted-average basic and diluted common shares outstanding	2,043,278	1,602,790
Loss per share - basic and diluted	$ (4.75)	$ (10.55)
The outstanding securities presented below were excluded from the calculation of loss per common share, for the periods presented, because such securities would have been anti-dilutive due to the Company’s loss per share during that period:

	December 31,
	2024	2023
Options to purchase common stock	2,343	2,427
Restricted stock units	288	609
Performance stock units	—	—
Warrants to purchase common stock	10,022	10,022

12. Fair Value Measurements
ASC Topic 820, Fair Value Measurement, establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, as follows: Level 1 Inputs - unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date; Level 2 Inputs - other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and Level 3 Inputs - unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.
Cash and cash equivalents were measured using level 1 inputs as of December 31, 2024 and 2023. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy during the December 31, 2024 and year ended December 31, 2023. The carrying amount of the Company’s receivables and payables approximate their fair value due to their maturity.
13. Defined Contribution Plan
The Company maintains a defined contribution savings plan for the benefit of its employees. Company contributions are determined under various formulas. The expense recognized for this plan was $37 and $119 for the years ended December 31, 2024 and 2023, respectively.
14. Commitments and Contingencies
Legal Proceedings
On December 13, 2021, Mark Colwell filed a putative securities class action lawsuit against the Company, David A. Giljohann and Brian C. Bock in the United States District Court for the Northern District of Illinois, captioned Colwell v. Exicure, Inc. et al., Case No. 1:21-cv-06637. On February 4, 2021, plaintiff filed an amended putative securities class action complaint. On March 20, 2023, the court entered an order appointing James Mathew as lead plaintiff and Bleichmar Fonti & Auld LLP as lead counsel in the action pursuant to the Private Securities Litigation Reform Act of 1995. On May 26, 2023, lead plaintiff filed a second amended complaint against the Company, Dr. Giljohann, Mr. Bock, and Grant Corbett. The second amended complaint alleges that Dr. Giljohann, Mr. Bock, and Dr. Corbett made materially false and/or misleading statements related to the Company’s clinical programs purportedly causing losses to investors who acquired Company securities between January 7, 2021 and

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
December 10, 2021. The second amended complaint does not quantify any alleged damages but, in addition to attorneys’ fees and costs, lead plaintiff seeks to recover damages on behalf of himself and others who acquired the Company’s stock during the putative class period at allegedly inflated prices and purportedly suffered financial harm as a result. On October 8, the court granted preliminary approval of the settlement in the securities class action and set a schedule for final approval proceedings, including a final approval hearing on January 13, 2025. On January 13, 2025, the court entered final judgment approving the settlement.
The settlement described above will be fully covered by insurance. However, the settlement will include a reservation of rights by the insurers against the Company for the unsatisfied portion of its self-insured retainer. As a result, the Company recorded an accrual as of September 30, 2024 for the amount of the unsatisfied retainer of approximately $1.1 million needed to bridge the $2.5 million retainer that the Company is liability for under its self-insured retention.
In March and April 2022, three different stockholders filed separate shareholder derivative lawsuits on behalf of the Company against Dr. Giljohann and Mr. Bock, Jeffrey L. Cleland, Elizabeth Garofalo, Bosun Hau, Bali Muralidhar, Andrew Sassine, Matthias Schroff, James Sulat and Timothy Walbert. The cases in the ordered filed are captioned Puri v. Giljohann, et al., Case No. 1:22-cv-01083; Sim v. Giljohann, et al., Case No. 1:22-cv-01217; and Stourbridge Investments LLC v. Exicure, Inc. et al., Case No. 1:22-cv-00526. Complaints in these cases (collectively, the “Derivative Complaints”) assert, among other things, that the Company included false or misleading statements in its proxy statement for its 2021 Annual Meeting of Stockholders, also alleging certain breaches of fiduciary duties. The Derivative Complaints seek contribution from Dr. Giljohann and Mr. Bock under federal securities laws. The Puri and Stourbridge complaints further assert for a variety of related state law claims, including unjust enrichment, abuse of control, gross mismanagement, and corporate waste. Plaintiffs seek restitution for damages to the Company, attorneys’ fees, costs, and expenses, as well stockholder adoption of certain board oversight measures.
On March 18, 2022, James McNabb, through counsel, sent a written demand to the Company (the “Demand Letter”) demanding that the Board of Directors investigate certain allegations and commence proceedings on the Company’s behalf against certain of the Company’s officers and directors for alleged breaches of fiduciary duties and corporate waste. The Derivative Complaints and Demand Letter are currently stayed, and the Company is engaged in settlement discussions with plaintiffs’ counsel regarding these matters.
On October 3, 2023, a former employee filed a complaint against the Company and its executives related to the former employee’s separation from the Company. The parties proceeded with paper discovery and this matter did not settle at an in-person settlement conference on July 17, 2024. As a result, we are in the discovery phase of this litigation. The parties exchanged discovery and a status conference was held on February 11, 2025, wherein opposing counsel asserted alleged various discovery deficiencies. The parties are working through these alleged discovery deficiencies and anticipate deposing the plaintiff as well as witnesses on behalf of the Company and the individual defendants themselves in the coming months.
Leases
Refer to Note 7, Leases, for a discussion of the commitments associated with the Company’s lease agreements.
15. Related-Party Transactions
Pursuant to a Consulting Agreement, effective as of September 25, 2022, between the Company and Alta Companies LTD (“Alta”), the Company paid Alta $218 on February 27, 2023 for a consulting fee earned as a result of the September 2022 PIPE closing. Paul Kang, a director of the Company since February 2023 and former CEO of the Company, is the President of Alta. There were no related party transactions with Alta in 2024. Refer to the subsequent event in Footnote 17.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Also, refer to the Note and the DGP Note in Footnote 6.
16. License and Purchase Agreements
License Agreement

On February 5, 2024, the Company entered into a patent license agreement to develop cavrotolimod for potential treatment for hepatitis with a private clinical stage biopharmaceutical company. Under the terms of the agreement, this biopharmaceutical company will receive an exclusive license in the field of hepatitis to all of the Company’s relevant patents. $500 was paid to the Company after the execution of this agreement. This payment was recognized as revenue in accordance with ASC 606, Revenue from Contracts with Customers. The Company will also be entitled to modest royalties on future net sales on all licensed technology during the term of the licensed patents. The Company determined that the amount of variable consideration would be constrained until the period the uncertainty related to the consideration is relieved. This patent license agreement was assigned to, and assumed by, the purchaser pursuant to this purchase agreement, but any royalties would be passed through to the Company.

Purchase Agreement

On September 27, 2024, the Company entered into and closed the sale of certain assets pursuant to an Asset Purchase Agreement (the “Purchase Agreement”). The assets sold to the purchaser consist of the Company’s historical biotechnology intellectual property and other assets and include the Company’s spherical nucleic acid-related technology, research and development programs, and clinical assets (the “Sold Assets”). The Company will receive gross proceeds of $1,500 from the sale of the Sold Assets. The gross proceeds were recognized as other income. The Company will be entitled to royalties and license fees in connection with future sales or licenses derived from the Sold Assets for a period of 10 years as set out in further detail in the purchase agreement. The Company determined that the amount of variable consideration would be constrained until the period the uncertainty related to the consideration is relieved. The Company received $150 in September, $550 in October, and $400 in December. The remaining $400 will be received in March.

Licenses of intellectual property: If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from consideration allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the licenses. For licenses that are combined with other promises, the Company utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

Milestone payments: At the inception of each arrangement that includes development milestone payments, the Company evaluates the probability of reaching the milestones and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur in the future, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received and therefore revenue recognized is constrained as management is unable to assert that a reversal of revenue would not be possible. The transaction price is then allocated to each performance obligation on a relative standalone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect collaboration revenues and earnings in the period of adjustment. To date, the Company has not recognized any milestone payment revenue from any of its collaboration agreements.

EXICURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Royalties: For arrangements that include sales-based royalties, including milestone payments based on levels of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue resulting from any of its collaboration agreements.

17. Subsequent Events
GPCR Share Purchase Agreement
On January 19, 2025, the Company entered into a Share Purchase Agreement with GPCR Therapeutics Inc, a Korean corporation, (“GPCR”) pursuant to which the Company acquired from GPCR all of the issued and outstanding equity securities of GPCR Therapeutics USA Inc., a California corporation (“GPCR USA”). The transactions contemplated under the Share Purchase Agreement closed concurrently with execution. GPCR USA was, until immediately prior to closing under the Share Purchase Agreement, a wholly owned subsidiary of GPCR. The Company purchased GPCR USA’s six million common shares outstanding for $1.6 million. It is not yet known how much goodwill versus intangibles will be recognized. It is also not yet known the acquisition date fair value of the major classes of consideration transferred.
In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into a License and Collaboration Agreement (“L&C Agreement”) to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents. The L&C Agreement requires the Company to make milestone payments to GPCR upon the achievement of specific milestone events relating to clinical trials, marketing authorizations, and net sales, as well as for the Company to pay a recurring royalty payment based on 10% of net sales, as set forth in the L&C Agreement.
Termination of Chicago Lease Agreement
On February 14, 2025, the Company executed a Lease Termination Agreement with its landlord effective as of January 31, 2025. As a result of this early termination for the Chicago lease that expired in June 2030, the Company vacated the Chicago office and stopped any further amounts owed to its landlord. There were no additional fees or costs related to the early termination. The Company expects to recognize a $6 million gain in the first quarter of 2025 related to this early termination.
Common Stock Purchase Agreement
On February 14, 2025, the Company entered into a Common Stock Purchase Agreement with Shin Chang Partners and RMS0718 Co., Ltd. (the “Purchasers”), pursuant to which the Company agreed to issue and sell to each of the Purchasers 145,454 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $5.50 per share for gross proceeds of approximately $2 million.
Consulting Agreement
Pursuant to a Consulting Agreement, effective as of February 27, 2025, between the Company and Alta, the Company entered into a Consulting Agreement with Paul Kang, a director of the Company since February 2023, and the former CEO of the Company,

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$10,420	$12,508
Other receivable	172	521
Prepaid expenses and other current assets	713	644
Total current assets	11,305	13,673
Other noncurrent assets	1,449	1,357
Property and equipment, net	565	26
Right-of-use asset	237	—
Intangible asset	3,784	—
Goodwill	3,340	—
Total assets	$20,680	$15,056
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,210	$1,031
Accrued expenses and other current liabilities	2,679	2,040
Total current liabilities	3,889	3,071
Lease liability, noncurrent	27	5,213
Contingent consideration	5,382	—
Total liabilities	9,298	8,284

Commitments and Contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, March 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 6,317,771 issued and outstanding, March 31, 2025; 6,026,841 issued and outstanding, December 31, 2024	1	1
Additional paid-in capital	207,635	206,035
Accumulated deficit	(196,254)	(199,264)
Total stockholders’ equity	11,382	6,772
Total liabilities and stockholders’ equity	$20,680	$15,056
See accompanying notes to the unaudited condensed consolidated financial statements.

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue:
Revenue	$ —	$ 500
Total revenue	—	500
Operating expenses:
Research and development expense	808	—
General and administrative expense	2,217	1,336
Gain on early lease termination	(5,974)	—
Total operating expenses	(2,949)	1,336
Operating income (loss)	2,949	(836)
Other income (expense), net:
Dividend income	27	4
Interest income	5	3
Gain on settlement of accounts payables	191	—
Change in fair value of contingent liability	(136)	—
Other expense, net	(26)	—
Total other income, net	61	7
Net income (loss) before provision for income taxes	3,010	(829)
Provision for income taxes	—	—
Net income (loss)	$ 3,010	$ (829)

Net income (loss) per common share: *
Basic	$ 0.49	$ (0.48)
Diluted	$ 0.49	$ (0.48)

Weighted-average common shares outstanding:
Basic	6,172,268	1,730,201
Diluted	6,182,679	1,730,201
* reflects a one-for-five (1:5) reverse stock split effected on August 27, 2024

See accompanying notes to the unaudited condensed consolidated financial statements.

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except shares)

	Common Stock
	Shares	$	Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders' Equity
Balance at January 1, 2025	6,026,841	$ 1	$ 206,035	$ (199,264)	$ 6,772
Vesting of restricted stock units	22	—	—	—	—
Issuance of common stock, net	290,908	—	1,600	—	1,600
Net income	—	—	—	3,010	3,010
Balance at March 31, 2025	6,317,771	$ 1	$ 207,635	$ (196,254)	$ 11,382

See accompanying notes to the unaudited condensed consolidated financial statements.

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except shares)

	Common Stock
	Shares *	$	Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders' Equity
Balance at January 1, 2024	1,832,988	$ —	$ 192,594	$ (189,563)	$ 3,031
Equity-based compensation	—	—	5	—	5
Vesting of restricted stock units	40	—	—	—	—
Net loss	—	—	—	(829)	(829)
Balance at March 31, 2024	1,833,028	$ —	$ 192,599	$ (190,392)	$ 2,207
* reflects a one-for-five (1:5) reverse stock split effected on August 27, 2024

See accompanying notes to the unaudited condensed consolidated financial statements.

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$ 3,010	$ (829)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	61	7
Equity-based compensation	—	5
Amortization of right-of-use asset	47	194
Change in fair value of contingent consideration	136	—
Gain on early lease termination	(5,974)	—
Gain on settlement of accounts payables	(191)	—
Loss on disposal of assets	26	—
Changes in operating assets and liabilities:
Other receivable	1,339	—
Prepaid expenses and other current assets	59	218
Accounts payable	(427)	194
Accrued expenses	316	(43)
Other liabilities	—	(196)
Net cash used in operating activities	(1,598)	(450)
Cash flows from investing activities:
Acquisition of GPCR Therapeutics USA Inc.	(2,090)	—
Net cash used in investing activities	(2,090)	—
Cash flows from financing activities:
Proceeds from common stock offering	1,600	—
Net cash provided by provided by financing activities	1,600	—

Net decrease in cash, cash equivalents, and restricted cash	(2,088)	(450)
Cash, cash equivalents, and restricted cash - beginning of period	12,508	2,016
Cash, cash equivalents, and restricted cash - end of period	$ 10,420	$ 1,566

See accompanying notes to the unaudited condensed consolidated financial statements.

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)

	Three Months Ended March 31,
	2025	2024
Supplemental disclosure of cash flow information
Non-cash investing activities:
Reclass prepaid expenses from noncurrent to current	$ 107	$ —

See accompanying notes to the unaudited condensed consolidated financial statements.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
1. Description of Business, Basis of Presentation and Going Concern
Description of Business
Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. In September 2022, the Company announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that the Company was exploring strategic alternatives to maximize stockholder value. In 2024, the Company entered into a licensing agreement for patents related to one of our historical drug candidates, and received a small, one-time payment and an entitlement to only modest royalties on future sales of the licensed technology that was not material. The Company then sold some of its samples related to the licensed product. Also in 2024, the Company entered into a sale agreement to sell our historical biotechnology intellectual property and other assets pursuant to the purchase agreement. The Company continues to engage in a broader exploration of strategic alternatives, including but not limited to private company acquisitions, raising additional capital, strategic partnerships, some combination of these, and other arrangements that are in management’s view worth exploring.
On January 19, 2025, the Company entered into a share purchase agreement (“Share Purchase Agreement”) with GPCR Therapeutics Inc, a Korean corporation, (“GPCR”), pursuant to which we acquired from GPCR all of the issued and outstanding equity securities of its then-subsidiary, GPCR Therapeutics USA Inc., a California corporation (“GPCR USA”). Upon closing under the Share Purchase Agreement, the Company purchased all of GPCR USA’s six million (6,000,000) common shares that were issued and outstanding for $1.6 million, causing GPCR USA to become a wholly owned subsidiary of Exicure.
In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into a License and Collaboration Agreement to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents (the “License and Collaboration Agreement”). The License and Collaboration Agreement requires the Company to make milestone payments to GPCR upon the achievement of specific milestone events relating to clinical trials, marketing authorizations, and net sales, as well as for the Company to pay a recurring royalty payments, as set forth in the agreement.
GPCR USA has an ongoing Phase 2 clinical trial focused on blood cancer patients, particularly those eligible for hematopoietic stem cell transplantation, commonly referred to as bone marrow transplant. Its current clinical trial involves the combined administration of GPC-100 (a small molecule antagonist with a high binding affinity to a chemokine receptor) and propranolol (a beta-blocker drug that affects the heart and circulation) for mobilization of stem cells in Multiple Myeloma patients. GPCR USA plans to complete the administration of GPC-100 to 20 patients in the second quarter of 2025 and aims to announce the clinical trial results during the fourth quarter of 2025.
On March 26, 2025, the Company formed KC Creation Co., Ltd. (“KC Creation”), a wholly-owned South Korean subsidiary. It was established based on the future growth strategies, such as a collaboration with GPCR USA and Korean bio-platform companies, response to ESG trends by development of infrastructure based on eco-friendly renewable energy, and diversification of business and utilization of global growth potential of Korean entertainment content. These business lines are designed to enhance the Company’s mid- and long-term value through investment recovery potential and brand synergy.
Throughout these unaudited condensed consolidated financial statements, the terms the “Company,” and “Exicure” refer to Exicure, Inc.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements as of March 31, 2025 and December 31, 2024, and for the three months ended March 31, 2025 and 2024, have been presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and with instructions to Form 10-Q and Article 10 of Regulation S-X under the Exchange Act.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of Exicure and its wholly owned subsidiaries, Exicure Operating Company, GPCR USA, and KC Creation. All intercompany transactions and accounts are eliminated in consolidation.
Reverse Stock Split
After obtaining stockholder approval at an August 15, 2024 Special Meeting of Stockholders and a written Board consent dated August 20, 2024, the Company effected a reverse stock split of its Common Stock on August 27, 2024 at a ratio of 1-for-5 as of 5:00 p.m. Eastern Time. No fractional shares were issued in connection with the reverse stock split. Stockholders of record who would otherwise be entitled to receive a fractional share received a full share in lieu thereof. An additional 102,837 shares were issued as a result of the fractional shares rounded up. All information presented in the accompanying unaudited condensed consolidated financial statements, unless otherwise indicated herein, assumes a 1-for-5 reverse stock split of Common Stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth herein have been adjusted to give effect to such assumed reverse stock split.
Unaudited Interim Financial Information
The financial statements provided herewith are unaudited. Such statements include interim condensed consolidated balance sheet as of March 31, 2025, the interim condensed consolidated statements of operations for the three months ended March 31, 2025 and 2024, the interim condensed consolidated statements of changes in stockholders’ equity for the three months ended March 31, 2025 and 2024, and the interim condensed consolidated statements of cash flows for the three months ended March 31, 2025 and 2024 are unaudited. In the opinion of management, the interim unaudited condensed consolidated financial statements have been prepared on the same basis as the annual audited financial statements and with instructions to Form 10-Q and Article 10 of Regulation S-X under the Exchange Act; and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2025, the results of its operations for the three months ended March 31, 2025 and 2024, and the results of its cash flows for the three months ended March 31, 2025 and 2024. The financial data and other information disclosed in these notes related to the three months ended March 31, 2025 and 2024 are unaudited. The results for the three months ended March 31, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025, or any other interim periods, or any future year or period. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2024, included in the Company’s corresponding Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 18, 2025 (the “Annual Report”).
Going Concern
At each reporting period, the Company evaluates whether there are conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date that the financial statements are issued. The Company is required to make certain additional disclosures if it concludes substantial doubt exists that is not alleviated by the Company’s plans or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern for a period of one year after the date that the financial statements are issued. As of March 31, 2025, the Company expects to incur significant expenses and negative cash flows for the foreseeable future. As of March 31, 2025, the Company’s cash and cash equivalents were $10,420. Management believes that the Company’s existing cash and cash equivalents are insufficient to continue to fund its operating expenses, and additional funding is needed. There can be no assurance that such additional financing will be available and, if available, can be obtained on acceptable terms.
Management believes that, given the Company’s current cash position, operating plans and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Additional financing will be needed to fund our ongoing operations, support of GPCR USA’s operations, and exploration of strategic alternatives and pursuing any alternatives that we identify.
The accompanying unaudited condensed consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
2. Significant Accounting Policies
The Company’s significant accounting policies are disclosed in the audited consolidated financial statements and the notes thereto, which are included in the in the Annual Report on Form 10-K (the “Annual Report”) for the year ended December 31, 2024 filed with the SEC on March 18, 2025. Since the date of those audited consolidated financial statements, there have been no material changes to the Company’s significant accounting policies.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which it believes are reasonable in the circumstances and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a significant effect on the Company’s financial position, results of operations or cash flows. Actual results in future periods could differ from those estimates.
Acquisition Accounting
The fair value of the consideration exchanged in a business combination is allocated to tangible assets and identifiable intangible assets acquired and liabilities assumed at acquisition date fair value. Goodwill is measured as the excess of the consideration transferred over the net fair value of identifiable assets acquired and liabilities assumed. The accounting for an acquisition involves a considerable amount of judgment and estimation. Cost, income, market or a combination of approaches may be used to establish the fair value of consideration exchanged, assets acquired, and liabilities assumed, depending on the nature of those items. The valuation approach is determined in accordance with generally accepted valuation methods. Key areas of estimation and judgment may include the selection of valuation approaches, cost of capital, market characteristics, cost structure, impacts of synergies, and estimates of terminal value, among other factors.
While the Company uses estimates and assumptions as part of the purchase price allocation process to estimate the fair value of assets acquired and liabilities assumed, estimates are inherently uncertain and subject to refinement.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of the purchase price of an acquired business over the amount assigned to the assets acquired and liabilities assumed. The Company’s indefinite-lived intangible assets, which consist of in-process research and development (“IPR&D”), acquired in the GPCR USA acquisition were recorded at fair value on their acquisition date. Goodwill is required to be evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the asset may be impaired. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If the entity determines that this threshold is met, then the company may apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The company determines fair value through multiple valuation techniques and weights the results accordingly. The company is required to make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of its reporting units. The company has elected to perform its annual goodwill impairment review on December 31 of each year.
Contingent consideration
Contingent consideration relates to the potential payment for an acquisition that is contingent upon the achievement by the acquired business of revenue targets. The acquisition of GPCR USA included a contingent consideration arrangement that requires additional consideration to be paid by the Company to GPCR based on the License and Collaboration Agreement. The Company recorded contingent consideration at fair value based on the consideration expected to be transferred. For potential payments related to target achievements, the Company estimated the fair value based on the probability of achievement of such milestones. The assumptions utilized in the calculation of the fair value include the probability assessments of the completion of specific milestones and annual net sales of GPC-100 products in the future and the volatility of these milestones, appropriately discounted considering the uncertainties associated with the obligation. The contingent consideration was recorded as a long-term liability and is remeasured each reporting period, and subsequent changes in fair value are recognized within other income (expense) in the Company’s Statement of Operations.
Recent Accounting Pronouncements
In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income -Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” The standard requires that public business entities disclose additional information about specific expense categories in the notes to financial statements for interim and annual reporting periods. The standard will become effective for us for our fiscal year 2027 annual financial statements and interim financial statements thereafter and may be applied prospectively to periods after the adoption date or retrospectively for all prior periods presented in the financial statements, with early adoption permitted. The Company plans to adopt the standard when it becomes effective in our fiscal year 2027 annual financial statements, and the Company is currently evaluating the impact this guidance will have on the disclosures included in the Notes to the Consolidated Financial Statements.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Update No. 2023-09 aims to enhance the transparency and decision usefulness of income tax disclosures. Update No. 2023-09 modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state, and foreign). Update 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. Update No. 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company has not yet adopted this standard for our fiscal year 2024 annual financial statements and is currently evaluating the impact this guidance will have on the disclosures included in the Notes to the Consolidated Financial Statements. See Note 10 – Income Taxes for further information.
3. Business Acquisition
On January 19, 2025, the Company acquired 100% of GPCR USA pursuant to the Share Purchase Agreement (the “Acquisition”). This Acquisition was accounted for under the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805. Under the acquisition method, the total purchase price of the acquisition is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed based on the fair values as of the date of the acquisition. Consideration transferred is the sum of the acquisition date fair values of the assets transferred, the liabilities incurred by the acquirer to the former owners of the acquiree, and the equity interests issued by the acquirer to the former owners of the acquiree. As noted above, the Company still needs to issue $0.5 million of its equity to GPCR per the License and Collaboration Agreement and that is recorded as a liability in accrued expenses. The total purchase price consideration consisted of the following:

Cash per Share Purchase Agreement	$ 1,635
Cash per License and Collaboration Agreement	500
Equity Consideration per License and Collaboration Agreement	500
Fair Value of Contingent Consideration	5,246
Total purchase price consideration	$ 7,881
The Company recorded the assets acquired and liabilities assumed as of the date of the Acquisition based on the information available at that date. The following table presents the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed as of the Acquisition date:

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Assets acquired:
Cash and cash equivalents	$ 45
Prepaid expenses and other current assets	1,013
Other noncurrent asset	198
Property and equipment	626
Right-of-use asset	285
Intangible assets	3,784
Goodwill	3,340
Total assets acquired	9,291
Liabilities assumed:
Accounts payable	606
Accrued expenses and other current liabilities	92
Operating lease liabilities, current and noncurrent	712
Total liabilities acquired	1,410
Net assets acquired	$ 7,881

4. Supplemental Balance Sheet Information
Prepaid expenses and other current assets

	March 31, 2025	December 31, 2024
Prepaid insurance	$ 521	$ 444
Lease costs	—	37
Prepaid professional fees	70	70
Prepaid software	45	61
Other	77	32
Prepaid expenses and other current assets	$ 713	$ 644
Property and equipment, net

	March 31, 2025	December 31, 2024
Scientific equipment	$ 506	$ 246
Computers and software	10	3
Furniture and fixtures	45	30
Leasehold Improvements	39	—
Auto	26	—
Property and equipment, gross	626	279
Less: accumulated depreciation and amortization	(61)	(253)
Property and equipment, net	$ 565	$ 26

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Depreciation and amortization expense was $61 and $7 for the three months ended March 31, 2025 and 2024, respectively. During the period ended March 31, 2025, the Company wrote off the $26 of property and equipment from the year ended December 31, 2024 and recognized a loss of $26 in the accompanying statement of operations.
Other noncurrent assets

	March 31, 2025	December 31, 2024
Prepaid insurance	1,449	1,357
Other noncurrent assets	$ 1,449	$ 1,357

Accrued expenses and other current liabilities

	March 31, 2025	December 31, 2024
Current lease liability	$ 592	$ 722
Accrued payroll-related expenses	40	—
Accrued litigation legal fee	1,085	1,138
Accrued separation agreement	200	—
Accrued Registration Delay Payments	201	—
Accrual for equity issuance per License Agreement	500	—
Accrued other expenses	61	180
Accrued expenses and other current liabilities	$ 2,679	$ 2,040

5. Leases
Redwood City Lease
The Company’s lease arrangements at March 31, 2025 consist of a sublease for office space at its headquarters in Redwood City, California that commenced in July 2022 (the “Redwood Sublease”). The Redwood Sublease is classified as an operating lease.
GPCR USA is subleasing approximately 8,392 square feet of office space in Redwood City, California for its operations that began on July 15, 2022. This 45-month sublease is an operating lease agreement that ends on April 14, 2026. The monthly base rent during the remaining term is approximately $50 for the first six months. Base rent thereafter is subject to an increase of 3% over the remaining nine months.
Because the rate implicit in this lease was not readily determinable, the Company used a third party to calculate its incremental borrowing rate of 6.3% on the Commencement Date to determine the fair value of the lease payments over the remaining term. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The Company recognized the right of use asset at its fair value of $285 and a related lease liability of $712 on the date of the Acquisition.
Chicago Lease
On February 13, 2025, the Company executed a Lease Termination Agreement with its landlord related to the Chicago, Illinois lease effective as of January 31, 2025 (the “Chicago Lease ”). As a result of this early termination for the Chicago Lease that commenced on July 1, 2020 and would have ended on June 30, 2030, the Company vacated the Chicago office (the “Premises”) and stopped paying any further amounts owed to its landlord. There

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
were no additional fees or costs related to the early termination. The Company recognized a $6 million gain in the first quarter of 2025 related to this early termination.
The following table summarizes lease costs in the Company’s unaudited condensed consolidated statement of operations:

	Three Months Ended March 31,
	2025	2024
Operating lease costs	$ 146	$ 143
Variable lease costs	87	120
Short term lease costs	—	11
Total lease costs	$ 233	$ 274
The Company made cash payments for operating leases $109 and $0 during the three months ended March 31, 2025 and 2024, respectively, for the Chicago Lease. The Company made cash payments for operating leases $0 during the three months ended March 31, 2025 for the Redwood Sublease, amounts owed related to the Redwood Sublease are included in accounts payable as of March 31, 2025.
Sublease of the Chicago Premises
The Company entered into a sublease agreement with Cyclopure, Inc. (the “Subtenant”) to sublease approximately 57% of the Premises related to the Chicago Lease pursuant to that certain sublease agreement dated as of May 4, 2023 (the “Sublease Agreement”). The term of this Sublease Agreement began on May 15, 2023 and would have ended on June 30, 2030, the expiration date of the Chicago Lease. The first three months under the Sublease Agreement were rent free. Beginning August 15, 2023, the Company began charging the Subtenant for 57% of the base rent under the Chicago Lease, and the subtenant was responsible for its pro rata share of operating expenses and taxes payable. In 2024, the Company did not receive payment from the Subtenant as the Subtenant paid the Company’s landlord directly. The Company received sublease receipts of $173 during the three months ended March 31, 2024 that was recorded in the Company’s condensed consolidated statement of operations.
On April 8, 2025, the Company and the Subtenant entered into a Sublease Termination Agreement in which the parties agreed to terminate the Sublease Agreement effective as of November 30, 2024 and release each other from any liabilities, obligations or responsibilities arising under or in connection with the Sublease Agreement or the subleased Premises upon the Subtenant’s payment of $121, which was received on April 14, 2025.
6. Debt
On May 3, 2024, the Company executed a promissory note (the “Note”) and subsequently received a loan in the amount of $300 from an individual investor. All principal and accrued interest were due and payable on the earlier of (i) May 3, 2025 or (ii) upon an event of default, at such time, such amounts declared by the investor would become due and payable by Company. Interest accrued on this Note at 6.0% per annum and was payable at maturity. The Note was converted into stock in connection with the September 12, 2024 exchange described below.
On June 3, 2024, the Company executed another promissory note (“DGP Note”) and subsequently received a loan in the amount of $700 from DGP Co., Ltd. (“DGP”), a related party. All principal and accrued interest were due and payable on the earlier of (i) March 25, 2025 or (ii) upon an event of default, at such time, such amounts declared by the investor would become due and payable by Company. Interest accrued on this DGP Note at 6.0% per annum and was payable at maturity. The DGP Note was converted into stock in connection with the September 12, 2024 exchange described below.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
On September 12, 2024, the Company executed two Debt for Equity Exchange Agreements converting the existing debt and related interest described above into shares of its Common Stock. The Company exchanged in full satisfaction of the principal and accrued interest obligations on the Note into 101,991 of its Common Stock shares. The Company exchanged in full satisfaction of the principal and accrued interest obligations on the DGP Note into 237,223 shares of its Common Stock. As this was considered a troubled debt restructuring with a related party, the difference between fair value and book value was recognized within additional paid in capital.
7. Stockholders’ Equity
Preferred Stock
As of March 31, 2025 and December 31, 2024, the Company had authorized 10,000,000 shares of preferred stock, par value $0.0001 and with no shares issued and outstanding.
Common Stock
As of March 31, 2025 and December 31, 2024, the Company had authorized 200,000,000 shares of Common Stock, par value $0.0001. As of March 31, 2025 and December 31, 2024, the Company had 6,317,771 and 6,026,841 shares issued and outstanding, respectively.
The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders, and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably any dividends that may be declared from time to time by the Board out of funds legally available for that purpose. In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Common Stock. The outstanding shares of Common Stock are fully paid and non-assessable.
Common Stock Purchase Agreements
In an agreement dated November 6, 2024 and executed on November 12, 2024, the Company entered into a common stock purchase agreement (the “Initial Common Stock Purchase Agreement”) with HiTron Systems Inc. (“HiTron”), pursuant to which the Company agreed to issue and sell to HiTron 433,333 shares (the “Initial Shares”) of Common Stock, at a purchase price of $3.00 per share, or approximately $1.3 million total.
On November 13, 2024, in a subsequent agreement (the “Subsequent Common Stock Purchase Agreement”), the Company agreed to sell and issue to HiTron 2,900,000 additional shares of Common Stock for $8.7 million, at a purchase price of $3.00 per share (the “Subsequent Purchase”). The Subsequent Common Stock Purchase Agreement provided HiTron with the right to nominate additional members of the Board in proportion to its equity interest, subject to approval by the Board and compliance with SEC and Nasdaq rules.
On December 9, 2024, the Company entered into a Common Stock Purchase Agreement with SangSangIn Investment & Securities Co., Ltd. (“SangSang”), pursuant to which, on December 12, 2024, the Company issued and sold to SangSang 433,332 shares of Common Stock, at a purchase price of $4.61 per share.
On December 10, 2024, the Company entered into a common stock purchase agreement (the “MIRTO Purchase Agreement”) with MIRTO Co., LTD. (“MIRTO”), pursuant to which the Company agreed to issue and sell to MIRTO 87,808 shares of its Common Stock, for an aggregate purchase price of approximately $405, at a purchase price per share of $4.61. The transactions under the MIRTO Purchase Agreement closed on December 24, 2024.
On February 14, 2025, the Company entered into a Common Stock Purchase Agreement with Shin Chang Partners and RMS0718 Co., Ltd., pursuant to which the Company agreed to issue and sell to each of these

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
purchasers 145,454 shares of Common Stock, for an aggregate purchase price of approximately $1.6 million, at a purchase price of $5.50 per share.
Registration Rights Agreements
In connection with the HiTron, SangSang, MIRTO, Shin Chang Partners and RMS0718 Co., Ltd. (the “Purchasers”), Common Stock Purchase Agreements, the Company entered into registration rights agreements (the “Registration Rights Agreements”) with each of the Purchasers, pursuant to which the Company agreed to register the resale of the shares of Common Stock purchased by these purchasers. Under the Registration Rights Agreements, the Company has agreed to file registration statements covering the resale of the shares no later than the sixth (60th) day following the applicable closing (the “Filing Deadline”). The Company has agreed to use reasonable best efforts to cause such registration statement to become effective as promptly as practicable after the filing thereof but in any event on or prior to the Effectiveness Deadline (as defined in these Registration Rights Agreements), and to keep such registration statement continuously effective until the earlier of (i) the date the shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction, or (ii) the date that is two (2) years following the applicable closing date. The Company has also agreed, among other things, to pay all reasonable fees and expenses (excluding any underwriters’ discounts and commissions and all fees and expenses of legal counsel, accountants and other advisors for the Purchasers except as specifically provided in these Registration Rights Agreements) incident to the performance of or compliance with these Registration Rights Agreements by the Company.
In the event a registration statement has not been filed within 90 days following the closing date, subject to certain limited exceptions, then the Company has agreed to make pro rata payments to the purchasers as liquidated damages in an amount equal to 0.5% of the aggregate amount invested by the respective purchasers in the shares per 30-day period or pro rata for any portion thereof for each such month during which such event continues, subject to certain caps set forth in the Registration Rights Agreements.
The Filing Deadline has passed for all these Registration Rights Agreements, however, and the Company is making its best efforts to file such registration statements as soon as reasonably possible. The Company paid $27 to CBI USA and accrued $191 to DGP pursuant to this provision as of December 31, 2024. On February 19, 2025, the Company received a waiver letter from DGP confirming they agreed to waive the outstanding $191 penalty amount owed to DGP and was recorded in other income in the Statement of Operations.
Common Stock Warrants
As of March 31, 2025 and December 31, 2024, warrants to purchase 10,022 shares of common stock at a price of $40.52 per share that were acquired in the December 2021 registered-direct offering transaction remain outstanding.
8. Segment Reporting
The Company manages our business activities on a consolidated basis and operate as a single operating segment: Biotechnology. The accounting policies of the Biotechnology segment are the same as those described in Note 2 – Summary of Significant Accounting Policies.
Our chief operating decision maker (“CODM”) is our Director, President and Chief Executive Officer, Andy Yoo. The CODM uses net loss, as reported on our Consolidated Statements of Comprehensive Income, in evaluating performance of the Biotechnology segment and determining how to allocate resources of the Company as a whole. The CODM does not review assets in evaluating the results of the Biotechnology segment, and therefore, such information is not presented.
The following table provides the operating financial results of our Biotechnology segment:

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Total revenues	$ —	$ 500
Significant segment expenses:
Research and development expense	808	—
General and administrative expense	2,217	1,336
(Gain) on lease termination	(5,974)	—
Total operating expenses	(2,949)	1,336
Interest and dividend income	32	7
Change in fair value of contingent liability	(136)	—
Other income	165	—
Total other income	61	7
Segment net income (loss)	$ 3,010	$ (829)

9. Income Taxes
The Company incurred pretax income in the three months ended March 31, 2025, but doesn’t expect to end the fiscal year with pretax income. The Company incurred pretax loss for the three months ended March 31, 2024, which consists entirely of loss in the United States and resulted in no provision for income tax expense during the periods then ended. The effective tax rate is 0% in each of the three months ended March 31, 2025 and 2024 because the Company will and has generated tax losses and has provided a full valuation allowance against its deferred tax assets.
10. Income (Loss) Per Common Share
Basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is calculated using the treasury share method by giving effect to all potentially dilutive securities that were outstanding. Potentially dilutive options, restricted stock units and warrants to purchase common stock that were outstanding for the three months ended March 31, 2025 were included in the diluted income per share calculation. As a result of the net loss for the three months ended March 31, 2024, all potentially dilutive shares in such periods were anti-dilutive, and therefore, excluded from the computation of diluted net loss per share.
The following is the computation of net income (loss) per common share for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	2024
Net income (loss)	$ 3,010	$ (829)

Weighted-average basic common shares outstanding	6,172,268	1,730,201
Dilutive effect of options, restricted stock units and warrants	10,411	—
Weighted-average diluted common shares outstanding	6,182,679	1,730,201

Net income (loss) per share:
Basic	$ 0.49	$ (0.48)
Diluted	$ 0.49	$ (0.48)

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

To the extent that securities are “anti-dilutive,” they are excluded from the calculation of diluted net income (loss) per share.

	As of March 31,
	2025	2024
Options to purchase common stock	131	2,340
Restricted stock units	164	466
Warrants to purchase common stock	10,022	10,022

11. Fair Value Measurements
ASC Topic 820, Fair Value Measurement, establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, as follows: Level 1 Inputs - unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date; Level 2 Inputs - other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and Level 3 Inputs - unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.
Assets and liabilities measured at fair value on a recurring basis as of March 31, 2025 are as follows:

	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$ 5,027	$ 5,027	$ —	$ —
Total financial assets	$ 5,027	$ 5,027	$ —	$ —

Liabilities
Contingent consideration	$ 5,382	$ —	$ —	$ 5,382
Total financial liabilities	$ 5,382	$ —	$ —	$ 5,382
Assumptions utilized in the valuation of Level 3 liabilities are described as follows:

	As of January 19, 2025 and March 31, 2025
Milestone	Probability Of Success	Payment Date	Discount Rate
1	24.6%	11/30/2025	9.69%
2	11.7%	12/31/2025	9.69%
3	10.8%	6/30/2028	9.69%
4	10.8%	6/30/2028	9.69%
5	10.8%	12/31/2030	14.69%
6	10.8%	12/31/2031	14.69%
7	10.8%	12/31/2032	14.69%

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
The following table sets forth a summary of the changes in the fair value of Level 3 contingent consideration that are measured at fair value on a recurring basis:

2025
Contingent consideration
Beginning balance, as of January 1	—
Contingent consideration assumed in the GPCR USA acquisition	5,246
Change in fair value of contingent consideration	136
Ending balance, as of March 31	$ 5,382
Cash and cash equivalents were measured using level 1 inputs as of March 31, 2025. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy during the year ended December 31, 2024 and year ended December 31, 2023. The carrying amount of the Company’s receivables and payables approximate their fair value due to their maturity.
The Company uses the market approach and Level 1 and Level 2 inputs to value its cash equivalents and Level 2 inputs to value its short-term investments. The Company uses the market approach and Level 3 inputs to value its liabilities. There were no liabilities measured at fair value on a recurring basis as of as of December 31, 2024.
12. Commitments and Contingencies
Legal Proceedings
The Company and certain of its current and former officers and directors were defendants in Colwell v. Exicure, Inc. et al., a securities class action in the United States District Court for the Northern District of Illinois (Case No. 1:21-cv-06637) (the “Securities Class Action”). On May 26, 2023, plaintiffs filed a second amended complaint generally alleging that the defendants made false statements about the results of experiments concerning the drug XCUR-FXN and asserting claims for violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act and Rule 10b-5 thereunder. On October 8, 2024, the court granted preliminary approval of the settlement in the Securities Class Action and set a schedule for final approval proceedings, including a final approval hearing on January 13, 2025. On January 13, 2025, the court entered final judgment approving a settlement of this litigation, which settlement included a $5.625 million payment.
The settlement described above will be fully covered by insurance. However, the settlement includes a reservation of rights by the insurers against the Company for the unsatisfied portion of its self insured retainer. As a result, the Company recorded an accrual as of September 30, 2024 for the amount of the unsatisfied retainer of approximately $1.1 million needed to bridge the $2.5 million retainer that the Company is liable for under its self insured retention .
Three related stockholder derivative lawsuits were filed against certain of the Company’s current and former officers and directors and against the Company as a nominal defendant between March and April 2022 in the United States District Court for the Northern District of Illinois (Puri v. Giljohann, et al. (Case No. 1:22-cv-01083); Sim v. Giljohann, et al. (Case No. 1:22-cv-01217)); and the United States District Court for the District of Delaware (Stourbridge Investments LLC v. Exicure, Inc. et al., Case No. 1:22-cv-00526)) (collectively, the “Derivative Complaints”).
On March 18, 2022, James McNabb, through counsel, sent a written demand to the Company (the “Demand Letter”) demanding that the Board investigate certain allegations and commence proceedings on the Company’s behalf against certain of the Company’s officers and directors for alleged breaches of fiduciary duties and corporate waste. The Derivative Complaints and the Demand Letter are currently stayed, and the Company is engaged in settlement discussions with plaintiffs’ counsel regarding these matters.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
On October 3, 2023, a former employee filed a complaint against the Company and its executives related to the former employee’s separation from the Company. The parties proceeded with paper discovery and this matter did not settle at an in-person settlement conference on July 17, 2024. As a result, we are in the discovery phase of this litigation. The parties exchanged discovery and a status conference was held on February 11, 2025, wherein opposing counsel asserted alleged various discovery deficiencies. The parties are working through these alleged discovery deficiencies and anticipate deposing the plaintiff as well as witnesses on behalf of the Company and the individual defendants themselves in the coming months.
We may also be a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of these ordinary course matters will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
Leases
Refer to Note 5, Leases, for a discussion of the commitments associated with the Company’s lease agreements.
13. Related-Party Transactions
On February 1, 2025, the Company and Paul Kang came to an understanding that they would execute an agreement by which Mr. Kang would provide transitional consulting services to the Company for the next 12 months. This Consulting Agreement between the Company and Alta Companies LTD (“Alta”) was executed on February 27, 2025. The Company paid Alta $99 after execution the agreement and began paying him $12.5 monthly in February 2025. Mr. Kang is the President of Alta and was a director and officer of the Company through early 2025. He was a director from February 2023 to March 2025, and he was the CEO of the Company from August 2023 to January 2025.
Also, refer to the Note and the DGP Note in Note 6.
14. License and Purchase Agreements
License Agreement
On February 5, 2024, the Company entered into a patent license agreement to develop cavrotolimod for potential treatment for hepatitis with a private clinical stage biopharmaceutical company. Under the terms of the agreement, this biopharmaceutical company will receive an exclusive license in the field of hepatitis to all of the Company’s relevant patents. $500 was paid to the Company after the execution of this agreement. This payment was recognized as revenue in accordance with ASC 606, Revenue from Contracts with Customers. The Company will also be entitled to modest royalties on future net sales on all licensed technology during the term of the licensed patents. The Company determined that the amount of variable consideration would be constrained until the period the uncertainty related to the consideration is relieved. This patent license agreement was assigned to, and assumed by, the purchaser pursuant to this purchase agreement, but any royalties would be passed through to the Company.

EXICURE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
15. Subsequent Events
Employment Agreement Updates
On June 6, 2025, the Board of the Company approved severance packages and adjustments to the annual base salaries of the Company’s Chief Executive Officer, Andy Yoo, and its Chief Financial Officer, Seung Ik Baik. Mr. Yoo’s salary was increased to $480, and Mr. Baik’s salary was increased to $300. If the Company terminates employment of Mr. Yoo or Mr. Baik without cause, Mr. Yoo’s termination will entitle him to receive severance equal to 24 months’ base salary, and Mr. Baik’s termination will entitle him to receive severance equal to 12 months’ base salary. All changes to employment agreements are effective as of April 1, 2025. No other changes were made to the compensation or employment agreements of Mr. Yoo or Mr. Baik.

5,164,595 Shares of Common Stock

Offered by the Selling Stockholders

PROSPECTUS

July 22, 2025